SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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GEVITY HR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 3, 2003
PROXY STATEMENT
ABOUT THE MEETING
SHAREHOLDER PROPOSALS
OUTSTANDING CAPITAL STOCK
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: ISSUANCE OF SERIES A PREFERRED STOCK
EXECUTIVE COMPENSATION
AUDIT COMMITTEE
STOCK PERFORMANCE CHART
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
SOLICITATION OF PROXIES
Items Incorporated by Reference
EXHIBIT B
EXHIBIT C
EXHIBIT D
EXHIBIT E

May 2, 2003

Dear Shareholder:

      On behalf of the board of directors and management of Gevity HR, Inc., we cordially invite you to attend the annual meeting of shareholders to be held on June 3, 2003, at our offices in Bradenton, Florida, commencing at 9:00 a.m., local time. At this meeting, you will be asked to elect two directors and to consider and vote upon a proposal to approve the issuance by Gevity of 30,000 shares of a newly-created series of its preferred stock to be designated as the “Series A Convertible, Redeemable Preferred Stock” and its conversion pursuant to its terms into our common stock. The purchase price for the Series A Convertible, Redeemable Preferred Stock will be $1,000 per share for an aggregate purchase price of $30 million and the shares will be convertible into shares of our common stock at an initial conversion price per share of $5.44.

      Your vote is very important. Regardless of whether you plan to attend the annual meeting, you are requested to mark, sign, date and promptly return the enclosed proxy in the envelope provided. If you attend the annual meeting, you may vote in person even if you have previously mailed a proxy card. We encourage you to vote your shares as soon as possible.

      Thank you for your continued support.

Sincerely,

Erik Vonk
Chairman of the Board and Chief Executive Officer

GEVITY HR, INC.

600 301 BOULEVARD WEST
SUITE 202
BRADENTON, FLORIDA 34205

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 3, 2003

To our valued shareholders:

      PLEASE TAKE NOTICE that the annual meeting of shareholders of Gevity HR, Inc. will be held on June 3, 2003, at 9:00 a.m., local time, at our offices located at 600 301 Boulevard West, Suite 202, Bradenton, Florida 34205 for the following purposes:

1.	to elect two Class I directors to serve until the annual meeting of shareholders in 2006 or until their successors are duly elected and qualified;

2.	to vote upon a proposal to approve (i) the issuance by Gevity of 30,000 shares of a newly-created series of preferred stock to be designated as the “Series A Convertible, Redeemable Preferred Stock” which is described in the accompanying proxy statement and will have the terms provided in the certificate of designation, a copy of which is attached as Exhibit A to the proxy statement, and (ii) the issuance by Gevity of shares of common stock upon conversion of the Series A Convertible, Redeemable Preferred Stock in accordance with the terms of the certificate of designation; and

3.	to transact such other business as may properly come before the meeting or an adjournment thereof.

      All shareholders are cordially invited to attend the annual meeting; however, only shareholders of record at the close of business on March 31, 2003, are entitled to notice of and to vote at the annual meeting or an adjournment of the meeting. A list of shareholders entitled to vote will be available at our offices located at 600 301 Boulevard West, Suite 202, Bradenton, Florida 34205, for ten (10) business days immediately preceding the meeting.

      PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. No postage is required if the proxy card is mailed in the United States. Prompt response by our shareholders will reduce the time and expense of solicitation.

By Order of the Board of Directors:

Gregory M. Nichols
Secretary

May 2, 2003

GEVITY HR, INC.

600 301 BOULEVARD WEST
SUITE 202
BRADENTON, FLORIDA 34205

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 3, 2003

      Gevity HR, Inc., a Florida corporation, furnishes this proxy statement to our shareholders in connection with the solicitation on behalf of our board of directors of proxies to be voted at the annual meeting of our shareholders to be held June 3, 2003. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to us before the meeting, and not revoked. You may revoke the proxy at any time before it is exercised. The approximate date on which this proxy statement and the enclosed proxy card will first be sent to shareholders is May 2, 2003.

      We have enclosed our 2002 annual report, which includes our annual report on Form 10-K for the year ended December 31, 2002. Except for those portions of the annual report on Form 10-K incorporated into this proxy statement as described under “Financial and Other Information” on page 22, neither the 2002 annual report nor the annual report on Form 10-K constitutes a part of the proxy solicitation material.

ABOUT THE MEETING

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting of shareholders. Abstentions and broker non-votes will be treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. In deciding all questions, a holder of common stock is entitled to one vote, in person or by proxy, for each share held in the shareholder’s name on the record date.

      You are being asked to vote on two proposals. One proposal is to elect two Class I directors. To be elected a director, each nominee must receive a plurality of all the votes cast at the meeting for the election of directors. If a quorum is present, any abstentions or broker non-votes will have no effect on the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote for the election in such nominee’s stead of any other person our board of directors may recommend.

      The other proposal is for the approval of (i) the issuance by us of 30,000 shares of a newly-created series of preferred stock designated as the “Series A Convertible, Redeemable Preferred Stock,” as described in this proxy statement, and which will have the terms provided in the Certificate of Designation of Series A Convertible, Redeemable Preferred Stock of Gevity HR, Inc. (the “Certificate of Designation”), a copy of which is attached to this proxy statement as Exhibit A, and (ii) the issuance by us of shares of our common stock upon conversion of the Series A Convertible, Redeemable Preferred Stock in accordance with the terms of the Certificate of Designation. Approval of the issuance of the Series A Convertible, Redeemable Preferred Stock and our common stock upon conversion thereof requires the affirmative vote of a majority of the shares present and entitled to vote at the meeting. Abstentions will have the same effect as negative votes on such approval, but broker non-votes will have no effect on the approval of such proposal.

      Where shareholders have appropriately specified how their proxies are to be voted, the proxies will be voted accordingly. If any other matter or business is brought before the annual meeting, the proxy holders may vote the proxies at their discretion. Our board of directors does not presently know of any such other matter or business.

      The accompanying proxy, unless the shareholder otherwise specifies therein, when executed and returned to us will be voted (i) FOR the election as directors of the persons designated under the caption “Election of Directors — Nominees for Director”, (ii) FOR the approval of the issuance of 30,000 shares of Series A

Convertible, Redeemable Preferred Stock and of shares of our common stock upon conversion of the Series A Convertible, Redeemable Preferred Stock in accordance with the terms of the Certificate of Designation, and (iii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof.

SHAREHOLDER PROPOSALS

      You are notified that if you wish to provide a proposal to be included in our proxy statement and form of proxy relating to the 2004 annual meeting of shareholders, a written copy of your proposal must be received by us at our principal offices c/o Gregory M. Nichols, Secretary and General Counsel, Gevity HR, Inc., 600 301 Boulevard West, Suite 202, Bradenton, Florida 34205, prior to the close of business on January 2, 2004.

      For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at our 2004 annual meeting, the rules of the Securities and Exchange Commission permit the proxy or proxies designated by us to vote such proxies in their discretion if we:

•	receive notice of the proposal before the close of business on March 18, 2004, and advise shareholders in the 2004 proxy statement about the nature of the matter and how we intend to vote on such matter; or

•	do not receive notice of the proposal prior to the close of business on March 18, 2004.

OUTSTANDING CAPITAL STOCK

      The record date for shareholders entitled to notice of, and to vote at, the 2003 annual meeting of shareholders is the close of business on March 31, 2003. At the close of business on that date, we had issued and outstanding and entitled to vote at the annual meeting 20,955,793 shares of common stock.

      The following table sets forth the beneficial ownership of our common stock as of March 31, 2003, by each director, nominee for director, and executive officer named in the summary compensation table on page 25 of this proxy statement; by each beneficial owner of more than 5% of our outstanding common stock; and by our directors and executive officers as a group.

		Number of
		Shares		Percent of
		Beneficially		Outstanding
Name	Address	Owned(1)		Shares

Charles S. Craig	Two Soundview Dr Greenwich, CT 06830	4,863,734	(2)	23.3%
Paribas	Equitable Tower 787 7th Avenue New York, NY 10019	2,035,206	(3)	9.7
Strong Capital Management, Inc.	100 Heritage Reserve Menomonee Falls, WI 53051	1,059,330	(4)	5.1
John E. Panning	600 301 Boulevard West, Suite 202 Bradenton, FL 34205	580,068	(5)	2.8
George B. Beitzel	29 King Street Chappaqua, NY 10514	455,066	(6)	2.2
Erik Vonk(7)	600 301 Boulevard West, Suite 202 Bradenton, FL 34205	415,562	(8)	2.0
James F. Manning(9)	4 Hilltop Road South Norwalk, CT 06854	351,978	(10)	1.7
Lisa J. Harris	600 301 Boulevard West, Suite 202 Bradenton, FL 34205	225,258	(11)	1.1

		Number of
		Shares		Percent of
		Beneficially		Outstanding
Name	Address	Owned(1)		Shares

Elliot B. Ross	23500 Merchantile, Suite A Beechwood, OH 44122	122,011	(12)	0.6
Jonathan H. Kagan	30 Rockefeller Plaza 48th Floor New York, NY 10020	118,728	(13)	0.6
Michael W. Ehresman	600 301 Boulevard West, Suite 202 Bradenton, FL 34205	46,500	(14)	0.2
Gregory M. Nichols	600 301 Boulevard West, Suite 202 Bradenton, FL 34205	45,500	(15)	0.2
Darcy E. Bradbury	630 5th Avenue Suite 2600 New York, NY 10111	40,000	(16)	0.2
Robert Minkhorst(17)	600 301 Boulevard West, Suite 202 Bradenton, FL 34205	10,000		0.1
Directors and executive officers as a group		7,274,405	(18)	35.0

(1)	Unless otherwise stated, the beneficial owner has sole voting and investment power over the shares indicated. References in the footnotes below to currently exercisable employee stock options include options exercisable within 60 days of March 31, 2003.

(2)	Includes 1,346 shares held by Mr. Craig’s SEP plan; 2,739 shares held by his rollover IRA; and 3,059,501 shares held by the C.S. Craig Family Limited Partnership. The sole general partner of the partnership is Craig Family Holdings, LLC, of which Mr. Craig is the sole member. Also includes 752,397 shares held by the 11/24/87 Trust FBO KC Craig; 752,397 shares held by the 12/17/86 Trust FBO NH Craig, with respect to which Mr. Craig shares voting and investment power. Also includes 139,176 shares, which Mr. Craig has the right to acquire through currently exercisable employee stock options.

(3)	Includes 1,323,521 shares held by Paribas Principal, Inc. and 212,500 shares held by Paribas North America, Inc. The foregoing information is based upon the information contained in Amendment 6 to Schedule 13D filed with the Securities and Exchange Commission by Paribas on August 10, 2000.

(4)	Includes 1,053,560 shares for which Strong Capital Management, Inc. and Richard S. Strong share voting power and 1,059,330 shares for which Strong Capital Management, Inc. and Richard S. Strong share dispositive power. The foregoing information is based upon the information contained in a Schedule 13G filed with the Securities and Exchange Commission by Strong Capital Management, Inc. and Richard S. Strong on February 3, 2003.

(5)	Includes an aggregate of 2,744 shares held by Mr. Panning’s minor children. Also includes 303,663 shares, which Mr. Panning has the right to acquire through currently exercisable employee stock options.

(6)	Includes 131,779 shares owned by Mary L. Beitzel, 108,612 shares owned by the Mary L. Beitzel Grantor Trust and 108,612 shares owned by the George Beitzel Grantor Trust. Also includes 63,160 shares, which Mr. Beitzel has the right to acquire through currently exercisable options.

(7)	Mr. Vonk was elected as a director on April 8, 2002 in connection with his employment as chairman of our board and chief executive officer.

(8)	Includes 250,000 shares, which Mr. Vonk has the right to acquire through currently exercisable options.

(9)	Mr. Manning served as our interim chief executive officer and chairman of our board from October 10, 2001 through April 7, 2002.

(10)	Includes 121,278 shares held by the Manning Charitable Remainder Trust and 40,000 shares, which Mr. Manning has the right to acquire through currently exercisable employee stock options.

(11)	Includes 218,879 shares, which Ms. Harris has the right to acquire through currently exercisable employee stock options.

(12)	Includes 63,160 shares, which Mr. Ross has the right to acquire through currently exercisable options.

(13)	Includes an aggregate of 330 shares held by Mr. Kagan’s minor children. Also includes 60,000 shares that Mr. Kagan has the right to acquire through currently exercisable options.

(14)	Includes 45,000 shares, which Mr. Ehresman has the right to acquire through currently exercisable options.

(15)	Includes 45,000 shares, which Mr. Nichols has the right to acquire through currently exercisable options.

(16)	Includes 40,000 shares, which Ms. Bradbury has the right to acquire through currently exercisable options.

(17)	Mr. Minkhorst joined Gevity on December 12, 2002 as senior vice president of marketing and sales.

(18)	Please refer to notes (1) through (2) and (5) through (17).

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based upon our review of filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our directors, executive officers and owners of more than 10% of our common stock complied during 2002 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees for Director

      Our board of directors is divided into three classes, each having three-year terms that expire in successive years. The term of office of the three directors in Class I expires at the 2003 annual meeting of shareholders. Upon the recommendation of the nominating/ corporate governance committee, the board proposes that James F. Manning and George B. Beitzel be re-elected to serve as Class I directors for a term of three years or until their successors are elected and qualified. Charles S. Craig, who is also a Class I director, has not been nominated for re-election in light of the anticipated purchase by us of certain shares of our common stock beneficially owned by him. This purchase, assuming that our shareholders approve the issuance and sale of the Series A Convertible, Redeemable Preferred Stock (the “Series A Preferred Stock”), will occur upon the closing of the sale of the Series A Preferred Stock, anticipated to be on June 6, 2003. Mr. Craig has agreed to resign from the board (and not to seek re-election thereafter) upon our purchase of his shares. See “Purchase of Shares of Charles S. Craig” on page 10.

Class I Directors. The nominees for Class I directors, if elected, will have terms ending in 2006:

      James F. Manning, age 73, served as chairman of the board of directors and chief executive officer from October 2001 until his resignation as chairman and chief executive officer in April 2002. He continued to provide services to the company through June 2002, when he resigned from the employment of the company. He was retired from May 1998 through October 2001. Mr. Manning served as our president from July 1995 to December 1996 and as vice chairman of our board of directors from January 1997 to May 1998. Mr. Manning continues to serve as a member of the board and as a member of the executive committee.

      George B. Beitzel, age 74, has been a director of Gevity since November 1993. He currently serves as chairman of our audit committee, and is a member of the compensation, nominating/ corporate governance and executive committees. He is presently a director of Actuate Corporation, Bankers Trust Company (a subsidiary of Deutsche Bank), Bitstream, Inc. and Computer Task Group, Incorporated. Mr. Beitzel has been retired since prior to 1998.

Class III Directors. The following Class III directors have terms ending in 2004:

      Erik Vonk, age 50, has served as chairman of the board of directors and chief executive officer since April 8, 2002. He currently serves as the chairman of the executive committee. He was retired from February 2001 to April 2002. Mr. Vonk was formerly president and chief executive officer of Randstad North America from 1992 through 2001, a subsidiary of Randstad Holding NV, a worldwide staffing services provider, where he was responsible for organizing the North American operations. In addition, Mr. Vonk served as a member of the executive board of Bank Cantrade AG from 1989 to 1992.

      John E. Panning, age 52, has served as a director of the company since May 1998. He has served as chief financial officer since January 1997. In addition, he also served as chief operating officer from May 2001 through May 2002. He served as a member of the office of the chairman from January 1997 until December 1999 at which time the office of the chairman was disbanded. Mr. Panning was then appointed as a member of the office of chief executive and served until July 1, 2000. From August 1996 to December 1996, he served as senior vice president of finance of the company, and from January 1995 to July 1996 he served as senior vice president of sales of the company. We have entered into an agreement with Mr. Panning under which Mr. Panning has agreed to resign as our CFO and as a director of Gevity, effective June 1, 2003. See “Agreement with John E. Panning” on page 28.

      Darcy E. Bradbury, age 46, has served as a director of Gevity since October 2001. She serves as the chairman of the investment committee and as a member of the audit and compensation committees. Ms. Bradbury is a managing director at Mezzacapa Management, LLC, a hedge fund of funds. From 1997 to 2000, Ms. Bradbury was a managing director at Bankers Trust Company/Deutsche Bank and head of Strategy and Business Development for its global institutional services division.

Class II Directors. The following Class II directors have terms ending in 2005:

      Elliot B. Ross, age 57, has been a director of Gevity since March 1994. He currently serves as chairman of the compensation committee and as a member of the audit and nominating/ corporate governance committees. He is currently the president of Ross Consulting, Inc., a management consulting firm established in 1989, and chief executive officer of MFL Group, an executive education, coaching and consulting company. He served as president of State Industrial Products from August 1998 until December 1999.

      Jonathan H. Kagan, age 46, has been a director of Gevity since May 1999. He currently serves as chairman of the nominating/ corporate governance committee and as a member of the audit and investment committees. Since January 2001, Mr. Kagan has been a managing director at Lazard Freres & Co. LLC. From 1995 to 2000, Mr. Kagan served as managing director of Centre Partners Management LLC, managing investments on behalf of Centre Capital Investors II, L.P. and affiliated entities. Mr. Kagan was a managing director of Corporate Advisers, L.P. from 1990 to 2000 and a managing director of Lazard Freres & Co. LLC from 1985 to 1998.

Additional Board Members

      In the event our shareholders approve the issuance of the Series A Preferred Stock and the issuance of our common stock upon conversion of the Series A Preferred Stock, under the terms of the Certificate of Designation, the holders of such stock, voting separately, will be entitled to designate or elect two directors to serve as members of our board. We sometimes refer to these directors in this proxy statement as the “Series A Preferred Directors.” These directors will not be divided into classes and will be in addition to the maximum number of directors who may be elected by the holders of our common stock. You should refer to “Terms of Series A Preferred Stock — Voting Rights — Election of Directors” beginning on page 14 and to the Certificate of Designation, attached to this proxy statement as Exhibit A, for a complete description of the rights of the holders of the Series A Preferred Stock to designate or elect such directors.

      The Certificate of Designation allows the purchasers of a majority of the Series A Preferred Stock to designate the individuals to serve as the initial Series A Preferred Directors upon issuance of the Series A Preferred Stock until the 2004 annual meeting. The following individuals have been designated to serve as the Series A Preferred Directors:

      James E. Cowie, age 48, is a Managing Partner of Frontenac Company, a private equity investment firm, and has been a Partner since 1989. He represents Frontenac on the board of directors of Collegis, Inc. Mr. Cowie has served on the boards of directors of numerous public and private companies, including 3Com Corporation, Premier Systems Integrators, LLC and Platinum Technology International, Inc. He is also a Trustee of the Illinois Institute of Technology. Mr. Cowie joined Frontenac in 1988 from Merrill Lynch Capital Markets.

      David S. Katz, age 37, is a Partner of Frontenac Company, a private equity investment firm, and has been a Partner since 2000. He represents Frontenac on the board of directors of Pro Mach, Inc. He has served as a director of Natural Nutrition Group, Inc. and numerous other privately held companies. Mr. Katz joined Frontenac in 1994 after working at The Clipper Group, a New York-based private equity investment firm and at The Boston Consulting Group, a strategic and management consulting firm.

      The term of office of these individuals will expire at the date of such annual meeting and, thereafter, such directors will be elected by the holders of the Series A Preferred Stock.

Board Committees

      The board has appointed an executive committee, an audit committee, a compensation committee, a nominating/ corporate governance committee and an investment committee. The stock option committee was disbanded in 2002 and all duties and responsibilities of that committee were absorbed by the compensation committee. Also in 2002, the nominating/ corporate governance committee charter was expanded to include responsibilities of various aspects of corporate governance. It is our board’s policy that every member of the compensation and audit committees be independent as defined in the current and proposed rules of the Nasdaq Stock Market Inc. (“NASDAQ”). Subject to such independence requirement, our board and the nominating/corporate governance committee will be required by the Certificate of Designation to consider the Series A Preferred Directors for appointment to board committees based on the criteria applied to all of our directors. The Certificate of Designation provides that the board must appoint a Series A Preferred Director to the executive committee.

      Executive Committee. With certain exceptions, the executive committee has and may exercise all of the powers of our board when action is required to be taken between regular meetings of our board and it is not practicable to convene a special meeting. The committee also has certain delegated authority to give approvals on behalf of our board. The members of the executive committee are George B. Beitzel, Charles S. Craig, James F. Manning and Erik Vonk. Upon the closing of the issuance and sale of the Series A Preferred Stock, one of the Series A Preferred Directors will replace Mr. Craig on the executive committee.

      Audit Committee. The audit committee is solely and directly responsible for the appointment, compensation and oversight of our independent auditors. The committee also assists our board in its oversight responsibilities by reviewing our financial information, systems of internal control, all audit processes and results, as well as our accounting, reporting and financial practices. The members of the audit committee are George B. Beitzel, Darcy E. Bradbury, Jonathan H. Kagan and Elliot B. Ross.

      Compensation Committee. The compensation committee determines the compensation of our chief executive officer and all of our other executive officers and establishes parameters for the compensation of our other officers holding the title of vice president or above. The committee also reviews and reassesses annually the compensation paid to members of our board for their service on our board and on committees of our board and recommends any changes to such compensation. In addition, the committee authorizes all stock option and other equity based awards to employees under our stock option and equity incentive plans. The members of the compensation committee are George B. Beitzel, Darcy E. Bradbury and Elliot B. Ross.

      Nominating/ Corporate Governance Committee. The nominating/ corporate governance committee is responsible for recommending director candidates for election to our board. The committee assists our board in fulfilling its responsibilities by identifying appropriate candidates to recommend for nomination by our board and by reviewing and approving our code of business conduct and ethics. Our bylaws provide a mechanism for shareholders to nominate directors at an annual or special meeting of our board. Any shareholder wishing to make such a nomination must give written notice to our secretary on or prior to the date required for the submission of shareholder proposals. This date is disclosed under “Shareholder Proposals.” The written notice must include all information relating to the person to be nominated (including that person’s written consent to be named in the proxy statement as a nominee and to serve as a director) that is required under the Securities Exchange Act of 1934. The members of the nominating/ corporate governance committee are George B. Beitzel, Jonathan H. Kagan and Elliot B. Ross.

      Investment Committee. The investment committee is responsible for overseeing our investment policy. The members of the investment committee are Darcy E. Bradbury, Charles S. Craig and Jonathan H. Kagan.

Board and Committee Meetings

      In 2002, our board of directors met eight times, the audit committee met eleven times, the compensation committee met two times, the executive committee met two times, the nominating/ corporate governance committee met one time, and the investment committee met one time. Each director attended at least 75% of the total number of meetings of the board and committees on which the director served. It is our board’s policy that the audit, compensation and nominating/ corporate governance committees be comprised of independent directors, as required.

Board Compensation

      Each non-employee director receives an annual fee of $10,000 plus reasonable travel expenses for attending board and committee meetings. Each non-employee director also receives $1,000 for attending each meeting of a committee of our board of directors. In addition, each board member has received periodic awards of stock options, exercisable at various prices and with various vesting periods.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE ELECTION AS DIRECTORS OF THE NOMINEES FOR DIRECTOR

PROPOSAL 2:

ISSUANCE OF SERIES A PREFERRED STOCK

General

      We have entered into a Preferred Stock Purchase Agreement dated as of April 24, 2003 (the “Purchase Agreement”), with Frontenac VIII Limited Partnership and Frontenac Masters VIII Limited Partnership, each a limited partnership and an affiliate of Frontenac Company LLC, SunTrust Equity Funding, LLC d/b/a SunTrust Equity Partners, and BVCF IV, L.P., an affiliate of Adams Street Partners, LLC (collectively, the “Purchasers”). Under the Purchase Agreement we have agreed to issue and sell to the Purchasers an aggregate of 30,000 shares of a newly-authorized series of our preferred stock, $.01 par value per share, designated “Series A Convertible, Redeemable Preferred Stock” which we refer to in this proxy statement as the “Series A Preferred Stock”. The Purchase Agreement was entered into pursuant to a letter of intent dated March 5, 2003. The purchase price and stated value for the Series A Preferred Stock are $1,000 per share. The Series A Preferred Stock will be convertible into shares of our common stock, $.01 par value per share, at an initial conversion price of $5.44 per share of common stock. The conversion price is the average of the closing prices of our common stock for the five business days preceding March 5, 2003. The conversion price is subject to adjustment in certain circumstances which are described under “Terms of Series A Preferred Stock.” To determine the number of shares of common stock issuable upon conversion of shares of Series A Preferred Stock, the number of Series A Preferred Stock being converted is multiplied by $1,000 and the result is divided by the conversion price then in effect. The Series A Preferred Stock is initially convertible into 5,514,705 shares of our common stock.

      Under the Purchase Agreement, the issuance and sale of the Series A Preferred Stock is subject to certain conditions, including the condition that the issuance of the Series A Preferred Stock and the issuance of the common stock upon conversion of the Series A Preferred Stock, in accordance with the terms of the Certificate of Designation, be approved by the affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote at the annual meeting and that we purchase from Charles S. Craig, one of our directors and founders, a sufficient number of Mr. Craig’s shares of common stock to reduce his beneficial ownership of our common stock below 10%. See “Terms of Series A Preferred Stock” beginning on page 10 for a description of the Series A Preferred Stock. The NASDAQ rules also require shareholder approval of the issuance by us of the Series A Preferred Stock.

      We have also entered into an agreement with Mr. Craig to purchase approximately 3.1 million shares of common stock (including 60,000 shares subject to vested options) held by Mr. Craig. We will purchase the 60,000 shares which are subject to vested options by purchasing the options from Mr. Craig. The per share purchase price for the shares purchased directly is $5.38. The purchase price for the options is determined by subtracting the applicable exercise price per share from $5.38. The $16.5 million net purchase price for Mr. Craig’s shares is comprised of approximately $16.356 million for the shares to be purchased directly and approximately $144,000 for the options. The purchase price will be funded out of the $30 million of proceeds from the sale to the Purchasers of the Series A Preferred Stock. Upon completion of the purchase of Mr. Craig’s shares, Mr. Craig’s ownership of our common stock will be reduced from approximately 4.9 million shares to approximately 1.8 million shares (or approximately 9.9% of our outstanding shares of common stock as of March 31, 2003). See “Purchase of Shares of Charles S. Craig” on page 10.

      Mr. Craig has agreed to vote all shares that he is entitled to vote for approval of the issuance of the Series A Preferred Stock and the issuance of our common stock upon its conversion. Our executive officers and the directors other than Mr. Craig have indicated they intend to vote their shares in favor of this proposal. Mr. Craig and such executive officers and directors are entitled to vote an aggregate of approximately 5.9 million shares of common stock held by them as of March 31, 2003, which constitutes approximately 28% of the shares of common stock entitled to vote at the annual meeting.

Use of Proceeds

      The net proceeds to be received by Gevity from the issuance and sale of the Series A Preferred Stock, after deducting the estimated expenses to be incurred in connection with the issuance and sale, are estimated to be approximately $28.4 million. We intend to use approximately $16.5 million of the proceeds to purchase 3.1 million shares of common stock from Mr. Craig.

      The remaining $11.9 million of net proceeds from the sale of the Series A Preferred Stock will be added to our unrestricted cash and will be available for general corporate purposes, which may include acquisitions.

Capitalization

      The following table sets forth the capitalization of Gevity at December 31, 2002, and as adjusted to give effect to (i) the sale by Gevity of the Series A Preferred Stock for an aggregate purchase price of $30 million and (ii) the use of the net proceeds from such sale, both before conversion of the Series A Preferred Stock and after conversion (assuming that both the issuance and conversion occurred as of December 31, 2002, and the conversion price was $5.44 per share).

	December 31, 2002

		As Adjusted

		Before	After
	Historical	Conversion	Conversion

	($ in thousands)
Cash, cash equivalent and marketable securities:
Unrestricted	$33,769	$45,523	$45,523
Restricted	92,454	92,454	92,454

Total	126,223	137,977	137,977
Short-term debt	0	0	0
Long-term debt and capitalized lease obligations	0	0	0
Series A Preferred stock	0	28,400 (1)	0
Shareholders’ equity:
Common stock, par value $.01 per share
Shares authorized — 100,000,000
Shares issued and outstanding — 20,760,040, historical and as adjusted before conversion; 26,274,746, as adjusted after conversion	208	208	263
Additional paid-in capital	39,238	39,238	67,583
Retained earnings	19,158	19,158	19,158
Accumulated other comprehensive income	1	1	1

Total shareholders’ equity	58,605	58,605	87,005

Total capitalization	$58,605	$58,605	$87,005

(1)	$30.0 million purchase price, net of an estimated $1.6 million in transaction fees and expenses. This capitalization table does not reflect the value, if any, attributable to the conversion feature of the Series A Preferred Stock. Such value would be treated as additional paid-in-capital and a corresponding decrease in the net proceeds from the sale of such stock. Such value, if any, will be determined after closing of the transaction.

Purchase of Shares of Charles S. Craig

      We have agreed to purchase a sufficient number of shares of common stock beneficially owned by Mr. Craig to reduce his beneficial ownership to less than 10% of the shares of our common stock outstanding on the date of purchase. The purchase price will be $5.38 per share (less, with respect to the 60,000 shares subject to options to be purchased from him, the exercise price thereof) which is equal to $5.44 per share (the initial conversion price for the Series A Preferred Stock) less $.06 per share of fees and expenses incurred by us in connection with the issuance and sale of the Series A Preferred Stock. Mr. Craig advised our board that he desired to liquidate a substantial number of shares of common stock owned by him in order to fund his new business interests and to diversify his investments. Mr. Craig stated that he also wished to reduce the number of shares of common stock beneficially owned by him below 10% of the outstanding shares of common stock so that he would no longer be subject to the necessity to file ownership reports under Section 16 of the Securities Exchange Act of 1934, or be subject to the short-swing profit recovery provisions of that section.

      Our board determined that it would be in the best interests of Gevity and our shareholders for us to purchase Mr. Craig’s shares in order to avoid the possible adverse effect on the public trading market for our common stock as a result of his public sale of the shares and to protect us from the sale of blocks of stock to purchasers who might want to pursue agendas not in the best interests of Gevity and our shareholders. The purchase is conditioned upon a number of events, including the completion of the issuance and sale to the Purchasers of the Series A Preferred Stock and receipt by us of aggregate proceeds from such sale of not less than $28.4 million. The purchase of Mr. Craig’s shares will be completed simultaneously with the issuance and sale of the Series A Preferred Stock.

Terms of Series A Preferred Stock

      The following is a summary of the terms of the Series A Preferred Stock. Because the summary is not complete, you should refer to the Certificate of Designation which has been attached to this proxy statement as Exhibit A for a complete description of the stock.

      Purchase Price. The purchase price per share of the Series A Preferred Stock is $1,000 for an aggregate purchase price of $30 million.

      Ranking. The Series A Preferred Stock will, with respect to dividends, distributions, redemptions, priority on liquidation and all other matters, rank senior to all other classes of our capital stock, including any classes of common stock and each class of or other series of preferred stock.

      Dividends. Dividends will accrue on each share of Series A Preferred Stock on a daily basis at the rate of 4% per annum on the sum of $1,000 (the “Liquidation Value”) plus all accumulated and unpaid dividends thereon from the date of issuance to and including the first to occur of:

•	the date on which the Liquidation Value for such share plus all accrued and unpaid dividends thereon or the applicable redemption price is paid to the holder in connection with the liquidation of Gevity or the redemption of such share by us;

•	the date on which such share is converted into shares of our common stock; or

•	the date on which such share is otherwise acquired by us.

      Dividends that have accrued will be reduced (but in no event to less than $0) by the amount of dividends that have been paid under the circumstances described in the next paragraph. Dividends will accrue whether or not they have been declared and whether or not we have profits, surplus or other funds legally available for the payment of dividends.

      In the event we declare or pay any dividends on our common stock, other than dividends payable solely in shares of our common stock, we will be required to declare and pay to the holders of the Series A Preferred

Stock, at the same time that we declare and pay such dividends to the holders of our common stock, the dividends which would have been paid to them as holders of our common stock if they had fully converted their Series A Preferred Stock into our common stock immediately prior to the record date for the dividend on our common stock.

      Dividends on the Series A Preferred Stock will be payable in cash on January 31, April 30, July 31, and October 31 of each year beginning July 31, 2003. To the extent not paid on any dividend payment date, all dividends which would have accrued on each share of Series A Preferred Stock outstanding during the applicable period ending on such dividend payment date will be accumulated and will remain accumulated dividends with respect to such share until paid to the holder of such share.

      Liquidation. In the event of a liquidation, dissolution or winding up of Gevity, holders of the Series A Preferred Stock will be entitled to receive, prior to and in preference to any distribution of any of the property and the assets of Gevity to the holders of our common stock and the holders of any other series of our preferred stock, an amount equal to the greater of:

•	the aggregate Liquidation Value of the Series A Preferred Stock plus all accrued and unpaid dividends thereon; and

•	the aggregate amount that would have been paid in connection with such liquidation event with respect to the common stock issuable upon conversion of all of the Series A Preferred Stock had such stock been converted immediately prior to the liquidation event.

      Deemed Liquidation. In the event of:

•	a consolidation or merger of Gevity with or into another entity or entities (whether or not we are the surviving entity) except with respect to a merger in which (i) Gevity is the surviving entity; (ii) the terms of the Series A Preferred Stock are not changed and the Series A Preferred Stock is not exchanged for any cash, securities or other property; (iii) the holders of our outstanding capital stock immediately prior to the merger continue to own outstanding shares of our capital stock possessing the voting power to elect a majority of our board after the merger; and (iv) no person or group of persons (as the term “group” is used under the Securities Exchange Act of 1934), other than the holders of Series A Preferred Stock as of the date of the Purchase Agreement has “beneficial ownership” (as that term is used under such Act) of more than 25% of our outstanding common stock;

•	a sale or transfer by us of all or substantially all of our assets; or

•	a sale, transfer or issuance or series of sales, transfers and/or issuances of shares of our capital stock by us or our shareholders if such event results in the holders of our capital stock who possessed the voting power to elect the majority of our board immediately prior to such event ceasing to own the capital stock possessing the voting power to elect a majority of our board, the Majority Holders’, as defined below, will be entitled to deem such event a liquidation event. The holders of the Series A Preferred Stock will then be entitled to receive payment from us in the amount described under “Liquidation” above (the “Liquidation Payment Amount”), payable with respect to such stock upon a liquidation event in cancellation of their shares. The Majority Holders will have the right to elect to receive the Liquidation Payment Amount or to require us to redeem the Series A Preferred Stock in connection with any such merger, consolidation or sale of assets. The applicable redemption provisions are described under “Special Redemptions” below.

      The term “Majority Holders” is defined to mean the holders of a majority of the then outstanding Series A Preferred Stock, excluding any shares of Series A Preferred Stock held by a holder or group of affiliated holders of less than 10% of the then outstanding Series A Preferred Stock not deemed held by another person pursuant to the following proviso; provided that a person will be deemed to hold shares of Series A Preferred Stock for purposes of the definition of Majority Holders if such person has the right to vote or otherwise exercise decisions with respect to such shares on matters relating to the election and removal of directors and the making of all decisions granted to the Majority Holders under the Certificate of Designation and the Purchase Agreement, even if such person is not the record holder or beneficial owner of such shares.

          Redemption Provisions.

      Redemption Offer by Gevity. We may, but are not required to, offer to redeem (a “Redemption Offer”) 10,000 shares of Series A Preferred Stock (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends, recapitalizations, reclassifications and similar events) (or such lesser number of shares then outstanding) (the “Offered Shares”) on July 31 of each of the years 2006, 2007 and 2008 (the “Scheduled Offered Redemption Dates”). The Majority Holders will have the option to accept a Redemption Offer with respect to all or any portion of their shares. In the event the Majority Holders accept a Redemption Offer, we will be required to redeem the shares of the Majority Holders and the shares of any other holder who requests to have all or any portion of its shares redeemed; provided, that, we will not be required to redeem more than the Offered Shares that are the subject of such Redemption Offer. The shares which the Majority Holders and such other holders have requested to be redeemed in a Redemption Offer are referred to as the “Accepted Shares.” The redemption price with respect to any such Redemption Offer will be the sum of:

•	the Liquidation Value of such shares plus all accrued and unpaid dividends thereon; plus

•	an amount sufficient to provide a 25% internal rate of return which is computed as described in the Certificate of Designation.

This redemption price is referred to as the “Premium Redemption Price.”

      Demand Redemption. The Majority Holders may require us to redeem of up to 10,000 shares of Series A Preferred Stock (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends, recapitalizations, reclassifications and similar events) (or such lesser number of shares then outstanding) (such number of shares is referred to as the “Maximum Demand Shares” and each such demand is referred to as a “Demand Redemption”) on July 31 of:

•	2009, if we did not make a Redemption Offer or did not pay in full the Premium Redemption Price for all Accepted Shares (up to the number of Offered Shares), on July 31, 2006;

•	2010, if we did not make a Redemption Offer or did not pay in full the Premium Redemption Price for all Accepted Shares (up to the number of Offered Shares), on July 31, 2007; and

•	2011, if we did not make a Redemption Offer or did not pay in full the Premium Redemption Price for all Accepted Shares (up to the number of Offered Shares), on July 31, 2008.

If the Majority Holders make a Demand Redemption, we will be obligated to redeem from the Majority Holders and from any other holders that have delivered a written demand to us the total number of shares subject to the Demand Redemption (but in no event more than the Maximum Demand Shares). The redemption price per share for any such Demand Redemption will be the greater of:

•	the Liquidation Value of such share plus all accrued and unpaid dividends thereon; and

•	the sum of (i) the fair market value of the common stock issuable upon conversion of such share determined as provided in the Certificate of Designation, plus (ii) accrued and unpaid dividends on such share.

      This redemption price is referred to as the “Cash Redemption Price.”

      Redemption at Gevity’s Option. If, at any time after the fourth anniversary of the date of initial issuance of the Series A Preferred Stock:

•	with respect to any redemption described in this paragraph for which Gevity has given written notice of redemption on or before July 31, 2011, we have made all Redemption Offers with respect to each Scheduled Offered Redemption Date on or prior to the date of the proposed redemption date; and

•	with respect to any redemption described in this paragraph, the Majority Holders have not provided their written consent or other affirmative vote to approve a Change of Ownership (as defined below), a Fundamental Change (as defined below) or an Organic Change (as defined below) (which we have a bona fide intent to consummate and for which we have obtained an opinion of a nationally recognized investment banking or appraisal firm that such Change of Ownership, Fundamental Change or Organic Change is in the best interests of Gevity and our shareholders) within 30 days after receiving our request for approval thereof, together with all information reasonably necessary to make a determination whether or not to approve such Change of Ownership, Fundamental Change or Organic Change,

we may redeem all (but not less than all) of the Series A Preferred Stock then outstanding. The redemption price for this optional redemption will be the greater of the Premium Redemption Price and the Cash Redemption Price.

      Special Redemptions. Upon either a Change in Ownership or a Fundamental Change, the Majority Holders may require us to redeem all or any portion of the Series A Preferred Stock owned by them. In such event we will be obligated to redeem the aggregate number of shares requested by the Majority Holders plus the aggregate number of shares requested by any other holder of Series A Preferred Stock. The redemption price applicable to this redemption will be equal to the Cash Redemption Price except that if the redemption occurs before the first anniversary of the date of initial issuance of the Series A Preferred Stock, such redemption price will not be less than 125% of the sum of the Liquidation Value of the redeemed shares plus all accrued and unpaid dividends thereon.

      The term “Change in Ownership” means any transaction or event which results in any person or group of persons (as the term “group” is used in the Securities Exchange of 1934, as amended), other than the holders of Series A Preferred Stock as of the date of the Purchase Agreement, owning more than 25% of our common stock or of our capital stock possessing the voting power to elect a majority of our board.

      The term “Fundamental Change” means:

•	any sale or transfer of more than 50% of our assets in any transaction or related series of transactions; or

•	any merger or consolidation to which we are a party or any recapitalization, reorganization or reclassification of Gevity or our capital stock, except for a merger, recapitalization, reorganization or reclassification in which:

—	we are the surviving corporation;

—	the terms of the Series A Preferred Stock are not changed;

—	the Series A Preferred Stock is not exchanged for cash, securities or other property;

—	after giving effect to the merger, recapitalization, reorganization or reclassification, the holders of our capital stock immediately prior to the merger will continue to own capital stock possessing the voting power to elect a majority of our board of directors; and

—	no person or group of persons (as the term “group” is used under the Securities Exchange Act of 1934), other than the holders of Series A Preferred Stock as of the date of the Purchase Agreement, has “beneficial ownership” (as that term is used under such Act) of more than 25% of our outstanding common stock.

      Gevity’s Call Rights. If, at any time or from time to time after the second anniversary of the date of initial issuance of the Series A Preferred Stock, the average closing prices for our common stock on the principal securities market on which such common stock is then traded has equaled or exceeded $21.76 (as such amount is proportionately adjusted for subsequent stock splits, combinations, dividends, recapitalizations, reclassifications and similar transactions affecting our common stock) for a period of at least 30 consecutive trading days immediately preceding the date of the Liquidity Notice, as defined below, we may effect a Liquidity Event by delivering written notice of our election (a “Liquidity Notice”) to each holder of Series A Preferred Stock.

      A “Liquidity Event” means, at our election:

•	the consummation of an underwritten public offering;

•	the closing of a purchase by us; or

•	a combination of the two,

in each case pursuant to which the holders of the Series A Preferred Stock receive, with respect to at least 50% of their outstanding Series A Preferred Stock, cash in an amount per share of our common stock, into which such Series A Preferred Stock is then convertible, equal to:

•	the price per share paid by the public if the Liquidity Event includes a public offering (before underwriters’ discounts and commissions); and

•	the market price per share of common stock as of the date of the consummation of the Liquidity Event with respect to shares being purchased by us;

but in no event will the price per share be less than $21.76 (as such amount is proportionately adjusted for subsequent stock splits, combinations, dividends, recapitalizations, reclassifications and similar events affecting our common stock). Any shares of Series A Preferred Stock not included in the Liquidity Event will automatically convert into shares of common stock as of the consummation of the Liquidity Event.

          Voting Rights

      Election of Directors. So long as Frontenac VIII Limited Partnership and Frontenac Masters VIII Limited Partnership (collectively, “Frontenac”) are the Majority Holders, the holders of the Series A Preferred Stock, voting separately by one vote for each share of Series A Preferred Stock, will be entitled to elect two Series A Preferred Directors to serve as members of our board. The Series A Preferred Directors will not be divided into classes and will be in addition to the maximum number of directors who may be elected by the holders of our common stock.

      Effective upon the issuance of the Series A Preferred Stock, pursuant to the Purchase Agreement and the Certificate of Designation, the board will take all necessary action to appoint the two individuals designated by the Purchasers to be the initial Series A Preferred Directors. Commencing with the 2004 annual meeting of our shareholders, the term of these initial Series A Preferred Directors will expire and, thereafter, the Series A Preferred Directors will be elected by the holders of the Series A Preferred Stock in accordance with the provisions of the Certificate of Designation. The right of the holders of the Series A Preferred Stock to elect two members of the board will terminate on the earlier to occur of the date when Frontenac is no longer the Majority Holder and the date on which there are no shares of Series A Preferred Stock outstanding.

      Other Voting Rights. Except as may be otherwise provided by law and except for the rights to elect the Series A Preferred Directors and the approval rights specified below, the Series A Preferred Stock will vote together with all other classes and series of our stock as a single class on all actions to be taken by our shareholders (including the election of directors generally). Each holder of a share of Series A Preferred Stock will have such number of votes as equals the number of shares of common stock into which such share of Series A Preferred Stock is then convertible. So long as Frontenac is the Majority Holder, the written consent or other affirmative vote of the Majority Holders, voting as a single and separate class, will be required before we (and in certain cases, any of our subsidiaries) may take any of the following actions:

•	the declaration or payment of any dividends or distributions on any of our capital stock or other equity securities except for dividends (i) payable on the Series A Preferred Stock; (ii) payable solely in shares of common stock issued upon the outstanding shares of common stock; (iii) payable by any of our subsidiaries to us or to any of our wholly-owned subsidiaries; and (iv) Permitted Common Stock Dividends, as defined below;

•	with certain exceptions, the redemption, purchase or other acquisition of any of our capital stock or other equity securities, or any purchase or payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans;

•	with certain exceptions, the authorization, issuance or sale of, or the amendment or reclassification of:

—	any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities or continuing equity or profit participation features); or

—	any additional shares of Series A Preferred Stock;

•	the sale, lease or other disposition of (in any transaction or series of related transactions occurring during any 12-month period) of our consolidated assets that immediately prior to such transaction or series of transactions generate, account for or otherwise serve as a source of revenue for us and our subsidiaries (on a consolidated basis) that exceeds the lesser of 20% of consolidated net revenue or 20% of EBITDA, in each case for the 12 month period ending on the last day of the month immediately preceding such sale, lease or other disposition. Net revenue means our revenues on a net reporting basis for the applicable period on a consolidated basis and EBITDA means our net income plus interest, taxes, depreciation and amortization for the applicable period on a consolidated basis;

•	a merger or consolidation (other than a merger or consolidation between or among our wholly-owned subsidiaries or between us and any wholly-owned subsidiary) or any other Fundamental Change or Organic Change;

•	a liquidation, dissolution, recapitalization or reorganization in any form of transaction;

•	any material change to our capital structure;

•	a Change in Ownership;

•	certain events of bankruptcy, insolvency, reorganization, winding up or liquidation;

•	acquiring any interest or making any investment in any company or business, or entering into any joint venture, involving an aggregate consideration (including the assumption of liabilities) exceeding in any 12-month period the greater of (i) $20 million or (ii) one times our EBITDA for the 12-month period ending on the last day of the month immediately preceding the transaction, in each case other than certain permitted investments described in the Certificate of Designation, with any common stock included in the consideration valued at its market price as of the date of issuance or use;

•	entering into the ownership, active management or operation of any business other than any business of Gevity as currently conducted or proposed to be conducted, or initiating any material new business initiatives;

•	creating, incurring, assuming or allowing to exist indebtedness exceeding an aggregate principal amount equal to the greater of (i) 1.75 times our EBITDA for the 12-month period ending on the last day of the immediately preceding month and (ii) in the event we at any time enter into a revolving credit facility pursuant to which we may incur indebtedness, $20 million, outstanding at anytime on a consolidated basis;

•	becoming subject to any agreement or instrument which would restrict:

—	the right of any of our subsidiaries to make loans or advances or to pay dividends to, transfer property to, or repay any indebtedness owed to, us or another subsidiary; or

—	our right to perform the provisions of the Certificate of Designation or of our bylaws;

•	increasing the number of authorized shares of any series of preferred stock or altering, changing or otherwise affecting or impairing the rights, preferences or powers or the relative preferences and priorities of the holders of any series of preferred stock;

•	amending our Articles of Incorporation, the Certificate of Designation or our bylaws;

•	increasing the size of our board of directors above 12 members (including the Series A Preferred Directors);

•	entering into, amending, modifying or supplementing any agreement, transaction, commitment or arrangement with any of our officers, directors, or affiliates or any of those of our subsidiaries or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such person or individual owns a beneficial interest except:

—	as approved by a majority of disinterested directors on our board or a duly authorized committee of such directors;

—	for customary employment arrangements and benefit programs on reasonable terms; and

—	as otherwise expressly contemplated by the Purchase Agreement;

•	hiring or terminating any member of our senior management team, meaning our chief executive officer, president, chief financial officer, chief operating officer, chief technology officer, general counsel or any senior vice president;

•	with certain exceptions relating to change of control agreements with our officers, adopting or amending any anti-takeover protection;

•	with certain exceptions, filing any material litigation or initiating any material arbitration or settling any material litigation, arbitration or other disputes;

•	adopting or making material changes to our annual budget or making any material expenditures except as contemplated by our annual budget; or

•	committing or agreeing to do any of the foregoing.

      “Permitted Common Stock Dividends” are defined to mean quarterly dividends in an amount per share determined by our board of directors and declared with respect to our common stock so long as:

•	with respect to all dividends declared during the quarter ending June 30, 2003, such dividends shall not exceed 50% of our net income for the quarter ended March 31, 2003;

•	with respect to all dividends declared during the quarter ending September 20, 2003, such dividends shall not exceed, when taken together with all dividends during the prior fiscal quarter, 50% of our net income for the six month period ending June 30, 2003;

•	with respect to all dividends declared during the quarter ending December 31, 2003, such dividends shall not exceed, when taken together with all dividends during the prior two fiscal quarters, 50% of our net income for the nine month period ending September 30, 2003; and

•	with respect to all dividends declared during any quarter in 2004, such dividends shall not exceed, when taken together with all dividends during the prior three quarters, 50% of our net income for the 12-month period ending on the last day of our quarter immediately preceding the dividend declaration.

      The percentage of net income used to determine the maximum amount of permissible dividends during 2005 will be 40% and for any fiscal quarter beginning after December 31, 2005, will be 30% of our net income for the 12-month period ending on the last day of the quarter immediately preceding the dividend declaration.

          Conversion

      The holder of any Series A Preferred Stock will have the right at any time and from time to time to convert all or any portion of the Series A Preferred Stock held by such holder into a number of shares of common stock computed by multiplying the number of shares of Series A Preferred Stock to be converted by $1,000 and dividing the result by the conversion price (as determined below) then in effect.

      Conversion Price and Adjustments to Conversion Price. The initial conversion price will be $5.44. In order to prevent dilution of the conversion rights granted to the holders of Series A Preferred Stock, the conversion price will be subject to adjustment from time to time upon the happening of certain events, including the following:

•	Issuances of Common Stock, Rights or Convertible Securities. If we:

—	issue or sell any shares of common stock for a consideration per share less than the conversion price;

—	grant or sell any rights, warrants or options to subscribe for or purchase common stock (“Options”) and the purchase price per share of common stock is less than the conversion price in effect at the time of the grant or sale of such Options; or

—	issue or sell any convertible securities and the conversion price per share of common stock is less than the conversion price for the Series A Preferred Stock in effect at the time of such issue or sale;

then (except as provided in the next sentence) immediately upon such event the conversion price will be reduced to the a price determined by dividing (a) the sum of (1) the product derived by multiplying the conversion price in effect at the time of such event by the number of shares of common stock then Deemed Outstanding (as defined below) plus (2) the consideration, if any, received by us upon such event, by (b) the number of shares of common stock Deemed Outstanding immediately after such event. There will not be an adjustment to the conversion price with respect to any of the following:

—	issuances of up to an aggregate of 6.5 million shares of common stock (or of securities convertible into common stock) pursuant to employee benefit plans approved by our board; or

—	issuances of common stock (or of securities convertible into common stock) in connection with acquisitions approved by our board or upon the conversion of any convertible securities (including the Series A Preferred Stock).

The term “Deemed Outstanding” means, at any given time, the number of shares of common stock actually outstanding at such time, plus:

—	with respect to the issuance of options which result in an adjustment to the conversion price as discussed above, the total maximum number of shares of common stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such convertible securities issuable upon the exercise of such options;

—	with respect to the issuance or sale of convertible securities which results in an adjustment to the conversion price as discussed above, the maximum number of shares of common stock issuable upon conversion or exchange of such convertible securities.

•	Subdivision or Combination of Common Stock. If at any time we subdivide (by any stock split, stock dividend, recapitalization or otherwise) our common stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision will be proportionately reduced. If at any time we combine (by reverse stock split or otherwise) our common stock into a smaller number of shares, the conversion price in effect immediately prior to such combination shall be proportionately increased;

•	Organic Changes. In the event of an Organic Change, each holder of Series A Preferred Stock will have the right to receive such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred Stock immediately prior to the Organic Change. The term “Organic Change” means a recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of our assets or other transaction, in each case which is effected in such a manner that the holders of our common stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for the common stock.

      Purchase Rights. If we grant, issue or sell any options or any stock or other securities convertible into our common stock, or rights to purchase stock, warrants, securities or other property pro rata to the record holders of our common stock (“Purchase Rights”), then each holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that such holder could have acquired if such holder had held the number of shares of common stock issuable upon conversion of such holder’s Series A Preferred Stock.

      Amendment to Rights Agreement. Our Rights Agreement will be amended to provide that if a Distribution Date (as defined in the Rights Agreement) occurs, we will issue to each holder of Series A Preferred Stock a number of rights equal to the number of rights such holder would have held if such holder had held the number of shares of common stock issuable upon conversion of such holder’s Series A Preferred Stock.

      Events of Noncompliance. The Certificate of Designation provides that an Event of Noncompliance will be deemed to have occurred upon the happening of certain events, including the following:

•	if we fail to pay on any two consecutive dividend payment dates the full amount of dividends then accrued on the Series A Preferred Stock;

•	if we fail to make any redemption payment or other payment due on the Series A Preferred Stock which is required to be made under the Certificate of Designation or the Purchase Agreement;

•	if we materially breach or materially fail to perform any other covenant or agreement contained in the Certificate of Designation or in the Purchase Agreement and the breach or failure continues for a period of 30 days;

•	if we breach certain representations or warranties;

•	if certain bankruptcy events involving us or any of our subsidiaries occur;

•	if any judgment in excess of $5 million plus any applicable insurance coverage is rendered against us or any of our subsidiaries and not discharged within a certain period; or

•	if we or any of our subsidiaries default in the performance of any obligation and if the effect of such default is to cause an amount exceeding $5 million to become due prior to its date of maturity or to permit the holder or holders of any obligation to cause an amount exceeding $5 million to become due prior to its date of maturity.

      Consequences of Events of Noncompliance. The consequences of Events of Noncompliance are set forth in the Certificate of Designation and include for certain events an increase in the dividend rate on the Series A Preferred Stock and special voting rights for the Series A Preferred Directors which give them a total of one additional vote as board members, exercisable as to one-half vote by each Series A Preferred Director. In addition, upon an Event of Noncompliance, we may be obligated to redeem all of the Series A Preferred Stock at the greater of the Premium Redemption Price or the redemption price for a Demand Redemption.

      Restrictions on Transfers. The transfer of shares of Series A Preferred Stock will be subject to certain restrictions which are described in the Purchase Agreement.

      Registration Rights. The Purchasers will enter into a registration rights agreement with us entitling them to certain piggyback and demand registration rights with respect to the common stock issuable upon conversion of the Series A Preferred Stock. See “Description of Registration Rights Agreement” beginning on page 18.

Description of Purchase Agreement

      The following is a summary of the material provisions of the Purchase Agreement. Because this summary is not complete, you should refer to the form of the Purchase Agreement which is attached to this proxy statement as Exhibit B for complete information regarding the terms and provisions of the Purchase Agreement.

      Representations and Warranties. The Purchase Agreement contains customary representations and warranties by us relating to, among other things:

•	our and our subsidiaries organization, qualification, capital structure and similar matters;

•	our authorization, execution and delivery of the Purchase Agreement, the Registration Rights Agreement and all other agreements contemplated by the Purchase Agreement, and their binding effect on us;

•	the absence of violation of organizational documents, law or contracts;

•	the required regulatory and statutory filings and approvals;

•	the accuracy of the information contained in the reports and financial statements that we file with the Securities and Exchange Commission and other governmental authorities;

•	the absence of material adverse changes, undisclosed liabilities and litigation;

•	our title and the title of our subsidiaries to assets;

•	certain tax, employee benefits, environmental, intellectual property and real property matters;

•	the non-applicability of the fair price and business combination provisions of the Florida Business Corporation Act and our shareholder rights agreement to the transactions contemplated by the Purchase Agreement.

      We have agreed to indemnify the holders of Series A Preferred Stock for damages incurred as a result of breaches of the representations and warranties.

      Certain Covenants. We have agreed under the Purchase Agreement that, from the date of the Purchase Agreement until the issuance and sale of the Series A Preferred Stock to the Purchasers, we will operate our business only in the usual and ordinary course of business consistent with past practice. We have also agreed to use reasonable best efforts to preserve our business organization, business goodwill and to maintain third party relationships as well as the services of our employees. In addition, we have agreed that we will not, without the consent of the Purchasers:

•	enter into any material transaction, arrangement or contract except on an arms-length basis in the ordinary course of business consistent with past custom and practice;

•	enter into any contract or agreement, including any lease or other rental agreement, out of the ordinary course of business or restricting in any material respect the conduct of our business, provided that we are not prohibited from entering into an agreement with a bank or other commercial lender providing for a line of credit of up to $20 million;

•	make any loans or investments (other than advances to our employees in the ordinary course of business and other than loans between us and our wholly-owned subsidiaries);

•	increase any officers’ or employees’ compensation, incentive arrangements or other benefits or amend any employee benefit plan, except for increases or bonuses made in the ordinary course of business and certain other disclosed transactions;

•	terminate any key management personnel;

•	redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock or securities convertible into our capital stock or make any distribution or dividend to any of our shareholders or any other person (except dividends on our common stock not to exceed $0.05 per share per quarter);

•	amend our articles of incorporation or bylaws, or issue or agree to issue any capital stock or rights to acquire capital stock or securities convertible into our capital stock (except for the issuance of our common stock upon the exercise of options pursuant to existing stock option plans);

•	directly or indirectly engage in any transaction, arrangement or contract with any officer, director, shareholder or other insider or affiliate of Gevity which is not in the ordinary course of business and at arms-length;

•	execute any guaranty, issue any debt, borrow any money or otherwise incur any indebtedness in excess of the amount permitted under the Certificate of Designation to be outstanding at any time without prior approval of the Majority Holders;

•	buy or sell any assets out of the ordinary course of business;

•	fail to perform our obligations in a timely manner under any of our existing service or client contracts outside of the ordinary course of business;

•	amend or modify any stock option plan or employee stock ownership or purchase plan or adopt any new stock option plan or employee stock ownership or purchase plan or issue any shares of capital stock to our employees other than pursuant to existing stock option and stock employee purchase plans;

•	form or acquire any subsidiary with material liabilities; or

•	commit or agree to do any of the foregoing.

      We have also agreed under the Purchase Agreement to certain customary post-closing covenants, including agreements to provide information and inspection rights and limited preemptive rights, to comply with applicable laws, to maintain our material assets and to continue to list our common stock on the NASDAQ/NMS or another exchange.

      Transfer of Series A Preferred Stock. The Purchase Agreement prohibits the transfer of the Series A Preferred Stock to any competitors of Gevity. Gevity also has a right of first offer with respect to any private sales of the Series A Preferred Stock.

      Termination of Purchase Agreement. The Purchase Agreement may be terminated prior to the issuance and sale of the Series A Preferred Stock:

•	by the mutual consent of Frontenac and us;

•	by Frontenac if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by us in the representations and warranties or covenants contained in the Purchase Agreement;

•	by Frontenac or us if the transactions contemplated by the Purchase Agreement, including the issuance and sale of the Series A Preferred Stock, has not been completed by July 15, 2003, so long as the terminating party is not in breach of the Purchase Agreement; or

•	by us if our shareholders fail to approve the issuance and sale of the Series A Preferred Stock and its conversion into our common stock.

      Expense Reimbursement. Under the Purchase Agreement, upon the closing of the issuance and sale of the Series A Preferred Stock, we have agreed to reimburse the Purchasers for their actual, reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of attorneys, accountants and other advisors) incurred in connection with the due diligence review of Gevity, the preparation, negotiation and execution of the letter of intent, the Purchase Agreement, the Certificate of Designation and the other transaction documents. We must also reimburse the holders of the Series A Preferred Stock for their expenses incurred in the future with respect to amendments to, or waivers of provisions of, the Purchase Agreement, the Certificate of Designation or our Articles of Incorporation and with respect to certain other matters.

Description of Registration Rights Agreement

      The following is a summary of the material provisions of the Registration Rights Agreement. Because the summary is not complete, you should refer to the form of the Registration Rights Agreement which is attached to this proxy statement as Exhibit C for complete information regarding the terms and provisions of the Registration Rights Agreement.

      We will enter into the Registration Rights Agreement with the Purchasers under which the Purchasers and subsequent holders of Series A Preferred Stock (collectively, with the Purchasers, the “Holders”) will have certain demand and piggyback registration rights with respect to the shares of common stock issued on conversion of their Series A Preferred Stock (the “Conversion Shares”).

      Demand Registrations. The Holders of at least a majority of the Conversion Shares then outstanding may request up to three registrations under the Securities Act of all or any portion of their Conversion Shares on Form S-1 and the Holders of at least 25% of the Conversion Shares then outstanding may request an unlimited number of registrations under the Securities Act of all or any portion of their Conversion Shares on Form S-3; provided, however, that the aggregate offering value of the Conversion Shares requested to be registered in any demand registration must equal at least $10 million for a registration on Form S-1 and at least $2 million for a registration on Form S-3.

      Piggyback Registration Rights. Under the Registration Rights Agreement, if we propose to register any of our equity securities under the Securities Act for the account of another person or for our own account, we are required to include in the registration any Conversion Shares requested by the Holders to be included.

      Holdback Agreements. The Holders and Gevity are subject to agreements not to effect any public sale or distribution of equity securities of Gevity for periods up to 90 days following any demand or piggyback registration.

      Conditions and Limitations. The registration rights are subject to various conditions and limitations, including the right of the underwriters of an offering to limit the number of Conversion Shares that may be included in any offering. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions. Registration of any of the Conversion Shares would result in shares becoming freely tradeable without restriction under the Securities Act immediately upon the effectiveness of such registration.

Change of Control Agreements

      We have amended our Rights Agreement, dated as of April 23, 2002, to exempt from the application of the Rights Agreement the initial issuance and sale of the Series A Preferred Stock to the initial purchasers pursuant to the terms of the Purchase Agreement and to exempt the conversion of the Series A Preferred Stock into our common stock in accordance with the terms of the Series A Preferred Stock. We have also exempted from the application of the Rights Agreement any increases in the number of shares of our common stock into which the Series A Preferred Stock is convertible as a result of the anti-dilution provisions of the Series A Preferred Stock and changes or circumstances that may occur as a result of the terms of the Series A Preferred Stock. We have not exempted from the application of our Rights Agreement any purchases or other acquisitions of our common stock by the initial purchasers or transferees of the Series A Preferred Stock.

      We have not amended the change of control agreements existing between us and certain of our executive officers. These agreements are described under “Executive Compensation — Executive Agreements — Change of Control Agreements” beginning on page 27. Although the initial issuance and sale of the Series A Preferred Stock will not result in the acquisition by the Purchasers of 25% or more of the voting power of our outstanding voting securities (the first trigger under those change of control agreements), subsequent purchases or other acquisitions by the Purchasers, or the application of the anti-dilution provisions of the Series A Preferred Stock, may cause the holders of Series A Preferred Stock to constitute a group (through the exercise of their voting power) holding 25% or more of the voting power of our outstanding voting securities and therefore constitute a trigger under the change of control agreements. We are permitted under the Purchase Agreement and Certificate of Designation to enter into similar change of control agreements with executive officers which are employed in the future by us.

Control Share Acquisition Statute

      To the extent the initial issuance and sale of the Series A Preferred Stock to the initial purchasers or any increases in the number of shares of our common stock into which the Series A Preferred Stock is convertible as a result of the anti-dilution provisions of the Series A Preferred Stock might otherwise result in the acquisition of “control shares” under the control-share acquisition provisions of the Florida Business Corporation Act, the approval by our board of such acquisitions will have exempted them (but not purchases or other acquisitions by the initial purchasers of the Series A Preferred Stock) from being a “control-share acquisition” under the statute.

Financial and Other Information

      We incorporate by reference to our annual report on Form 10-K for the year ended December 31, 2002, the financial statements and information, including the notes to consolidated financial statements, appearing on pages F-3 through F-28 the information appearing under the caption “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages 17 through 28 and the information appearing under the caption “Item 7A. Quantitative and Qualitative Disclosures about Market Risk” on page 29.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE ISSUANCE OF 30,000 SHARES OF THE SERIES A
PREFERRED STOCK AND THE COMMON STOCK ISSUABLE UPON CONVERSION THEREOF, AS DESCRIBED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

      The following report of the Compensation Committee and the performance graphs included elsewhere in the proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report or the performance graph by reference therein.

Report of the Compensation Committee on Executive Compensation

      Each member of our compensation committee is an independent director as defined in the current and proposed NASDAQ rules. Our board adopted a new compensation committee charter, and we have attached a copy to this proxy statement as Exhibit D. We discuss below our policies for compensating our executives.

      The compensation committee of our board has furnished the following report on executive compensation for fiscal year 2002.

      Our compensation program for executives consists of three key elements:

•	a base salary;

•	a performance bonus; and

•	periodic grants of stock options.

      The committee believes that this three-part approach best serves our interest and the interest of our shareholders. It enables us to meet the requirements of the highly competitive environment in which we operate while ensuring that executive officers are compensated in a way that advances the long-term interests of our shareholders. Under this approach, compensation for these officers involves a substantial proportion of pay that is “at risk,” namely, the annual bonus and stock options. The performance bonus permits individual and overall company performance to be recognized. Stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of our shareholders.

      The committee determines the compensation of the chief executive officer and all senior vice presidents. The committee establishes parameters for the compensation of the officers holding the title of vice president or above (other than the chief executive officer and the senior vice presidents) and our executive officers determine the compensation for these officers within the parameters set by the committee.

      Base Salary. The committee sets the base salary of the chief executive officer and the senior vice presidents and establishes the parameters for the compensation of the other executive officers holding the title of vice president or above by taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position, the contribution and experience of the officer, and the length of the officer’s service. The committee also considers recommendations by the chief executive officer in determining the base salary or applicable parameters for the base salary of the executive officers other than the chief executive officer.

      Performance Bonus. A substantial portion of each executive officer’s potential total annual compensation is in the form of a bonus. Before the beginning of the year, the chief executive officer recommends targeted bonus amounts (as a percentage of base salary) for each executive officer (other than the chief executive officer) for the coming year. These targets are reviewed and approved or modified by the compensation committee. Bonus payments, which must be approved by the compensation committee, are based on a combination of individual performance and company performance. No bonuses were paid in 2002 to the chief executive officer or any other executive officer.

      At the 2002 annual meeting of shareholders, the shareholders approved the Annual Incentive Compensation Plan for Executive Officers. The purpose of the plan is to allow us to recruit and retain highly qualified executives and other employees, to provide incentives to such individuals to attain our goals and to provide such employees with incentive compensation based on our performance in order to enhance shareholder value. Each employee of Gevity or any of our affiliates holding a position of chief executive officer, president, chief operating officer, chief financial officer, executive vice president, senior vice president or vice president, or an equivalent position at an affiliate, is eligible to receive awards under this plan. Under this plan, within the first 90 days of each year, the compensation committee establishes the performance measures for the payment of individual awards under the plan. Performance measures are established by the committee under an objective formula or standard consisting of one or any combination of the following criteria:

• revenue
• gross profit
• operating expenses
• earnings per share
• return on net assets
• cash return on assets
• operating return on assets
• earnings before interest, taxes,
depreciation and amortization	• client retention
• new client acquisition
• worksite employee growth rate
• workers’ compensation billed mix
• client health benefit plan subsidy
• internal employee turnover rate
• return on invested capital
• return on equity

      Stock Options. Stock options are granted to executive officers based on their positions and individual performance. Stock options provide incentive for the creation of shareholder value over the long term and aid significantly in the recruitment and retention of executive officers. The compensation committee considers the recommendations of the chief executive officer for stock option grants to executive officers (other than the chief executive officer) and approves, disapproves or modifies such recommendation.

Compensation of Chief Executive Officer

      James F. Manning served as our interim chief executive officer until April 7, 2002. The board asked Mr. Manning to serve as interim chief executive officer until we could employ a new chief executive officer. Mr. Manning’s salary was negotiated by our board and represented the compensation required by Mr. Manning in order for him to accept the position. Erik Vonk became chief executive officer on April 8, 2002. The board negotiated his salary for 2002, taking into account his past record of success with other companies and his skill and expertise and the compensation required by Mr. Vonk as a condition to his acceptance of our offer of employment.

Section 162(m) of the Internal Revenue Code

      The compensation committee also considered the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the chief executive officer and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders and that meet certain other technical requirements. At the 2002 annual meeting of shareholders, our shareholders approved the Annual Incentive Compensation Plan for Executive Officers, which meets the requirements of Section 162(m). Based upon these requirements, the compensation committee has determined that Section 162(m) will not prevent Gevity from receiving a tax deduction for any of the compensation paid to executive officers. For 2003, the compensation committee has approved a bonus plan under the terms of the Annual Incentive Compensation Plan for Executive Officers for Mr. Vonk.

      This report is submitted jointly by:

The Compensation Committee:

George B. Beitzel
Darcy E. Bradbury
Elliot B. Ross

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      The compensation committee consists of Ms. Bradbury and Messrs. Beitzel and Ross. In 2002, no member of the compensation committee was an officer or employee of Gevity, or any of our subsidiaries; and no member of the compensation committee had any interlocking relationships related to his or her position as a member of our board.

      In 2002, no executive officer served as a member of the compensation committee of another entity; a director of another entity, one of whose board members served on our compensation committee; or a director of another entity, one of whose board members served on our board.

Summary Compensation Table

      The following table sets forth all compensation paid or accrued for services rendered to Gevity and our subsidiaries for the last three fiscal years by our chief executive officers, our four other highest-paid executive officers for 2002 who were serving as executive officers at the end of 2002, and one additional individual who would have been included as one of such four highest-paid executive officers had he been an executive at the end of 2002:

					Long-Term Compensation

					Number of
					Shares
	Annual Compensation				Underlying	All Other
Name and					Options	Compensation
Principal Position	Year	Salary		Bonus	Granted	(1)

Erik Vonk	2002	$355,769			1,000,000	$63,158	(3)
Chief Executive Officer(2)
James F. Manning	2002	379,038
Chief Executive Officer(4)	2001	183,462
John E. Panning	2002	250,000			25,000
Chief Financial Officer	2001	250,000		10,000	90,000
	2000	241,508		109,454	200,000	133,380	(5)
Lisa J. Harris	2002	230,000			50,000
Senior Vice President, Chief	2001	230,000		11,500	90,000
Information Officer	2000	227,885		95,560	125,000	149,500	(6)
Robert Minkhorst	2002	8,077	(8)			49,500	(8)
Senior Vice President, Sales and Marketing(7)
Gregory M. Nichols	2002	185,000			15,000	3,532	(3)
Senior Vice President and General Counsel	2001	179,308		2,775	105,000	81,043	(3)
Michael W. Ehresman(9)	2002	180,000			20,000
Vice President, Marketing	2001	180,000		4,500	30,000	2,543	(3)
and Sales Strategies and Analysis	2000	48,462		14,654	75,000	40,000	(3)

(1)	Does not include perquisites and other personal benefits, securities or property that do not aggregate in excess of the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(2)	Became chief executive officer on April 8, 2002.

(3)	Relocation expenses.

(4)	Resigned from his position as chief executive officer on April 7, 2002.

(5)	Retention bonus of $133,380.

(6)	Retention bonus of $149,500.

(7)	Became a senior vice president on December 12, 2002.

(8)	Received $49,500 for consulting services provided from October 2002 to December 11, 2002. Mr. Minkhorst’s current annual salary is $300,000.

(9)	Mr. Ehresman served as Senior Vice President, Strategic Initiatives until May 1, 2002, at which time he became Vice President, Marketing and Sales Strategies and Analysis.

Option Grants in 2002

      The following table shows options to purchase shares of our common stock granted in 2002 to the executive officers named in the summary compensation table set forth on page 25:

		% of Total
		Options
		Granted to	Exercise		Value at
	Number of Granted	Employees in	Price per	Expiration	Grant
Name	Options	2002	Share	Date	Date(1)

Erik Vonk	100,000	4.4%	$3.02	3/21/12	$136,830
	900,000	39.5	3.90	5/30/12	1,784,160
James F. Manning	20,000	0.9	4.30	6/10/12	45,335
	20,000	0.9	4.00	12/3/12	40,232
John E. Panning	25,000	1.1	3.89	12/19/12	47,953
Lisa J. Harris	50,000	2.2	3.89	12/19/12	95,905
Robert Minkhorst	250,000	11.0	3.90	12/12/12	479,525
Gregory M. Nichols	15,000	0.7	3.89	12/19/12	28,772
Michael W. Ehresman	20,000	0.9	3.89	12/19/12	38,362

(1)	The value of the option grant was estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: a dividend yield of 5.13%, expected volatility of 79.61%, a risk-free interest rate of 5.03%; and an expected life of seven years.

Aggregate Options Exercised in 2002 and Option Values at December 31, 2002

      The following table shows the aggregate number of options exercised in 2002 by the executive officers named in the summary compensation table set forth on page 25 and the value of the options held by such executive officers at December 31, 2002.

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options at December 31,		In-the-Money Options
	2002 (#)		at December 31, 2002 ($)

Name	Exercisable	Unexercisable	Exercisable		Unexercisable

Erik Vonk		1,000,000	$		$238,000
James F. Manning	40,000			1,000
John E. Panning	236,863	166,550		76,185	174,315
Lisa J. Harris	162,000	178,000		67,444	173,931
Robert Minkhorst		250,000			37,500
Gregory M. Nichols	26,250	93,750		30,281	93,244
Michael W. Ehresman	45,000	80,000		28,875	67,325

Executive Agreements

      Vonk Employment Agreement. On March 21, 2002 we entered into an employment agreement with Erik Vonk (the “Vonk Employment Agreement”) under which Mr. Vonk was employed to serve as the chairman of our board and our chief executive officer which became effective April 8, 2002. Under the Vonk Employment Agreement, Mr. Vonk is eligible to receive an annual salary of $500,000; an annual allowance of

$50,000 to cover the cost of supplemental life insurance, disability insurance and automobile expense; an option to purchase a total of 1,000,000 shares of our common stock vesting over a four-year period at an exercise price per share for 100,000 shares of $3.02 and for 900,000 shares of $3.90. Mr. Vonk was not eligible for a bonus in 2002, but will be eligible for 2003 at the discretion of the board. The Vonk Employment Agreement further provided Mr. Vonk the opportunity to purchase up to $500,000 worth of our common stock from us at the then current market price. Mr. Vonk is also eligible to participate in our employee benefit plans, receive four weeks vacation, and be reimbursed for reasonable relocation expenses not to exceed $200,000. Under the Vonk Employment Agreement, Mr. Vonk is required to keep all confidential information of Gevity confidential, and for the period of his employment, plus an additional two-year period following termination of his employment, Mr. Vonk is not allowed to compete with Gevity.

      We are allowed to terminate Mr. Vonk’s Employment Agreement at any time, provided that, if his employment is terminated due to his death, disability, or by us other than for cause (as defined in the agreement) he is entitled to one year’s base salary and continuation of employee benefits for a period of one year.

      Change of Control Agreements. We have entered into agreements (the “Executive Agreements”) with Ms. Harris and Messrs. Vonk, Panning, Minkhorst, Nichols and Ehresman that provide for certain payments to be made to such executives in the event of a change of control of our company. For purposes of the Executive Agreements with Ms. Harris and Messrs. Vonk, Minkhorst, Nichols and Ehresman, a “change in control” means:

•	the acquisition by certain third parties of 25% or more of the voting power of our company’s outstanding voting securities;

•	a majority change in the composition of our board of directors;

•	the consummation of certain mergers or consolidations of our company where the voting securities outstanding immediately prior to such transactions represent 50% or less of the total voting power of the corporation resulting from such mergers or consolidations (or, if applicable, such corporation’s ultimate parent); or

•	the approval by shareholders of a plan of liquidation or dissolution of our company or the sale of all or substantially all of our company’s assets.

      For purposes of the Executive Agreement with Mr. Panning, a “change in control” means:

•	the acquisition by certain third parties (other than Charles S. Craig and his affiliates and associates) of 25% or more of the voting power of our company’s outstanding voting securities; or

•	a majority change in the composition of our board of directors.

      Under the Executive Agreements with Ms. Harris and Messrs. Vonk, Minkhorst, Nichols and Ehresman, each is entitled to compensation if he or she is employed by us at the time of a change in control and his or her employment is terminated within two years after that change in control by us for a reason other than for cause (as defined in the Executive Agreements) or by the executive for good reason (as defined in the Executive Agreement). In such event, the executive would receive:

•	a lump-sum payment equal to either the executive’s average annual incentive bonus earned in the three fiscal years prior to the termination or the executive’s target annual incentive bonus for the year in which the termination occurs, whichever is greater (the “Highest Bonus”), multiplied by the fraction of the fiscal year remaining after the termination, but reduced by any annual incentive bonus amounts paid to the executive during the fiscal year in which the termination takes place; plus

•	Ms. Harris would receive a lump-sum payment equal to two times the amount of her highest annual rate of base salary during the one-year period prior to the termination; Mr. Vonk would receive a lump-sum payment equal to three times the amount of his highest annual rate of base salary during the one-year period prior to the termination; and Messrs. Minkhorst, Nichols and Ehresman would receive a lump-sum payment equal to one times the amount of his highest annual rate of base salary during the one-year period prior to the termination.

      Under his Executive Agreement, Mr. Panning is entitled to compensation if he is employed by us at the time of a change in control and his employment is terminated within eighteen months after that change in control by us for a reason other than for cause (as defined in the Executive Agreement), or if Mr. Panning voluntarily terminates his own employment with us based on non-consensual material changes in the nature of his employment or a reduction in compensation. In such event, we must make a lump-sum payment to a trust equal to an amount which, if paid in eighteen monthly installments, would have a present value equal to the amount by which 299% of Mr. Panning’s base amount (as defined in Section 280G of the Internal Revenue Code) exceeds the aggregate present value of all prior parachute payments (as defined in Section 280G of the Code) received by Mr. Panning. Payments from the trust are required to be made to Mr. Panning over a thirty-six month period; provided, however that he remain unemployed. In the event that Mr. Panning accepts employment during the thirty-six month period, his monthly installments from the trust would be decreased by the amount of compensation received from his new employment, with any funds not distributed under the terms of Mr. Panning’s Executive Agreement being returned to us.

      The Executive Agreements with Ms. Harris and Messrs. Vonk, Minkhorst, Nichols and Ehresman also provide for the continuation of the executive’s life, disability and accident insurance and medical and dental plan coverage for the number of years after termination of the executive’s employment equal to the multiple of base salary payable to the executive upon a change in control (or if the executive cannot continue as a participant in such plans, for the provision of such benefits on the same after tax basis as if such participation has been permitted). No comparable provision exists in the Executive Agreement with Mr. Panning. In addition, if Mr. Vonk or Ms. Harris is subject to the excise tax imposed under Section 4999 of the Code, we are required to pay him or her, as applicable, an additional amount so as to put him or her in the same after-tax position he or she would have been in had the excise tax never applied.

Agreement with John E. Panning

      Mr. Panning has decided to resign from all offices held, including his positions as our CFO and as a member of our board and as a co-trustee of our 401(k) plan, effective June 1, 2003. He has agreed, at our request, to remain employed by us and to assist with special projects that may arise from time to time through December 31, 2005. We will be able to determine his duties and responsibilities from time to time based on our needs, but of primary importance to us is his assistance in maintaining positive vendor relations with our healthcare and workers’ compensation partners as well as assisting us in analyzing annual renewal proposals, collateralization requirements, claims administration procedures and competitive insurance practices.

      We will continue to pay Mr. Panning his annual salary of $250,000 through May 31, 2004. He will also be eligible to receive 40% of his targeted 2003 bonus as approved by our board, multiplied by the average of the percentage of targeted bonus paid to all of our executive officers, excluding Mr. Vonk. Beginning June 1, 2004 through December 31, 2005, he will be paid $6,250 per month. His stock options will continue to be vest and be subject to exercise during his employment through December 31, 2005. At that date, provided he has remained employed through that date, his unvested options (to purchase 6,250 shares of our common stock) will be accelerated and become exercisable for 90 days after December 31, 2005. His change of control agreement, described above, will terminate on June 1, 2003 but the indemnification agreement and the noncompetition and confidentiality agreement between him and Gevity will remain in effect, except that the restrictive period in the noncompetition and confidentiality agreement will be reduced from two years to end on May 31, 2004.

AUDIT COMMITTEE

Audit Committee Report

      The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

      The audit committee of our board is comprised of the four directors named below. Each member of the committee is an independent director as defined in the current or proposed NASDAQ rules. The board has adopted a new charter, and we have attached a copy to this proxy statement as Exhibit E.

      The audit committee assists our board in fulfilling its responsibilities with respect to the general oversight of our financial accounting and reporting, systems of internal control, and all audit processes and results. Our management has primary responsibility for preparing our financial statements as well as our financial reporting process. Deloitte & Touche LLP, acting as independent accountants, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles.

      The audit committee report, with respect to the audit of our financial statements as of and for the year ended December 31, 2002 (the “Financial Statements”), is as follows:

•	the audit committee has reviewed and discussed the Financial Statements with our management;

•	the audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communicating with Audit Committees), which include, without limitation, matters related to the conduct of the audit of the Financial Statements;

•	the audit committee has received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (which relates to Deloitte & Touche LLP’s independence from our company) and has discussed this with Deloitte & Touche LLP; and

•	the audit committee concluded that Deloitte & Touche LLP’s provision of non-audit services, as described in “Relationship with Independent Accountants” beginning on page 31, to Gevity and its affiliates is compatible with maintaining their independence.

      Based on reviews and discussions of the Financial Statements with management and discussions with Deloitte & Touche LLP discussed above, the audit committee recommended to our board of directors that such Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002.

This report is submitted by the Audit Committee:

George B. Beitzel
Darcy E. Bradbury
Jonathan H. Kagan
Elliot B. Ross

STOCK PERFORMANCE CHART

      The following chart compares the return on our common stock from June 25, 1997 through each of the years ended December 31, through 2002, with the NASDAQ Stock Market (U.S.) Index and a Peer Group Index (defined below). The comparison assumes $100 was invested on June 25, 1997 (i) in Gevity, (ii) in the NASDAQ Stock Market (U.S.) Index, and (iii) the Peer Group Index, and assumes reinvestment of dividends and distributions. The Peer Group Index is comprised of leading professional employer organizations, including Administaff, Inc., TeamStaff, Inc. and Team America, Inc., but not including Gevity. The Peer Group Index was revised last year to reflect significant changes in the business operations of the companies included in prior year’s reported peer group. The former Peer Group Index consisted of Administaff, Inc., TeamStaff, Inc., Employee Solutions, Inc., Team Mucho, Inc. and Vincam, Inc. (through March 11, 1999), each of which provides or provided professional employer services similar to those that our company provides. Employee Solutions, Inc. was excluded from the peer group due to its discontinuation of thirteen operations as a professional employer organization in December 2000. In addition, Vincam, Inc. was excluded from the peer group as a result of its acquisition in March 1999.

	6/25/97	12/97	12/98	12/99	12/00	12/01	12/02

Gevity HR, Inc.	$100.00	$111.03	$68.38	$55.88	$17.65	$14.94	$23.82
Peer Group Index	100.00	110.28	77.39	88.52	124.40	117.38	31.37
NASDAQ Stock Market (U.S.)	100.00	108.58	151.61	281.37	170.82	134.86	92.34

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

Independent Accountants

      Deloitte & Touche LLP acted as our independent accountants for 2002. One or more representatives of Deloitte & Touche LLP will attend the annual meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders. Upon the recommendation of the audit committee, the board of directors appointed Deloitte & Touche LLP as the independent accountants of our company for 2003.

Audit Committee Pre-Approval

      The audit committee charter requires that all audit services and non-audit services provided by our independent auditors must be approved by the audit committee prior to the commencement of the services to assure compliance with the Sarbanes-Oxley Act of 2002. This approval requirement is subject to applicable de minimis exceptions allowed by that Act. In making its pre-approval determination, the audit committee is required to consider whether providing the non-audit services are compatible with maintaining the auditors’ independence. The audit committee may delegate this pre-approval authority to one or more audit committee members. However, if the authority is delegated, the member or members to whom the authority was delegated must present a report of their actions at the next scheduled audit committee meeting.

Audit Fees

      The aggregate fees billed for professional services rendered for the audit of the financial statements and the reviews of the financial statements included in the registrant’s Quarterly Reports on Form 10-Q for 2002 were $228,500.

Audit Related Fees

      The aggregate fees billed for audit consulting services related to Securities and Exchange Commission matters were $88,259.

Tax Fees

      The aggregate fees billed for tax provision review and tax compliance services were $44,000.

Financial Information Systems Design and Implementation Fees

      The company did not retain Deloitte & Touche LLP to perform any financial information systems design or implementation services in 2002.

Determination of Accountant Independence

      The audit committee considered the provision of non-audit services by Deloitte & Touche LLP and determined that it was not incompatible with maintaining their independence.

SOLICITATION OF PROXIES

      The accompanying proxy is being solicited on behalf of our board of directors. We will bear the expense of preparing, printing, and mailing the proxy solicitation material and the form of proxy. In addition to use of the mail, proxies may be solicited by personal interview, telephone, and telegram by our directors, officers and employees. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. We anticipate the total amount estimated to be spent, including the total expenditures to date, for and in furtherance of the solicitation of securities holders will be less than $50,000.

By Order of the Board of Directors,

Gregory M. Nichols
Secretary

Bradenton, Florida
May 2, 2003

Items Incorporated by Reference

      See items appearing under the caption “Financial and Other Information” on page 22.

EXHIBIT A

CERTIFICATE OF DESIGNATION OF

SERIES A CONVERTIBLE, REDEEMABLE PREFERRED STOCK
OF
GEVITY HR, INC.

      SECTION 1.     Dividends

      1A.     General Obligation. When and as declared by the Corporation’s Board of Directors and to the extent permitted under the Florida Business Corporation Act, the Corporation shall pay preferential dividends in cash to the holders of the Series A Preferred Stock (the “Series A Preferred”) as provided in this Section 1. Except as otherwise provided herein (including, without limitation, Section 4B(i)), dividends on each share of the Series A Preferred (a “Share”) shall accrue on a daily basis at the rate of 4% per annum on the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share plus all accrued and unpaid dividends thereon or applicable Redemption Price is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation, (ii) the date on which such Share is converted into shares of Conversion Stock hereunder or (iii) the date on which such share is otherwise acquired by the Corporation; provided that, as of any date of determination, the dividends that have accrued pursuant to this Section 1A shall be reduced (but in no event to less than $0) by the amount of dividends (if any) that have been paid pursuant to Section 1D since the immediately preceding Dividend Payment Date (including on the current Dividend Payment Date, if applicable). Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

      1B.     Dividend Payment Dates. All dividends which have accrued on the Series A Preferred shall be payable in cash on January 31, April 30, July 31 and October 31 of each year, beginning July 31, 2003 (the “Dividend Payment Dates”), and to the extent not paid on any Dividend Payment Date, all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Payment Date) ending upon each such Dividend Payment Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

      1C.     Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

      1D.     Participating Dividends. In addition to any other dividends accruing or declared hereunder, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation also shall declare and pay to the holders of the Series A Preferred, at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A Preferred had all of the outstanding Series A Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

      SECTION 2.     Liquidation

      2A.     Liquidation Events. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (a “Liquidation Event”), each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Shares held by such holder plus all accrued and unpaid dividends thereon and (ii) the aggregate amount that would be paid in connection with such Liquidation Event with respect to the Common Stock issuable upon conversion of all Shares held by such holder had all of the outstanding Series A Preferred been converted immediately prior to such Liquidation Event, and the holders of Series A Preferred shall not be entitled to any further payment. If upon any such Liquidation Event the Corporation’s assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2A, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series A Preferred held by each such holder.

      2B.     Notice. Not less than 40 days and not more than 90 days prior to the payment date stated therein, the Corporation shall deliver written notice of any such Liquidation Event, and not less than 40 days and not more than 90 days prior to consummating any transaction deemed a Liquidation Event as described in Section 2C below, the Corporation shall deliver written notice of such transaction, in each case to each record holder of Series A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such Liquidation Event or the terms of such transaction described in Section 2C (including the amount to be paid with respect to each Share and each share of Common Stock in connection therewith), as the case may be.

      2C.     Deemed Liquidation Events. Upon the election of the Majority Holders delivered to the Corporation within 15 days after receipt of the Corporation’s notice to the holders of Series A Preferred under Section 2B, any consolidation or merger of the Corporation with or into another entity or entities (whether or not the Corporation is the surviving entity) or any sale or transfer by the Corporation of all or substantially all of its assets (determined either for the Corporation alone or with its Subsidiaries on a consolidated basis) or any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or the beneficial or record holders thereof as a result of which such holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such sale or issuance cease to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors, shall be deemed to be a Liquidation Event for purposes of this Section 2, and the holders of the Series A Preferred shall be entitled to receive a payment from the Corporation equal to the amounts payable with respect to the Series A Preferred upon a Liquidation Event under this Section 2 (the “Liquidation Payment Amount”) in cancellation of their Shares upon the consummation of any such transaction; provided that the foregoing provision shall not apply to any merger in which (i) the Corporation is the surviving entity, (ii) the terms of the Series A Preferred are not changed and the Series A Preferred is not exchanged for any cash, securities or other property, (iii) the beneficial holders of the Corporation’s outstanding capital stock immediately prior to the merger shall continue to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors and (iv) no Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than the holders of Series A Preferred as of the date of the Purchase Agreement, has “beneficial ownership” (as that term is used under the Securities Exchange Act of 1934, as amended) of more than 25% of the outstanding Common Stock. The Corporation shall give prompt written notice of any such election of the Majority Holders to all other holders of Series A Preferred within five days after the receipt thereof, and each such holder shall have until the fifth business day prior to the date of consummation of such deemed Liquidation Event to demand payment from the Corporation of the Liquidation Payment Amount in cancellation of their Shares upon the consummation of any such transaction. The Majority Holders shall have the right to elect the benefits of either this Section 2 or Section 3J hereof in connection with any such merger, consolidation or sale of assets.

      SECTION 3.     Redemptions

      3A.     Offers by Corporation to Redeem. The Corporation may offer to redeem 10,000 Shares of Series A Preferred (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends, recapitalizations, reclassifications and similar events) (or such lesser number of Shares then outstanding) (such number of Shares, the “Offered Shares,” and such offer to redeem the Offered

Shares, a “Redemption Offer”) on July 31 of each of years 2006, 2007 and 2008 (the “Scheduled Offered Redemption Dates”), by giving written notice to the holders of Series A Preferred of such election not more than 90 nor less than 60 days prior to each applicable Scheduled Offered Redemption Date. The Majority Holders may accept such Redemption Offer with respect to all or any portion of their Shares (the “Majority Holders’ Accepted Shares”) by giving written notice to the Corporation on or prior to July 1 of such year. Upon receipt of such notice, the Corporation (a) shall give written notice of such acceptance to all other holders of Series A Preferred within five days of any such acceptance by the Majority Holders, and such other holders may request redemption with respect to all or any portion of their Shares of Series A Preferred (such Shares, together with the Majority Holders’ Accepted Shares, the “Accepted Shares”) by delivering written notice to the Corporation on or prior to July 16 of such year, and (b) shall be obligated to redeem all Accepted Shares up to (but not in excess of) the number of Offered Shares on the applicable Scheduled Offered Redemption Date at a price per Share equal to the Premium Redemption Price.

      3B.     Demand by Majority Holders to Redeem. The Majority Holders may demand redemption of up to 10,000 Shares of Series A Preferred (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends, recapitalizations, reclassifications and similar events) (or such lesser number of Shares then outstanding) (such number of Shares, the “Maximum Demand Shares,” and such demand for redemption of the Demand Shares, a “Redemption Demand”) on July 31 of each of (i) 2009, if the Corporation did not make a Redemption Offer, or did not pay in full the Redemption Price for all Accepted Shares (up to the number of Offered Shares), on the first Scheduled Offered Redemption Date, (ii) 2010, if the Corporation did not make a Redemption Offer, or did not pay in full the Redemption Price for all Accepted Shares (up to the number of Offered Shares), on the second Scheduled Offered Redemption Date, and (iii) 2011, if the Corporation did not make a Redemption Offer, or did not pay in full the Redemption Price for all Accepted Shares (up to the number of Offered Shares), on the third Scheduled Offered Redemption Date (each such July 31, a “Scheduled Demand Redemption Date”). The Shares with respect to which a Redemption Demand has been made are referred to herein as the “Demand Shares.” The Majority Holders may exercise any of the three Redemption Demands by giving written notice to the Corporation not more than 90 days and not less than 30 days prior to the applicable Scheduled Demand Redemption Date. Within five days after receipt of such notice, the Corporation shall give written notice of such demand to all other holders of Series A Preferred, and such other holders may demand redemption of their Shares of Series A Preferred by delivering written notice to the Corporation on or prior to the July 16 immediately preceding the applicable Scheduled Demand Redemption Date. The Corporation shall be obligated to redeem the Shares with respect to which a Redemption Demand has been made (but in no event more than the number of Maximum Demand Shares) on the applicable Scheduled Demand Redemption Date at a price per Share equal to the Cash Redemption Price.

      3C.     Redemption at the Corporation’s Option. If, at any time after June 9, 2008 (subject to the provisions of this Section 3C), (i) with respect to any redemption pursuant to this Section 3C for which the Corporation is giving written notice of such redemption on or before July 31, 2011, the Corporation has made all Redemption Offers with respect to each Scheduled Offered Redemption Date on or prior to the date of determination and (ii) the Majority Holders have not provided their written consent or other affirmative vote to approve a Change of Ownership, Fundamental Change or Organic Change (for which the Corporation has a bona fide intent to consummate and has obtained an opinion of a nationally recognized investment banking or appraisal firm that such Change of Ownership, Fundamental Change or Organic Change is in the best interests of the Corporation and its shareholders) within 30 days after receiving the Corporation’s request for approval thereof, together with all information reasonably necessary to make a determination whether or not to approve such Change of Ownership, Fundamental Change or Organic Change and such other information as reasonably requested, then the Corporation may redeem all (but not less than all) of the Shares of Series A Preferred then outstanding. The Corporation may exercise such redemption right by giving written notice to the holders of Series A Preferred of such election not more than 60 days after the Corporation’s request for approval thereof and not less than 15 days prior to the date on which such redemption is to be made. Upon mailing its election to redeem the outstanding Shares pursuant to this Section 3C, the Corporation shall be obligated to redeem all outstanding Shares on the date specified in such notice (which shall be no later than 60 days after the Corporation’s request for approval or no earlier than 15 days after the date of the

Corporation’s written notice of its election) at a price per Share equal to the greater of (i) the Premium Redemption Price and (ii) the Cash Redemption Price.

      3D.     Redemption Payments. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in cash equal to the Cash Redemption Price or Premium Redemption Price, as applicable. If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate applicable Redemption Price of such Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

      3E.     Upon Notice of Redemption. Upon mailing any notice of a Redemption Offer, the Corporation shall become obligated to redeem the total number of Shares specified in such notice (or such lesser number of Accepted Shares) at the time of redemption specified therein in accordance with the applicable paragraph of this Section 3. In case fewer than the total number of Shares represented by any certificate are redeemed in any redemption hereunder, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Shares.

      3F.     Determination of the Number of Each Holder’s Shares to be Redeemed. Except as otherwise provided herein, the number of Shares of Series A Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding, but in no event more than the number of Shares of which such holder has accepted or requested redemption; provided that, with respect to any redemption pursuant to Section 3A or Section 3B, if application of the foregoing results in a lesser number of Shares to be redeemed than the Offered Shares or Maximum Demand Shares (as applicable) and additional Accepted Shares or Demand Shares (as applicable) remain, then the foregoing will be re-applied with respect to the holders of such additional Accepted Shares or Demand Shares (as applicable) until no more Accepted Shares or Demand Shares remain or, if a lesser number, until the calculation has resulted in a determination of Shares to be redeemed equal to the Offered Shares or Maximum Demand Shares.

      3G.     Dividends After Redemption Date. No Share shall be entitled to any dividends accruing after the date on which the applicable Redemption Price specified herein is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

      3H.     Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

      3I.     Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares of Series A Preferred, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Series A Preferred on the basis of the number of Shares owned by each such holder.

      3J.     Special Redemptions.

      (i) If a Change in Ownership has occurred or the Corporation obtains knowledge that a Change in Ownership is proposed to occur, the Corporation shall give prompt written notice of such Change in Ownership describing in reasonable detail the material terms and date of consummation thereof to each holder of Series A Preferred, but in any event such notice shall not be given later than five days after the occurrence of such Change in Ownership, and the Corporation shall give each holder of Series A Preferred prompt written notice of any material change in the terms or timing of such transaction. The Majority Holders may require the Corporation to redeem all or any portion of the Series A Preferred owned by such holder or holders at a price per Share equal to the Cash Redemption Price by giving written notice to the Corporation of such election prior to the later of (a) 21 days after receipt of the Corporation’s notice and (b) fifteen days prior to the consummation of the Change in Ownership (the “Expiration Date”). The Corporation shall give prompt written notice of any such election to require the Corporation to redeem all or any portion of the Series A Preferred to all other holders of Series A Preferred within five days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date or (b) ten days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Series A Preferred owned by such holder.

      Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares specified therein on the later of (a) the occurrence of the Change in Ownership or (b) five days after the Corporation’s receipt of such election(s). If any proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series A Preferred may rescind such holder’s request for redemption by giving written notice of such rescission to the Corporation.

      (ii) If a Fundamental Change is proposed to occur, the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the material terms and date of consummation thereof to each holder of Series A Preferred not more than 45 days nor less than 20 days prior to the consummation of such Fundamental Change, and the Corporation shall give each holder of Series A Preferred prompt written notice of any material change in the terms or timing of such transaction. The Majority Holders may require the Corporation to redeem all or any portion of the Series A Preferred owned by such holder or holders at a price per Share equal to the Cash Redemption Price by giving written notice to the Corporation of such election prior to the later of (a) fifteen days prior to the consummation of the Fundamental Change or (b) ten days after receipt of notice from the Corporation. The Corporation shall give prompt written notice of such election to all other holders of Series A Preferred (but in any event within five days prior to the consummation of the Fundamental Change), and each such holder shall have until two days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Series A Preferred owned by such holder.

      Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares specified therein upon the consummation of such Fundamental Change. If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series A Preferred may rescind such holder’s request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

          SECTION 4.     Voting Rights

      4A.     Election of Directors. In the election of directors of the Corporation, the holders of the Series A Preferred, voting separately as a single series to the exclusion of all other classes and series of the Corporation’s capital stock and with each Share of Series A Preferred entitled to one vote, shall be entitled (so long as Frontenac is the Majority Holder, but in no event at any time that Frontenac is not the Majority Holder) at an annual or special meeting of the shareholders to elect two directors to serve as members of the Corporation’s Board of Directors (each, a “Series A Director”), each until his successor is duly elected by the holders of the Series A Preferred, subject to prior death, resignation, retirement, disqualification, or removal or termination of term of office in accordance with this Section 4A. The Series A Directors so elected shall be in addition to the directors elected by the holders of the Common Stock of the Corporation, and shall in accordance with Section 3.2 of the Corporation’s bylaws increase the maximum number of directors otherwise permitted pursuant to the Corporation’s bylaws. Any Series A Directors so elected shall not be divided into classes.

(i) Initial Appointment. Upon the initial issuance of any Series A Preferred, the vacancies resulting from the directorships newly created hereby shall be filled by a vote of the other directors on the Board of Directors.

(ii) Subsequent Designation and Election. At any time that the holders of Series A Preferred are entitled to elect Series A Directors pursuant to Section 4A above, the individuals designated by the Majority Holders shall be elected by the holders of the Series A Preferred as the Series A Directors and all holders of Series A Preferred shall vote their Shares in such a manner to effect the election of the Series A Directors designated by the Majority Holders.

(iii) Qualifications; Disqualification; Resignation; Termination of Term; Removal; and Vacancies.

(a) Qualification. Notwithstanding appointment or election to the Board of Directors, a Series A Director’s qualification to serve on the Board of Directors is subject to compliance with any then existing applicable local, state or federal law or regulations governing the business operations of the Corporation and the Corporation’s directors generally, including but not limited to their approval as “controlling persons” of the Corporation by any agency with jurisdiction over any of the Corporation’s business operations.

(b) Resignation. A Series A Director may resign from the Board of Directors at any time by giving written notice to the Corporation at its principal executive office. The resignation is effective without acceptance when the notice is given to the Corporation, unless a later effective time is specified in the notice.

(c) Termination of Term of Office. So long as any Series A Preferred remains outstanding and Frontenac is the Majority Holder, the term of office of any Series A Director may be terminated only by the Majority Holders. The term of office of the Series A Directors shall automatically terminate on the date on which Frontenac is no longer the Majority Holder.

(d) Removal. So long as any Series A Preferred remains outstanding, any Series A Director may be removed only by (I) a written direction of removal delivered to the Corporation by the Majority Holders or (II) a resolution of the Board of Directors excluding such Series A Director if such Series A Director fails to meet the requirements for qualification provided for in Section 4A(iii)(a).

(e) Vacancies. In the event of a vacancy on the Board resulting from the death, disqualification, resignation, retirement or termination of term of office of a Series A Director designated by the Majority Holders, the resulting vacancy shall be filled by a representative designated in a writing to the Corporation by the Majority Holders, until the next annual or special meeting of the shareholders (and at such meeting, such representative, or another representative designated by the Majority Holders, will be elected to the Board in the manner described in this Section 4A). If the Majority Holders fail or decline to fill the vacancy, then the directorship shall remain open until such time as the Majority Holders elect to fill it with a representative designated hereunder. During any such period that the Majority Holders are entitled to, but have failed or declined to, designate a Series A Director, the Majority Holders shall have the right to designate one representative to attend all Board of Directors meetings as a non-voting observer. The observer shall be entitled to notice of all Board of Directors meetings in the manner that notice is provided to members of the Board of Directors, shall be entitled to receive all materials provided to members of the Board of Directors, shall be entitled to attend (whether in person, by telephone, or otherwise) all meetings of the Board of Directors as a non-voting observer, and shall be entitled to fees and expenses paid to Series A Directors pursuant to Section 4A(v).

(iv) Committees. At least one Series A Director shall serve on the Executive Committee or any successor or comparable committee thereto. In addition, each Series A Director shall be considered by the Nominating/ Corporate Governance Committee or any successor or comparable committee of the Board of Directors and shall be approved by the Board of Directors for appointment to such additional committees as the Nominating/ Corporate Governance Committee or any successor or comparable committee of the Board of Directors and the Board of the Directors deem appropriate for such Series A Director based on the criteria it applies to all directors.

(v) Fees & Expenses. Series A Directors shall be entitled to all fees, other compensation and reimbursement of expenses paid to Board of Directors members who are not employees of the Corporation or its Subsidiaries.

(vi) Reporting Information. With respect to each Series A Director designated pursuant to the provisions of this Section 4A, the Majority Holders shall provide the Corporation with all necessary assistance and information related to such Series A Director that is required (or would be required if the Corporation were subject to Regulation 14A under the Securities Exchange Act of 1934, as amended) to be disclosed in solicitations of proxies or otherwise, including such person’s written consent to being named in the proxy statement (if applicable) and to serving as a director if elected.

(vii) Voting Agreement. The holders of Series A Preferred intend the provisions of this Section 4A to be enforceable as a shareholder voting agreement in accordance with the provisions of Section 607.0731 of the Florida Business Corporation Act.

      4B.     Other Voting Rights. The holders of the Series A Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws and shall be entitled to all votes as a single class provided for or required by applicable law, and, except as otherwise required by applicable law, the holders of the Series A Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together as a single class with (i) the holders of the Common Stock, (ii) the holders of any class or series of preferred stock entitled to vote with the Common Stock and (iii) the holders of any note or debenture entitled to vote with the Common Stock, in each case pursuant to the terms of the Certificate of Incorporation or any certificate of designation, with each share of Series A Preferred entitled to one vote for each share of Common Stock issuable upon conversion of the Series A Preferred as of the record date for such vote or, if no record date is specified, as of the date of such vote; provided that the written consent or other affirmative vote of the Majority Holders (which Majority Holders shall act in good faith to provide the Corporation with a response (whether affirmative or negative) to any request for the written consent or other affirmative vote of the Majority Holders hereunder and to make any requests for additional information necessary or desirable in considering such request), voting as a single and separate class, will be required (so long as Frontenac is the Majority Holder, but in no event at any time that Frontenac is not the Majority Holder) for the Corporation to:

(i) directly or indirectly declare or pay, or permit any Subsidiary to declare or pay, any dividends or make any distributions upon any of its capital stock or other equity securities, except for dividends payable (w) on the Series A Preferred pursuant to the terms of this Certificate of Designation, (x) solely in shares of Common Stock issued upon the outstanding shares of Common Stock, (y) by any Subsidiary to the Corporation or to any of its Wholly Owned Subsidiaries and (z) Permitted Common Stock Dividends;

(ii) except for purchases of Common Stock in accordance with the Employee Stock Purchase Plan, directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Corporation’s or any Subsidiary’s capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities) or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans, except for (x) redemptions or repurchases of the Series A Preferred pursuant to the terms of this Certificate of Designation, (y) redemptions or repurchases of the capital stock or other equity securities of a Subsidiary that are held by the Corporation or any of its Wholly Owned Subsidiaries and (z) redemptions or repurchases of Junior Securities in accordance with the terms thereof at any time after the Scheduled Demand Redemption Date in 2011 (or, if a Demand Redemption was made for such Scheduled Demand

Redemption Date, the Redemption Date for the last Demand Share to be redeemed pursuant thereto (if later)) so long as no Event of Noncompliance has occurred and is continuing;

(iii) authorize, issue, sell (including from treasury) or enter into any agreement providing for the issuance or sale (contingent or otherwise) of, or take any action that would amend the terms of or reclassify any existing securities so as to constitute, (a) any capital stock or other equity securities of the Corporation or any Subsidiary (or any such securities convertible into or exchangeable for any capital stock or other equity securities or containing equity or profit participation features), other than issuances of up to an aggregate of 6,500,000 shares of Common Stock (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends, recapitalizations, reclassifications and similar events affecting the Common Stock) upon the exercise of Options (including upon the exercise of Options outstanding as of March 5, 2003) issued pursuant to the Permitted Stock Option Plans and other than the issuance, sale or entering into any agreements with respect thereto of Junior Securities for a price no less than their Market Price, or (b) any additional shares of Series A Preferred;

(iv) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, (in any transaction or series of transactions occurring during any twelve-month period) assets of the Corporation and its Subsidiaries that immediately prior to such transaction or series of transactions generate, account for or otherwise serve as a source of revenue for the Corporation and its Subsidiaries (on a consolidated basis) that exceeds the lesser of 20% of Net Revenue or 20% of EBITDA, in each case for the twelve month period ending on the last day of the month immediately preceding such sale, lease or other disposition;

(v) consummate or permit any Subsidiary to consummate any Fundamental Change or Organic Change or permit any Subsidiary to merge or consolidate with any Person (other than a merger or consolidation with the Corporation or between or among Wholly-Owned Subsidiaries);

(vi) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

(vii) make any material change to the Corporation’s capital structure;

(viii) consummate any Change in Ownership;

(ix) make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due; or petition or apply, or permit any Subsidiary to petition or apply, to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commence any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or, after any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary, either (A) by any act of the Corporation or any Subsidiary indicate its approval thereof, consent thereto or acquiescence therein or (B) fail to seek to have such petition, application or proceeding dismissed;

(x) acquire or enter into, or permit any Subsidiary to acquire or enter into, any interest or Investment in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or any joint venture (including by issuing or selling any shares of the capital stock, or rights to acquire shares of the capital stock, of any Subsidiary to any Person other than the Corporation or a Wholly-Owned Subsidiary), involving an aggregate consideration (including, without limitation, the assumption of liabilities, whether direct or indirect), with Common Stock included in the consideration valued at its Market Price as of its date of issuance or use, exceeding in any twelve-month period the greater of (A) $20,000,000 or (B) 1 times the Corporation’s EBITDA for the twelve month period ending on the last day of the month immediately preceding the acquisition, Investment, joint venture or entering into an agreement with respect thereto, in each case other than Permitted Investments;

(xi) enter into, or permit any Subsidiary to enter into, the ownership, active management or operation of any business other than any business of the Corporation as conducted or proposed by the Board of Directors to be conducted as of the Closing and disclosed to the initial purchasers of the Series A Preferred or initiate any major new business initiatives;

(xii) create, incur, assume or suffer to exist (other than pursuant to a credit facility entered into after April 24, 2003, in compliance with this Certificate of Designation) or enter into any agreement providing for a facility from which it may incur, or permit any Subsidiary to create, incur, assume or suffer to exist (other than pursuant to a credit facility entered into after April 24, 2003, in compliance with this Certificate of Designation) or enter into any agreement providing for a facility from which it may incur, Funded Debt exceeding an aggregate principal amount outstanding or available pursuant to a credit facility on a consolidated basis at any time of such creation, incurrence, assumption or suffering to exist or entering into an agreement providing for a facility from which it may incur such Funded Debt equal to the greater of (a) 1.75 times the Corporation’s EBITDA for the twelve month period ending on the last day of the immediately preceding month and (b) in the event that the Corporation at any time enters into any agreement providing for a revolving credit facility from which it may incur Funded Debt, $20,000,000 of incurred or available Funded Debt pursuant to such revolving credit facility; provided that in each case the terms of such Funded Debt do not otherwise require the prior written consent or other affirmative vote of the Majority Holders under Section 4B(xiii);

(xiii) become subject to, or permit any of its Subsidiaries to become subject to, (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict (a) the right of any Subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any indebtedness owed to, the Corporation or another Subsidiary or (b) the Corporation’s right to perform the provisions of this Certificate of Designation or the Corporation’s bylaws (including, without limitation, restrictions relating to the declaration and payment of dividends on and/or the making of redemptions of the Series A Preferred as contemplated by this Certificate of Designation and/or relating to conversions of the Series A Preferred);

(xiv) increase the number of authorized shares of any series of preferred stock or alter, change or otherwise affect or impair the rights, preferences or powers or the relative preferences and priorities of the holders of any series of preferred stock, except with respect to any series of preferred stock that also constitutes a Junior Security (and remains a Junior Security after such alteration or change) to the extent necessary to issue Junior Securities without the Majority Holders’ consent in compliance with Section 4B(iii);

(xv) make any amendment to the Certificate of Incorporation (except to the extent necessary to issue Junior Securities without the Majority Holders’ consent in compliance with Section 4B(iii), so long as such amendment does not alter, change or otherwise affect or impair the rights, preferences or powers or the relative preferences and priorities of the holders of Series A Preferred), this Certificate of Designation or the Corporation’s bylaws (other than as required by law);

(xvi) increase the authorized size (by number or vote) of its Board of Directors above twelve members (including the Series A Directors), except as set forth in Section 7B(iv);

(xvii) except (A) as duly approved by a majority of the disinterested directors on the Board or a duly authorized committee thereof, (B) for customary employment arrangements and benefit programs on reasonable terms and (C) as otherwise expressly contemplated by the Purchase Agreement, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary’s officers, directors or Affiliates or, to the Corporation’s knowledge, with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest;

(xviii) hire or terminate any member of the Corporation’s senior management team, including, for purposes of this clause (xviii), the Corporation’s chief executive officer, president, chief financial officer, chief operating officer, chief technology officer, general counsel or any senior vice president;

(xix) adopt or amend any anti-takeover protections (including, without limitation, any agreement in which the payment of money is or could be triggered by a change of control or any shareholder rights plan or poison pill plan or similar arrangement relating to accumulations of beneficial ownership of the Corporation’s capital stock or a change in control of the Corporation), other than the adoption or entering into of change of control agreements with officers of the Corporation on terms substantially similar to the terms of the change of control agreements between the corporation and officers of the Corporation in effect on the date of the initial issuance of the Series A Preferred;

(xx) except with respect to litigation, disputes or arbitration involving a holder of Series A Preferred, file any material litigation or initiate any material arbitration or settle any material litigation, arbitration or other dispute;

(xxi) adopt or make material changes to the Corporation’s annual budget or make any material expenditures (other than expenditures for which the written consent or other affirmative vote of the Majority Holders is explicitly not required under Section 4B(ii) or 4B(x)) except as explicitly contemplated by the Corporation’s annual budget (provided that the annual budget for fiscal year 2003 adopted prior to, and as in effect on, April 24, 2003, shall be deemed approved by the Majority Holders); or

(xxii) commit or agree to do any of the foregoing.

          SECTION 5.     Conversion

      5A.     Conversion Procedure.

      (i) At any time and from time to time, any holder of Series A Preferred may convert (without the payment of any additional consideration) all or any portion of the Series A Preferred (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $1,000 and dividing the result by the Conversion Price then in effect.

      (ii) If, at any time or from time to time after June 9, 2005, the average closing prices for the Corporation’s Common Stock on the principal securities market on which it is traded has equaled or exceeded $21.76 (as such amount is proportionately adjusted for subsequent stock splits, combinations, dividends, recapitalizations, reclassifications and like transactions affecting the Common Stock) for a period of at least the 30 consecutive trading days immediately preceding the date of the Liquidity Notice (as defined below), then, contingent upon and effective as of the consummation of a Liquidity Event (as defined below), all shares of Series A Preferred outstanding immediately after the consummation of such Liquidity Event automatically (without any further action on the part of any holders of Shares or the Corporation) shall convert (without the payment of any additional consideration) into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $1,000 and dividing the result by the Conversion Price then in effect. The Corporation may initiate a Liquidity Event by delivering written notice of its election (a “Liquidity Notice”), describing in reasonable detail (if known) the anticipated number of shares to with respect to which such Liquidity Event shall be consummated, the proposed method(s) of the Liquidity Event and any terms and conditions thereof, to each holder of Series A Preferred, whereupon the Corporation shall be obligated to consummate a Liquidity Event (whether a Registration, a Repurchase or both) in accordance with the terms hereof as soon as practicable (but in no event later than 180 days after the date of the Liquidity Notice). If the Liquidity Event is to be consummated with respect to less than the total number of shares of Underlying Common Stock deemed outstanding immediately prior thereto, each holder shall be required to sell in the Liquidity Event a total number of shares of Underlying Common Stock determined by multiplying the total number of shares to be sold in such Liquidity Event times a fraction, the numerator of which shall be the total number of shares of Underlying Common Stock held by such holder immediately prior to the Liquidity Event and the denominator of which shall be the total number of shares of Underlying Common

Stock outstanding immediately prior to the Liquidity Event (such number of shares required to be sold by each holder is referred to as such holder’s “Required Shares”). Any Shares to be sold in a Registration shall convert into shares of Conversion Stock immediately prior to (and contingent upon) consummation of the Registration. Notwithstanding anything herein to the contrary, in the event that the corporation has delivered a Liquidity Notice and has failed to fulfill its obligation to consummate a Liquidity Event within 180 days, the Corporation shall be entitled to deliver only one additional Liquidity Notice (and no more) pursuant to the terms and conditions hereof no later than two years after the date of delivery of the original Liquidity Notice; provided that the foregoing shall not be deemed to waive any breach of the Corporation’s obligations upon delivering an initial Liquidity Notice.

      (iii) A “Liquidity Event” means, at the Corporation’s election, (a) the consummation of an underwritten Public Offering (arranged for and paid by the Corporation in accordance with the terms hereof and of the Registration Agreement with expenses to be paid as provided for in the Registration Agreement) (a “Registration”) or (b) the closing of a purchase by the Corporation (a “Repurchase”) or (c) a combination of the two, in each case pursuant to which the holders of Series A Preferred receive with respect to at least 50% of their outstanding Series A Preferred cash in an amount per share of Underlying Common Stock at least equal to the Liquidity Price (as defined below). “Liquidity Price” means a price per share of Underlying Common Stock with respect to which the Liquidity Event is being consummated equal to (a) the price paid by the public per share of Common Stock before underwriters’ discounts and commissions if the Liquidity Event for such share of Underlying Common Stock is a Registration and (b) the Market Price per share of Common Stock as of the date of consummation of the Liquidity Event if the Liquidity Event for such share of Underlying Common Stock is a Repurchase, but in no event shall the Liquidity Price for such share of Underlying Common Stock be less than $21.76 (as such amount is proportionately adjusted for subsequent stock splits, combinations, dividends, recapitalizations, reclassifications and similar events affecting the Common Stock).

      (iv) Except as otherwise provided herein, each conversion of Series A Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series A Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

      (v) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the applicable Redemption Price for such Share.

      (vi) Notwithstanding any other provision hereof, if a conversion of Series A Preferred is to be made in connection with a Change in Ownership, a Fundamental Change or other transaction affecting the Corporation, the conversion of any Shares of Series A Preferred may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

      (vii) As soon as possible after a conversion has been effected (but in any event within three business days in the case of Section 5A(vii)(a) below), the Corporation shall deliver to the converting holder:

(a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(b) payment in an amount equal to all accrued dividends with respect to each Share converted which have not been paid prior thereto; and

(c) a certificate representing any Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

      (viii) The Corporation shall declare the payment of all dividends payable under Section 5A(vii)(b) above. If the Corporation is not permitted under applicable law to pay any portion of the accrued and unpaid dividends on the Series A Preferred being converted, the Corporation shall pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to such holder.

      (ix) The issuance of certificates for shares of Conversion Stock upon conversion of Series A Preferred shall be made without charge to the holders of such Series A Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

      (x) The Corporation shall not close its books against the transfer of Series A Preferred or of Conversion Stock issued or issuable upon conversion of Series A Preferred in any manner which interferes with the timely conversion of Series A Preferred. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

      (xi) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series A Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred.

      5B.     Conversion Price.

      (i) The initial Conversion Price shall be $5.44. In order to prevent dilution of the conversion rights granted under this Section 5, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 5B, Section 5D, Section 5E and Section 5F.

      (ii) If and whenever the Corporation issues or sells, or in accordance with Section 5C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

      (iii) Notwithstanding anything herein to the contrary, there shall be no adjustment to the Conversion Price hereunder with respect to (A) issuances of up to an aggregate of 6,500,000 shares of Common Stock (or of securities exchangeable or exercisable for or convertible into Common Stock) (including the issuance of Common Stock upon the exercise of Options outstanding as of March 5, 2003) to officers, directors or employees of the Corporation and its Subsidiaries pursuant to employee benefit plans approved by the Corporation’s Board of Directors (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends, recapitalizations, reclassifications and similar events affecting the Common Stock and as such number includes all such stock options and purchase rights outstanding as of March 5, 2003), (B) issuances of Common Stock to employees of the Company pursuant to the Employee Stock Purchase Plan, (C) issuances of Common Stock (or of securities exchangeable or exercisable for or convertible into Common Stock) in connection with acquisitions approved by the Corporation’s Board of Directors, or (D) issuances of Common Stock upon conversion of the Series A Preferred.

      5C.     Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 5B, the following shall be applicable:

(i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this Section 5C(i), the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 5C(ii), the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of Section 5C, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series A Preferred are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of Section 5C, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series A Preferred shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series A Preferred.

(v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the Majority Holders. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the Majority Holders. The determination of such appraiser shall be final and binding upon the parties and the fees and expenses of such appraiser shall be borne one-half by the Corporation and one-half the holders of the Series A Preferred (pro rata based on the number of Shares held by each such holder).

(vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

      5D.     Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of

Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

      5E.     Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the Majority Holders) to insure that the Series A Preferred shall not be cancelled or retired as a result of such Organic Change and each of the holders of the Series A Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the Majority Holders) to insure that the provisions of this Section 5 and Section 6 hereof shall thereafter be applicable to the Series A Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series A Preferred, if the value so reflected is less than the Conversion Price determined as of the date of such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the Majority Holders), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

      5F.     Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Series A Preferred.

      5G.     Notices.

      (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

      (ii) The Corporation shall give written notice to all holders of Series A Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

      (iii) The Corporation shall also give written notice to the holders of Series A Preferred at least 20 days prior to the date on which any Organic Change shall take place.

      5H.     No Avoidance. If the Corporation shall enter into any transaction for the purpose of avoiding the application of the provisions of this Section 5, the benefits of such provisions shall nevertheless apply and be preserved.

      SECTION 6.     Purchase Rights

      If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Series A Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Series A Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

      If the Distribution Date (as defined in the Rights Plan) occurs, the Corporation shall issue to each holder of Series A Preferred a number of rights (“New Rights”) equal to the number of Rights (as defined in the Rights Plan) such holder would have held if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Series A Preferred immediately prior to the Distribution Date. The New Rights shall be identical to the Rights.

      SECTION 7.     Events of Noncompliance

      7A.     Definition. An “Event of Noncompliance” shall have occurred if:

(i) the Corporation fails to pay on any two consecutive Dividend Payment Dates the full amount of dividends then accrued on the Series A Preferred, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

(ii) the Corporation fails to make any redemption payment or payment pursuant to Section 5A(ii) or payment pursuant to Section 5E of the Purchase Agreement with respect to the Series A Preferred which it is required to make hereunder or (upon acceptance of the Corporation’s offer) thereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

(iii) the Corporation materially breaches or otherwise materially fails to perform or observe any other covenant or agreement set forth herein or in any of the Transaction Documents and such breach or failure continues for a period of 30 days after notice is given the Corporation by any holder of Series A Preferred or the Corporation otherwise has actual knowledge thereof or the opinion of the Corporation’s independent accountants delivered pursuant to Section 4A(iii) of the Purchase Agreement contains a going-concern exception;

(iv) any representation or warranty contained in any of the Transaction Documents or required to be furnished to any holder of Series A Preferred pursuant to the Purchase Agreement, or any information contained in writing furnished by the Corporation or any Subsidiary to any holder of Series A Preferred, is false or misleading on the date made or furnished, and such breach of the representation or warranty has had or would reasonably be expected to result in a Material Adverse Effect;

(v) the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days;

(vi) a judgment in excess of the sum of $5,000,000 plus (unless the applicable insurer has in any way disputed or denied such coverage) the amount of applicable insurance coverage is rendered against the Corporation or any Subsidiary and, within 60 days after entry thereof, such judgment is not fully discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

(vii) the Corporation or any Subsidiary defaults in the performance of any obligation or agreement if the effect of such default is to cause an amount exceeding $5,000,000 to become due prior to its stated maturity or to permit the holder or holders of any obligation to cause an amount exceeding $5,000,000 to become due prior to its stated maturity.

      7B.     Consequences of Events of Noncompliance.

      (i) If an Event of Noncompliance has occurred and is continuing, the dividend rate on the Series A Preferred shall increase immediately by an increment of one percentage point. Thereafter, until such time as no Event of Noncompliance exists, the dividend rate shall increase automatically at the end of each succeeding 90-day period by an additional increment of one percentage point (but in no event shall the dividend rate exceed the greater of (a) 8% and (b) the “prime rate” published by The Wall Street Journal as of any date of determination plus 400 basis points). Any increase of the dividend rate resulting from the operation of this Section 7B(i) shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this Section 7B(i).

      (ii) If an Event of Noncompliance other than an Event of Noncompliance of the type described in Section 7A(v) has occurred and is continuing, the Majority Holders may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Series A Preferred owned by such holder or holders at a price per Share equal to the greater of (a) the Cash Redemption Price and (b) with respect to any redemption demanded hereunder prior to July 31, 2008, the Premium Redemption Price. The Corporation shall give prompt written notice of such election to the other holders of Series A Preferred (but in any event within five days after receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder’s Series A Preferred by giving written notice thereof to the Corporation within seven days after receipt of the Corporation’s notice. The Corporation shall redeem all Series A Preferred as to which rights under this Section 7B(ii) have been exercised within 15 days after receipt of the initial demand for redemption.

      (iii) If an Event of Noncompliance of the type described in Section 7A(v)has occurred, all of the Series A Preferred then outstanding shall be subject to immediate redemption by the Corporation (without any action on the part of the holders of the Series A Preferred) at a price per Share equal to the greater of (a) the Cash Redemption Price and (b) with respect to any redemption demanded hereunder prior to July 31, 2008, the Premium Redemption Price. The Corporation shall immediately redeem all Series A Preferred upon the occurrence of such Event of Noncompliance.

      (iv) If any Event of Noncompliance other than an Event of Noncompliance of the type described in Section 7A(iii) or 7A(iv), but including an Event of Noncompliance of the type described in Section 7A(iii) if such breach or failure to perform or observe is of any covenant or agreement set forth in Section 4B hereof, has occurred and is continuing, then each Series A Director shall be entitled (in accordance with the provisions of Section 607.0804 of the Florida Business Corporation Act) to a number of votes on the Board of Directors with respect to any matter equal to one and one-half (1 1/2) votes. Such entitlement to a greater number of votes shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder.

      (v) If any Event of Noncompliance exists, each holder of Series A Preferred shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

      SECTION 8.     Registration of Transfer

      The Corporation shall keep at its principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred represented by the surrendered certificate.

      SECTION 9.     Replacement

      Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

SECTION 10.	Amendment and Waiver

      No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 12 hereof without the prior written consent of the Majority Holders as of the time such action is taken; provided that if any such amendment, modification or waiver is to a provision in this Certificate of Designation that requires a specific vote to take an action thereunder or to take an action with respect to the matters described therein, such amendment, modification or waiver shall not be effective unless such vote is obtained with respect to such amendment, modification or waiver; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series A Preferred then outstanding. No other course of dealing between the Corporation and the holder of any Series A Preferred or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such holders. For purposes of this Certificate of Designation, Series A Preferred held by the Corporation or any Subsidiaries shall not be deemed to be outstanding.

SECTION 11.	Notices

      All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Certificate of Designation shall be in writing and shall be deemed to have been given when delivered personally to the recipient, telecopied to the recipient (with hard copy sent by overnight courier in the manner provided hereunder) if sent prior to 4:00 p.m. Chicago time on a business day (and otherwise, on the immediately succeeding business day), one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or three business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent (i) to the Corporation, at its principal executive offices and (ii) to any holder of Series A Preferred, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

SECTION 12.	Definitions

      “25% IRR Amount” means cash in amount sufficient to provide a holder of a Share of Series A Preferred, when taken together with the Liquidation Value plus accrued and unpaid dividends thereon and any additional Cash Outflows received by such holder in respect of such Share, with a 25% IRR.

      “Accepted Shares” has the meaning specified in Section 3A.

      “Affiliate” of any particular Person means (i) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, and (ii) if such Person is a partnership or limited liability company, any partner or member thereof.

      “Cash Redemption Price” of any Share as of any date of determination means the greater of (a) the Liquidation Value thereof plus all accrued and unpaid dividends thereon and (b) the sum of (i) the Fair Market Value of the Conversion Stock issuable upon conversion of such Share of Series A Preferred (which, in the case of a redemption in connection with a Change in Ownership or Fundamental Change, shall be the Fair Market Value of the total consideration that the holder of the Share of Series A Preferred to be redeemed would have received in connection with such Change in Ownership or Fundamental Change had such holder converted such Share into Conversion Stock immediately prior to such Change in Ownership or Fundamental Change) plus (ii) accrued and unpaid dividends on such Share; provided that with respect to any redemption in connection with a Change in Ownership or Fundamental Change to take place on or before June 9, 2004, the Cash Redemption Price shall in no event be less than 125% of the sum of the Liquidation Value of such Share plus all accrued and unpaid dividends thereon.

      “Change in Ownership” means any transaction or event (including, without limitation, any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof) which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934, as amended), other than the initial holders of Series A Preferred, owning (including “beneficial ownership,” as that term is used under the Securities Exchange Act of 1934, as amended) more than 25% of the Common Stock outstanding at the time of such transaction or event, or of capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors.

      “Closing” means the closing of the separate purchases and sales of the Series A Preferred pursuant to the Purchase Agreement.

      “Common Stock” means, collectively, the Corporation’s Common Stock, par value $.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation Event.

      “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 5C(i) and 5C(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon conversion of the Series A Preferred.

      “Conversion Stock” means shares of the Corporation’s Common Stock, par value $.01 per share; provided that if there is a change such that the securities issuable upon conversion of the Series A Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Series A Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

      “Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

      “Demand Shares” has the meaning specified in Section 3B.

      “Disclosure Schedules” means the schedules referenced in the Purchase Agreement (other than the Schedule of Purchasers) and delivered to each of the Purchasers in a letter dated as of the date of the Purchase Agreement.

      “Dividend Payment Dates” has the meaning specified in Section 1B.

      “EBITDA” means net income plus interest, taxes, depreciation and amortization for the applicable period on a consolidated basis as each such item is shown on the financial statements required to be delivered pursuant to Section 4A(i) and (iii) of the Purchase Agreement.

      “Employee Stock Purchase Plan” means the Corporation’s Employee Stock Purchase Plan approved by the Corporation’s shareholders on May 24, 2001, as in effect on April 24, 2003.

      “Event of Noncompliance” has the meaning specified in Section 7A.

      “Fair Market Value” means (a) with respect to cash, the amount thereof, (b) with respect to securities, their Market Price and (c) with respect to any consideration other than cash or securities, its fair value determined jointly by the Corporation’s Board of Directors and the Majority Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the Majority Holders. The determination of such appraiser shall be final and binding upon the parties, and the Corporation and the holders of Series A Preferred (pro rata based on the number of Shares held by each such holder) each shall pay one-half of the fees and expenses of such appraiser.

      “Frontenac” means, collectively, Frontenac VIII Limited Partnership and Frontenac Masters VIII Limited Partnership.

      “Fundamental Change” means (1) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured by Fair Market Value) in any transaction or series of transactions, or (2) any merger or consolidation to which the Corporation is a party or any recapitalization, reorganization or reclassification of the Corporation or its capital stock, except for a merger, recapitalization, reorganization or reclassification in which the Corporation is the surviving corporation, the terms of the Series A Preferred are not changed and the Series A Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger, recapitalization, reorganization or reclassification, the beneficial holders of the Corporation’s outstanding capital stock immediately prior to the merger shall continue to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors and no Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than the initial holders of Series A Preferred, has “beneficial ownership” (as that term is used under the Securities Exchange Act of 1934, as amended) of more than 25% of the outstanding Common Stock.

      “Funded Debt” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security and (iii) any indebtedness described in clauses (i) or (ii) guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); provided that “Funded Debt” shall not include any loans between the Corporation and/or its Wholly-Owned Subsidiaries.

      “GAAP” means generally accepted accounting principles in the United States, consistently applied.

      “Investments” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interests (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

      “IRR” means the annual interest rate (compounded annually) which, when used to calculate the net present value as of June 9, 2003, of all Cash Inflows and all Cash Outflows (each as defined below) through the date of determination, causes such net amount to equal zero. “Cash Inflows” as used herein shall (i) subject to clause (ii) below, include all cash payments received by the holders of Series A Preferred with respect to or in exchange for the Series A Preferred, including, without duplication, all cash payments received by the holders of Series A Preferred with respect to the property described in the proviso of clause (ii) below; and (ii) include the Fair Market Value of distributions of property (e.g., shares of capital stock of the Corporation) received by holders of Series A Preferred with respect to or in exchange for the Series A Preferred; provided that, in the event that property is distributed subject to contingencies or restrictions that might affect its Fair Market Value (e.g., non-publicly traded stock, publicly traded stock subject to transfer restrictions or limitations or other non-Marketable Securities or rights to receive property pursuant to earn outs or similar contingencies), the date on which such property is to be valued shall be the date such property is sold by holders of Series A Preferred (a) in an underwritten offering of securities or (b) to any Person who is not an Affiliate of the Corporation or such holder, and such date shall be the date the property is deemed received for computing the IRR; provided, however, that if at the time of any redemption to be consummated hereunder a holder of Series A Preferred posses any such property referred to in the previous proviso received in respect of its Shares, then, at the election of such holder (in such holder’s sole discretion), the Fair Market Value of such property (taking into account such contingencies or restrictions) shall be included in the calculation of IRR or such holder shall return such property to the Corporation and it will not be included in the calculation of the IRR. “Cash Outflows” as used herein shall include the sum of all cash payments or investments made by the holders of Series A Preferred to and in the Corporation with respect to such Series A Preferred. For purposes of the net present value calculation, each Cash Inflow and each Cash Outflow specified above shall be deemed to have been received or made on the first day of the month nearest to the actual date of such payment.

      “Junior Securities” means shares of any class or series of the Corporation’s capital stock or other equity securities which are junior to the Series A Preferred in all respects with respect to preference and priority on dividends, redemptions, liquidations and otherwise, including, without limitation, (i) not having redemption rights or obligations or other put or call rights in priority to, or earlier in time than, the payment in full in cash of the Redemption Price or conversion of all Shares of Series A Preferred, except for after the Scheduled Demand Redemption Date in 2011 (or, if a Demand Redemption was made for such Scheduled Demand Redemption Date, the Redemption Date for the last Demand Share to be redeemed pursuant thereto (if later)), (ii) being subordinate in all respects to prior payment in full of all amounts to which the holders of the Series A Preferred are entitled hereunder upon a Liquidation Event (including in the case of any deemed Liquidation Event described in Section 2C), (iii) not providing for cash dividends (although such securities may have payment-in-kind dividends) with payment in priority to, or earlier in time than, the payment in full in cash of the Redemption Price or conversion of all Shares of Series A Preferred, except for after the Scheduled Demand Redemption Date in 2011 (or, if a Demand Redemption was made for such Scheduled Demand Redemption Date, the Redemption Date for the last Demand Share to be redeemed pursuant thereto (if later)), (iv) not containing any other rights or terms entitling the holder thereof to receive or obtain any other payments prior to the payment in full of all amounts to which the holders of Series A Preferred are entitled, except for after the Scheduled Demand Redemption Date in 2011 (or such later time as such Redemption Date takes place), (v) not containing any provision which in any way could impair, restrict or otherwise adversely affect the Corporation’s right or ability to comply with its obligations with respect to the Series A Preferred, (vi) not containing any other rights superior to the rights afforded to the holders of Series A Preferred pursuant to this Certificate of Designation, and (vii) not providing for or permitting the conversion, exercise or exchange of such security (regardless of the circumstances) into or for a security other than a Junior Security as otherwise described in this definition; provided that the declaration from time to time of Permitted Common Stock Dividends shall not disqualify Common Stock from being a Junior Security.

      “Liquidation Event” has the meaning specified in Section 2A.

      “Liquidation Payment Amount” has the meaning specified in Section 2C.

      “Liquidation Value” of any Share as of any particular date shall be equal to $1,000.

      “Liquidity Event” has the meaning specified in Section 5A(ii).

      “Liquidity Notice” has the meaning specified in Section 5(A)(ii).

      “Majority Holders” means the holders of a majority of the then outstanding Series A Preferred, excluding any Shares of Series A Preferred held by a holder or group of affiliated holders of less than 10% of the then outstanding Series A Preferred not deemed held by another Person pursuant to the following proviso; provided that a Person shall be deemed to hold Series A Preferred for purposes of this definition if such Person has the right to vote or otherwise exercise decisions with respect to such Shares of Series A Preferred (whether by irrevocable proxy, voting agreement or otherwise) on matters relating to the election and removal of the Series A Directors pursuant to Section 4A and the making of all decisions granted to the Majority Holders pursuant to Certificate of Designation and the Purchase Agreement even if such Person is not the record holder or beneficial owner of such shares.

      “Majority Holders’ Accepted Shares” has the meaning specified in Section 3A.

      “Market Price” of any security means the average, over a period of 15 days consisting of the day as of which “Market Price” is being determined and the 14 consecutive trading days prior to such day, of the closing prices of such security’s sales on the principal securities exchange on which such security may at the time be listed, or, if there has been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq National Market System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq National Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. If at any time such security is not listed on any securities exchange or quoted in the Nasdaq National Market System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the Majority Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the Majority Holders. The determination of such appraiser shall be final and binding upon the parties, and the Corporation and the holders of Series A Preferred (pro rata based on the number of Shares held by each such holder) each shall pay one-half of the fees and expenses of such appraiser.

      “Marketable Securities” means securities which are (i) listed or quoted on a United States national securities exchange or quoted on a United States national automated inter-dealer quotation system, (ii) in the Majority Holders’ reasonable belief after consultation with counsel, immediately eligible for sale by each holder pursuant to a registration statement effective under the Securities Act of 1933, as amended (the “Securities Act”), or immediately eligible for sale by the holder (independently of sales by other holders) pursuant to Rule 144(k) of the Securities Act or any similar provision then in force, and (iii) not subject to any “hold-back” or “lock-up” imposed by a managing underwriter in connection with a public offering of the issuer or any other restriction on the disposition thereof under the terms of any other agreement.

      “Material Adverse Effect” means a material and adverse effect, change or development upon or in the business, operations, assets, liabilities, condition (financial or otherwise), business prospects or operating results of the Corporation and its Subsidiaries taken as a whole.

      “Maximum Demand Shares” has the meaning specified in Section 3B.

      “Net Income” means the Corporation’s net income for the applicable period on a consolidated basis as shown on the financial statements required to be delivered pursuant to Section 4A(i) and 4A(iii) of the Purchase Agreement.

      “Net Revenue” means the Corporation’s revenues on a net reporting basis for the applicable period on a consolidated basis as shown on the financial statements required to be delivered pursuant to Section 4A(i) and 4A(iii) of the Purchase Agreement.

      “New Rights” has the meaning specified in Section 6.

      “Offered Shares” has the meaning specified in Section 3A.

      “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

      “Organic Change” has the meaning specified in Section 5E.

      “Permitted Common Stock Dividends” means quarterly dividends in an amount per share determined by the Corporation’s Board of Directors and declared with respect to the Corporation’s Common Stock so long as such amount does not exceed, when taken together with all dividends declared during the prior three fiscal quarters, 50% of the Corporation’s Net Income (as reported in the Corporation’s SEC Reports relating to such period) for the twelve month period ending on the last day of the Corporation’s immediately preceding fiscal quarter; provided that (i) with respect to all dividends declared during the first fiscal quarter to end after the initial issuance of the Series A Preferred, such dividends shall not exceed 50% of the Corporation’s Net Income (as reported in the Corporation’s SEC Reports relating to such period) for the three month period ending on the last day of the Corporation’s immediately preceding fiscal quarter, (ii) with respect to all dividends declared during the second fiscal quarter to end after the initial issuance of the Series A Preferred, such dividends shall not exceed, when taken together with all dividends during the prior fiscal quarter, 50% of the Corporation’s Net Income (as reported in the Corporation’s SEC Reports relating to such period) for the six month period ending on the last day of the Corporation’s immediately preceding fiscal quarter, (iii) with respect to all dividends declared during the third fiscal quarter to end after the initial issuance of the Series A Preferred, such dividends shall not exceed, when taken together with all dividends during the prior two fiscal quarters, 50% of the Corporation’s Net Income (as reported in the Corporation’s SEC Reports relating to such period) for the nine month period ending on the last day of the Corporation’s immediately preceding fiscal quarter, and (iv) with respect to all dividends declared during the fourth fiscal quarter to end after the initial issuance of the Series A Preferred, such dividends shall not exceed, when taken together with all dividends during the prior three fiscal quarters, 50% of the Corporation’s Net Income (as reported in the Corporation’s SEC Reports relating to such period) for the twelve month period ending on the last day of the Corporation’s immediately preceding fiscal quarter; provided, however, that (I) during any fiscal quarter during the year 2005, the Corporation may declare dividends in an amount per share per quarter determined by the Corporation’s Board of Directors so long as the amount of such dividends does not exceed, when taken together with all dividends declared during the prior three fiscal quarters, 40% of the Corporation’s Net Income (as reported in the Corporation’s SEC Reports relating to such period) for the twelve month period ending on the last day of the Corporation’s immediately preceding fiscal quarter and (II) during any fiscal quarter beginning after December 31, 2005, the Corporation may declare dividends in an amount per share per quarter determined by the Corporation’s Board of Directors so long as the amount of such dividends does not exceed, when taken together with all dividends declared during the prior three fiscal quarters, 30% of the Corporation’s Net Income (as reported in the Corporation’s SEC Reports relating to such period) for the twelve month period ending on the last day of the Corporation’s immediately preceding fiscal quarter.

      “Permitted Investments” means (a) Investments having a stated maturity no greater than one year from the date the Corporation makes such Investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $50 million, (3) commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc. or (4) other similar obligations and securities having equivalent credit ratings to the securities listed in clause (3) and maturing in one year or less at the time of investment and (b) Investments approved by the Investment Committee of the Board of Directors.

      “Permitted Stock Option Plans” means the Corporation’s 2002 Stock Option Plan and 1997 Stock Incentive Plan.

      “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

      “Premium Redemption Price” of any Share as of any date of determination means the sum of (i) the Liquidation Value thereof plus all accrued and unpaid dividends thereon plus (ii) a 25% IRR Amount.

      “Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

      “Purchase Agreement” means the Preferred Stock Purchase Agreement, dated as of April 23, 2003, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

      “Purchase Rights” has the meaning specified in Section 6.

      “Redemption Date” as to any Share means the date specified in the notice of any redemption at the Corporation’s option or at the holder’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the applicable Redemption Price is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

      “Redemption Demand” has the meaning specified in Section 3B.

      “Redemption Offer” has the meaning specified in Section 3A.

      “Redemption Price” means the Cash Redemption Price or the Premium Redemption Price, as applicable.

      “Registration” has the meaning specified in Section 5A(ii).

      “Registration Rights Agreement” means the Registration Rights Agreement, dated as of June 9, 2003, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

      “Repurchase” has the meaning specified in Section 5A(ii).

      “Rights Plan” means the Corporation’s Rights Agreement adopted on April 23, 2002.

      “Scheduled Demand Redemption Date” has the meaning specified in Section 3B.

      “Scheduled Offered Redemption Dates” has the meaning specified in Section 3A.

      “SEC Reports” means the quarterly reports on Form 10-Q and the annual reports on Form 10-K (including any amendments thereto) required to be filed by it with the Securities and Exchange Commission (including any successor thereto) pursuant to the federal securities laws and the Securities and Exchange Commission rules and regulations thereunder.

      “Series A Director” has the meaning specified in Section 4A.

      “Series A Preferred” has the meaning specified in Section 1A.

      “Share” has the meaning specified in Section 1A.

      “Side Letter” means that certain letter agreement, dated as of April 23, 2003, by and among the Corporation and certain of the initial holders of Series A Preferred, as such agreement may from time to time be amended in accordance with its terms.

      “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity. For purposes of this Certificate of Designation, if the context does not otherwise specify in respect of which Person the term “Subsidiary” is used, the term “Subsidiary” shall refer to a Subsidiary of the Corporation.

      “Transaction Documents” means the Purchase Agreement, the Registration Rights Agreement, the Side Letter, the Disclosure Schedules, any other agreement contemplated hereby or thereby to which the Corporation is a party and any certificate delivered by the Corporation with respect hereto or thereto in connection with the Closing.

      “Underlying Common Stock” means for purposes of Section 5A(ii) of this Certificate of Designation (i) the Common Stock issuable upon conversion of the Series A Preferred and (ii) any Common Stock issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of Section 5A(ii) of this Certificate of Designation, any Person who holds Series A Preferred shall be deemed to be the holder of the Underlying Common Stock obtainable upon conversion of the Series A Preferred in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the conversion of the Series A Preferred, such Underlying Common Stock shall be deemed to be in existence and outstanding, and such Person shall be entitled to exercise the rights of a holder of Underlying Common Stock hereunder.

      “Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

EXHIBIT B

PREFERRED STOCK PURCHASE AGREEMENT

by and among

GEVITY HR, INC.

and

THE PURCHASERS NAMED HEREIN

Dated as of April 24, 2003

i

ii

iii

GEVITY HR, INC.

PREFERRED STOCK PURCHASE AGREEMENT

      THIS PREFERRED STOCK PURCHASE AGREEMENT is made as of April 24, 2003, by and among Gevity HR, Inc., a Florida corporation (the “Company”), and the Persons listed on the Schedule of Purchasers attached hereto (collectively referred to herein as the “Purchasers” and individually as a “Purchaser”). The Company and the Purchasers are sometimes collectively referred to herein as the “Parties” and individually as a “Party.” Except as otherwise provided herein, capitalized terms used herein are defined in Section 7 hereof.

      WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, certain shares of the Company’s newly-authorized Series A Convertible Preferred Stock on the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein, and intending to be legally bound, the Parties agree as follows:

      SECTION 1.     Authorization and Closing

      1A.     Authorization of the Preferred Stock. The Company shall authorize the issuance and sale to the Purchasers of 30,000 shares of its Series A Preferred Stock, par value $.01 per share (the “Preferred Stock”), having the rights and preferences set forth in Exhibit A attached hereto. The Preferred Stock is convertible into shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”).

      1B.     Purchase and Sale of the Preferred Stock. At the Closing, the Company shall sell to each Purchaser and, subject to the terms and conditions set forth herein, each Purchaser shall purchase from the Company the number of shares of Preferred Stock set forth opposite such Purchaser’s name on the Schedule of Purchasers attached hereto at a price of $1,000 per share of Preferred Stock. The sale of the Preferred Stock to each Purchaser shall constitute a separate sale hereunder. The aggregate purchase price for the Preferred Stock (the “Preferred Stock Purchase Price”) purchased by the Purchasers shall be $30,000,000.

      1C.     The Closing. The closing of the separate purchases and sales of the Preferred Stock (the “Closing”) shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois at 10:00 a.m., local time, on June 9, 2003, or, if any of the conditions to Closing set forth in Section 2 below have not been satisfied by the Company or waived by each Purchaser on or prior to such date, on the business day immediately following satisfaction or waiver of such conditions, or at such other place or on such other date as may be mutually agreeable to the Company and each Purchaser (the date of the Closing, the “Closing Date”). At the Closing, the Company shall deliver to each Purchaser stock certificates evidencing the Preferred Stock to be purchased by such Purchaser, registered in such Purchaser’s or its nominee’s name, upon payment of the purchase price thereof by wire transfer of immediately available funds to an account designated by the Company at least two (2) business days prior to the Closing, in the aggregate portion of the Preferred Stock Purchase Price set forth opposite such Purchaser’s name on the Schedule of Purchasers. The stock certificates shall be made available for examination by the Purchasers at least one (1) business day prior to the Closing Date.

      SECTION 2.     Conditions of Each Purchaser’s Obligation at the Closing. The obligation of each Purchaser to purchase and pay for the Preferred Stock at the Closing is subject to the satisfaction as of the Closing of the following conditions:

2A. Representations and Warranties; Covenants. The representations and warranties contained in Section 6 hereof that are subject to materiality, Material Adverse Effect or dollar threshold qualifications shall be true and correct in all respects at and as of the Closing and the representations and warranties contained in Section 6 that are not subject to materiality, Material Adverse Effect or dollar threshold qualifications shall be true and correct in all material respects at and as of the Closing, in each case as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except to the extent of changes caused by the transactions expressly contemplated herein, and the Company shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Closing.

2B. Certificate of Designation. The Company shall have duly adopted, executed, acknowledged and filed with the Secretary of State of Florida a Certificate of Designation establishing the terms and relative rights of the Preferred Stock in the form set forth in Exhibit A attached hereto (the “Certificate of Designation”), and the Company shall not have adopted or filed any other document designating terms, relative rights or preferences of its preferred stock. The Certificate of Designation shall be in full force and effect under the laws of the State of Florida as of the Closing and shall not have been amended or modified.

2C. Articles of Incorporation. The Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), shall be in form and substance as previously delivered to each Purchaser, a copy of which is attached hereto as Exhibit B, shall be in full force and effect under the laws of the State of Florida as of the Closing and shall not have been amended or modified except for the filing of the Certificate of Designation.

2D. Company’s Bylaws. The Company’s bylaws, as amended, shall be in form and substance as previously delivered to the Purchasers, a copy of which is attached hereto as Exhibit C (the “Bylaws”), shall be in full force and effect as of the Closing and shall not have been amended or modified.

2E. Registration Agreement. The Company and the Purchasers shall have entered into a registration rights agreement in form and substance as set forth in Exhibit D attached hereto (the “Registration Agreement”), and the Registration Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.

2F. Shareholder Approvals. The Company shall have obtained all shareholder consents and approvals required to authorize, issue and sell the Preferred Stock (whether such consents and approvals are required under applicable law or the rules and regulations of the NASDAQ or otherwise).

2G. Third Party Consents. The Company shall have received or obtained all third party consents and approvals that are necessary for the consummation of the transactions contemplated hereby (including changes or circumstances that may occur as a result of the terms of the Preferred Stock, whether pursuant to Section 5C of the Certificate of Designation or otherwise (but not including, for the avoidance of doubt, any purchase or other acquisition by any such holder of additional securities of the Company other than acquisitions that result from the terms of the Preferred Stock)) or that are required in order to prevent a breach of or default under, a termination or modification of, giving rise to the right of any change of control or similar payments pursuant to, or acceleration of the terms of, any contract, agreement or document to which the Company or any of its Subsidiaries is a party, other than change of control agreements between the Company and its officers now in existence and disclosed on the Contracts Schedule.

2H. Governmental Consents and Approvals. The Parties shall have received or obtained all governmental and regulatory consents and approvals that are necessary for the consummation of the transactions contemplated hereby, in each case on terms and conditions satisfactory to each Purchaser (collectively, the “Governmental Approvals”).

2I. Anti-Takeover Statutes and Measures. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover statute or regulation enacted under federal or state laws applicable to the Company or any Purchaser (including, but not limited to, Section 607.0901 of the Florida Business Corporation Act) and no issuance of rights or similar securities pursuant to any “poison pill” plan or similar measure shall be applicable to the initial issuance and purchase of the Preferred Stock by the Purchasers hereunder, the conversion thereof into Common Stock or changes or circumstances that may occur as a result of the terms of the Preferred Stock, whether pursuant to Section 5C of the Certificate of Designation or otherwise (but not including, for the avoidance of doubt, any purchase or other acquisition by any such holder of additional securities of the Company other than acquisitions that result from the terms of the Preferred Stock).

2J. Material Adverse Change. Since December 31, 2002, (i) except with respect to any matter set forth on the Material Adverse Effect Schedule, there shall have occurred no event, circumstance or condition which has or which could reasonably be expected to have a Material Adverse Effect, and (ii) with respect to any matter set forth on the Material Adverse Effect Schedule, there shall have occurred no material adverse event, circumstance, condition or development which materially and adversely changes any matter set forth on the Material Adverse Effect Schedule.

2K. Securities Law Compliance. The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Preferred Stock pursuant to this Agreement in compliance with such laws.

2L. Listing of Shares. The Company’s Common Stock shall be listed for trading on the NASDAQ/ NMS and shall not have been suspended by the Securities and Exchange Commission or the National Association of Securities Dealers (the “NASD”) from trading on the NASDAQ/ NMS nor shall suspension by the Securities and Exchange Commission or the NASD have been threatened or be reasonably likely (whether with or without the passage of time). The Common Stock issuable upon conversion of the Preferred Stock shall have been approved for listing on the NASDAQ/ NMS, subject only to official notice of issuance.

2M. Opinion of the Company’s Counsel. Each Purchaser shall have received from Powell, Goldstein, Frazer & Murphy LLP, counsel for the Company, and from Gregory M. Nichols, Senior Vice President and General Counsel of the Company, an opinion in each case in form and substance reasonably satisfactory to the Majority Purchasers which shall be addressed to each Purchaser and dated the date of the Closing.

2N. Litigation. No action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit the transactions contemplated hereby and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect.

2O. Expenses. At the Closing, the Company shall have reimbursed each Purchaser for all fees and expenses as provided in Section 8B hereof.

2P. Compliance with Applicable Laws. (i) The purchase of the Preferred Stock by each Purchaser hereunder shall not be prohibited by any applicable law or governmental rule or regulation and shall not subject such Purchaser to any penalty, liability or, in such Purchaser’s sole judgment, other onerous condition under or pursuant to any applicable law or governmental rule or regulation, and the purchase of the Preferred Stock by each Purchaser hereunder shall be permitted by the laws, rules and regulations of the jurisdictions and governmental authorities and agencies to which such Purchaser is subject.

(ii) The issuance and sale by the Company to each Purchaser hereunder shall not be prohibited by any law or governmental rule or regulation applicable to the Company and shall not subject such Purchaser to any penalty, liability or other onerous condition under or pursuant to any law, governmental rule or regulation applicable to the Company.

(iii) The Purchasers and the Company shall be reasonably satisfied that after the Closing the Purchasers will be able to make all necessary filings and receive all necessary approvals, licenses and/or authorizations under all applicable laws, ordinances, codes, rules, requirements and regulations regulating professional employer organizations (“PEO Approvals”) and that the Purchasers shall not be subject to any penalty, liability or, in such Purchaser’s sole judgment, other onerous condition and that the Purchasers representatives being appointed to the board as the Series A Directors shall be deemed qualified to serve on the board in compliance with any then existing applicable local, state or federal law or regulation governing the business operations of the Company and the Company’s directors generally (including, without limitation, their approval as “controlling persons” of the Company by any Governmental Entity with jurisdiction over any of the Company’s business operations.)

2Q. Proceedings. (i) All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and (ii) all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchasers and their special counsel.

2R. Sale of Preferred Stock to Each Purchaser. The Company shall have simultaneously sold to each Purchaser the Preferred Stock to be purchased by such Purchaser hereunder at the Closing and shall have received payment therefor in full.

2S. Repurchase of Common Stock. The Company shall have purchased from Charles S. Craig a sufficient number of shares of Common Stock to have reduced his beneficial ownership in the Company below 10% pursuant to the purchase agreement dated March 5, 2003 attached hereto as Exhibit E (the “Craig Purchase Agreement”) at a price not to exceed $5.38 per share.

2T. Q1 2003 Financial Statements. The Company shall have delivered to each Purchaser the Q1 2003 Financial Statements after review by the Board’s audit committee.

2U. Chief Executive Officer. Erik Vonk shall not have terminated his employment as the chief executive officer of the Company by reason of death, Permanent Disability or resignation.

2V. Closing Documents. The Company shall have delivered to each Purchaser all of the following documents:

(i) an Officer’s Certificate, dated the Closing Date, stating that the conditions specified in Section 1A and Sections 2A, 2B, 2C, 2D, 2F, 2G, 2H, 2I, 2J, 2K, 2L, 2N, 2P(ii), 2Q(i), 2S, 2T and 2U, inclusive, have been fully satisfied;

(ii) a certified copy of the resolutions duly adopted by the Company’s Board authorizing the execution, delivery and performance of the Transaction Documents, the filing of the Certificate of Designation referred to in Section 2B, the appointment to the Board of the Series A Directors designated by the Majority Holders pursuant to a written direction delivered to the Company and the approval of such Series A Directors as incumbent directors by a vote of at least two-thirds of the incumbent directors such that the Series A Directors are deemed Incumbent Directors (as defined in the Change of Control Agreements), the issuance and sale of the Preferred Stock, changes or circumstances that may occur as a result of the terms of the Preferred Stock, whether pursuant to Section 5C of the Certificate of Designation or otherwise (but not including, for the avoidance of doubt, any purchase or other acquisition by any such holder of additional securities of the Company other than acquisitions that result from the terms of the Preferred Stock), the reservation for issuance upon conversion of the Preferred Stock of an aggregate of 5,514,705 shares of Common Stock and the consummation of all other transactions contemplated by this Agreement and of any resolutions duly adopted by the Company’s shareholders with respect to any of the foregoing;

(iii) a certified copy of the resolutions adopted by the Company’s shareholders at its annual meeting approving the issuance of the Preferred Stock and the issuance of Common Stock upon conversion thereof and any other matters the shareholders are required to approve pursuant to Section 2F;

(iv) certified copies of the Articles of Incorporation, the Certificate of Designation and the Bylaws, each as in effect at the Closing;

(v) copies of all Third Party and Governmental Approvals required in connection with the consummation of the transactions hereunder (including, without limitation, all blue sky law filings and waivers of all preemptive rights and rights of first refusal);

(vi) good standing certificates from the respective jurisdiction of incorporation, organization or formation, as applicable, of the Company and each of its Subsidiaries and from each jurisdiction in which the Company or any of its Subsidiaries is qualified to do business; and

(vii) such other documents relating to the transactions contemplated by this Agreement as any Purchaser or its special counsel may reasonably request.

2W. Waiver. Any condition specified in this Section 2 may be waived if consented to by each Purchaser; provided that no such waiver shall be effective against any Purchaser unless it is set forth in writing executed by such Purchaser.

      SECTION 3.     Covenants Prior to Closing

      3A.     General. Each of the Parties shall use reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Section 2 above). At the Closing, the applicable Parties shall execute and deliver all of the agreements and instruments contemplated hereby to be executed and delivered by the Parties at the Closing.

      3B.     Third Party Notices and Consents. The Company shall, and shall cause each Subsidiary to, use reasonable efforts to give all required notices to third parties and obtain all required third party consents and waivers in connection with the transactions contemplated by this Agreement (including the initial issuance and purchase of the Preferred Stock by the Purchasers hereunder, the conversion thereof into Common Stock and changes or circumstances that may occur as a result of the terms of the Preferred Stock, whether pursuant to Section 5C of the Certificate of Designation or otherwise (but not including, for the avoidance of doubt, any purchase or other acquisition by any such holder of additional securities of the Company other than acquisitions that result from the terms of the Preferred Stock)).

      3C.     Governmental Notices and Consents. Each of the Parties shall give any notices to, make any filings with, and use reasonable efforts to obtain, any authorizations, consents and approvals of governments (including, without limitation any necessary PEO Approvals) and governmental agencies in connection with the matters contemplated by this Agreement. Each Party shall promptly inform the other Parties of any communications to or from the Securities and Exchange Commission or any other Governmental Entity regarding the transactions contemplated by this Agreement.

      3D.     Operation of Business. The Company shall, and shall cause each Subsidiary to, operate its business only in the usual and ordinary course of business consistent with past practice and use reasonable efforts to preserve the goodwill and organization of its business and the relationships with its clients, suppliers, employees and other Persons having business relations with the Company or its Subsidiaries. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of the Majority Purchasers, (i) take or omit to take any action that would require disclosure under Section 6H below or that would constitute a breach of Section 4C below or require consent pursuant to Section 4B of the Certificate of Designation if taken after the Closing Date or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Company in this Agreement; (ii) enter into any material transaction, arrangement or contract except on an arm’s-length basis in the ordinary course of business consistent with past custom and practice; (iii) (A) enter into any contract or agreement, including any lease or other rental agreement, out of the ordinary course of business or restricting in any material respect the conduct of its business; provided, however, that this clause shall not prohibit the Company from entering into an agreement with a bank or other commercial lender providing for a line of credit up to $20 million; (B) make any loans or Investments (other than advances to the Company’s or its Subsidiaries’ employees in the ordinary course of business and other than loans between the Company and/or its Wholly-Owned Subsidiaries); (C) increase any officer’s or employee’s compensation, incentive arrangements or other benefits or amend any Plan (as defined in Section 6R(i)) except for increases or bonuses made in the ordinary course of business or pursuant to agreements or Plans that are set forth on the Contracts Schedule or Employee Benefit Schedule hereto; (D) except as set forth on the SEC Reports and Financial Statements Schedule, terminate any member of the Company’s senior management team, which for purposes of this section means the Company’s chief executive officer, president, chief financial officer, chief technology officer, general counsel or any senior vice president; (E) redeem, purchase or otherwise acquire directly or indirectly any of its issued and outstanding capital stock, or any outstanding rights or securities exercisable or exchangeable for or convertible into its capital stock, or make any distribution or dividend (except regularly scheduled dividends not to exceed $0.05 per share of Common Stock per quarter) to any of its shareholders or other Persons; (F) amend its articles of incorporation or bylaws, as the case may be, or issue or agree to issue any capital stock or any rights to acquire, or securities convertible into or exchangeable for, any of its capital stock, except for the issuance of common stock upon the exercise of options issued pursuant to the Permitted Stock Option Plans; (G) directly or indirectly engage in any transaction, arrangement or contract with any officer, director or Affiliate or, with respect to or otherwise relating to such shareholder’s shares, a shareholder of the Company which is not in the ordinary course of business and at arm’s length; (H) execute any guaranty, issue any debt, borrow any money or otherwise incur any Funded Debt in excess of the amount permitted under the Certificate of Designation (if it were filed and effective) to be outstanding at any time without prior approval of the Majority Holders (as that term is defined in the Certificate of Designation); (I) buy or sell any assets out of the ordinary course of business; (J) fail to perform its obligations in a timely manner under any of its existing service or client contracts outside of the ordinary course of business; (K) amend or modify any stock option plan or employee stock ownership or purchase plan as in existence as of the Closing, adopt any new stock option plan or employee stock purchase plan or issue any shares of capital stock to its employees other than pursuant to the Permitted Stock Option Plans; (L) form any Subsidiary or acquire any Subsidiary with material liabilities; or (M) commit or agree to do any of the foregoing.

      Notwithstanding the foregoing, nothing in this Section 3D shall prohibit the Company from taking any action or omitting to take any action as required or as expressly contemplated by this Agreement.

      3E.     Compliance with Agreements and Laws. The Company and its Subsidiaries shall (i) comply with all material obligations pursuant to any contract or agreement, whether oral or written, express or implied, and (ii) comply in all material respects with applicable laws (including, to the extent applicable, qualifying or registering any person required to be so qualified or registered under any state PEO statute, by reason of such person being deemed a control person or otherwise).

      3F.     Payment of Obligations. The Company and its Subsidiaries shall pay and discharge when due all Taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon unless contested in good faith by appropriate proceedings) and pay and discharge all Indebtedness in accordance with its terms (except for transactions with the Company’s insurers in the ordinary course of business) and claims for labor, materials or supplies in the ordinary course of business.

      3G.     Tax Matters. Neither the Company nor its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company, its Subsidiaries or the Purchasers.

      3H.     Intellectual Property Rights. The Company and its Subsidiaries shall possess and maintain all material Intellectual Property Rights necessary to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, all such Intellectual Property Rights. Neither the Company nor any Subsidiary shall take any action, or fail to take any action, which would result in the invalidity, abandonment, misuse or unenforceability of such Intellectual Property Rights or which would infringe upon or misappropriate any rights of other Persons.

      3I.     Full Access. The Company shall (i) permit, and shall cause its Representatives and Subsidiaries to permit, the Purchasers and their Representatives full and complete access (during normal business hours and subject to reasonable advance notice) to the Company’s and its Subsidiaries’ books and records, facilities and personnel and (ii) use reasonable efforts to cause its independent accountants to be available to the Purchasers and their Representatives in the presence of a Representative of the Company (during normal business hours and subject to reasonable advance notice), in connection with their due diligence review of the Company and its affairs and operations or otherwise in connection with the transactions contemplated hereby.

      3J.     Notice of Material Developments. Each Party shall give prompt written notice to the other Parties of (i) any variances in any of its representations or warranties contained in Section 6 or Section 8F below, as applicable, (ii) any breach of any covenant hereunder by such Party and (iii) any other material development affecting the ability of such Party to consummate the transactions contemplated by this Agreement.

      3K.     Q1 2003 Financial Statements. The Company shall deliver the consolidated balance sheet of the Company and its Subsidiaries for the quarter ended March 31, 2003, and the related statements of income and cash flows (or the equivalent) for the three-month period then ended (the “Q1 2003 Financial Statements”) to the Purchasers as soon as practicable after review by the Company’s audit committee.

      3L.     Meeting of the Company’s Shareholders.

(i) The Company shall take all action necessary in accordance with applicable law and the Company’s Articles of Incorporation and Bylaws to cause the approval of the issuance of the Preferred Stock to be considered at the 2003 annual meeting of the Company (and to cause such meeting to be held no later than 45 days after the date of this Agreement) to consider and vote upon the approval of the issuance of the Preferred Stock. The meeting of the shareholders at which the vote is to be taken is referred to herein as the “Shareholders Meeting.” The Company’s Board shall unanimously recommend such approval and the Company shall use its reasonable efforts to solicit such approval.

(ii) As soon as practicable after the date of this Agreement, the Company shall (a) respond promptly to any comments made by the Securities and Exchange Commission or its staff with respect to the proxy statement filed with respect to the Shareholders Meeting (the “Proxy Statement”) filed with the Securities and Exchange Commission and any preliminary version thereof, and (b) cause such Proxy Statement to be mailed to the Company’s shareholders at the earliest practicable date. The Company shall notify the Purchasers promptly of the receipt of any comments from the Securities and Exchange Commission or its staff and of any request by the Securities and Exchange Commission for amendments or supplements to the Proxy Statement or for additional information and supply the Purchasers with copies of all correspondence with the Securities and Exchange Commission or its staff with respect to the Proxy Statement. Whenever any event occurs that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform the Purchasers of such occurrence and shall file with the Securities and Exchange Commission, and, if appropriate, mail to shareholders of the Company, such amendment or supplement.

      3M.     Exclusivity. In consideration of the time, effort, expense, and other resources the Purchasers have expended and anticipate expending to consummate the transactions contemplated hereby, the Purchasers and the Company agree as follows:

(i) Until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither the Company nor any of its Subsidiaries shall, directly or indirectly, through any of their respective officers, directors, employees, representatives, agents or otherwise (including, without limitation, through any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) (collectively, the “Company Parties”), without the prior written consent of the Majority Purchasers, (A) solicit, initiate or encourage the submission of any other proposal or offer from, or otherwise enter into any other agreements or arrangements (other than this Agreement) with, any other Person (other than the Purchasers), relating to any Alternative Transaction Proposal or (B) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

(ii) As long as the agreements in this Section 3M are in effect, the Company will notify the Purchasers as promptly as practicable after any Company Party learns that any Person has made any Alternative Transaction Proposal (including the identity of such Person and the terms of such proposal). The Board shall promptly advise the Purchasers orally and in writing of the status of any such Alternative

Transaction Proposal as developments arise or as requested by the Purchasers. The Company represents and warrants to the Purchasers that no Company Party has entered into any executory agreement which has not yet terminated or accepted any commitment with respect to an Alternative Transaction Proposal and the Company will keep the Purchasers fully informed of the status and details (including amendments and proposed amendments) of any such request, Alternative Transaction Proposal or inquiry. The Company further represents and warrants that no Company Party has entered into any executory agreement which has not yet terminated or accepted any commitment with respect to an Alternative Transaction.

      3N.     No Inconsistent Actions. The Company covenants and agrees that it will not and will not permit any Subsidiary to take any action which is inconsistent in any material respect with their respective obligations under this Agreement or that would hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement.

      SECTION 4.     Covenants

      4A.     Financial Statements and Other Information. The Company shall deliver to each Purchaser and each holder (subject to such holder’s agreement to comply with Section 4I hereof) of at least 10% of the Preferred Stock:

(i) as soon as available but in any event (1) within 30 days after the end of each of the first two monthly accounting periods in each fiscal quarter, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, setting forth in each case comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year, and all such items shall be prepared in accordance with GAAP and the Company’s customary practices for the preparation of monthly financial statements, it being understood that such statements are subject to (A) being prepared with a soft close, (B) the absence of footnote disclosures and (C) normal year-end adjustments for recurring accruals, and (2) within 45 days after the end of each fiscal quarter, consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such fiscal quarter, and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter, setting forth in each case comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year, and all such items shall be prepared in accordance with GAAP and shall be certified by the Company’s chief financial officer as being in compliance with the terms of this Agreement;

(ii) accompanying the financial statements referred to in subparagraph (i), an Officer’s Certificate stating that there is no Event of Noncompliance in existence or, if any Event of Noncompliance, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

(iii) within 90 days after the end of each fiscal year, consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for such fiscal year, and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the Company’s annual budget and to the preceding fiscal year, all prepared in accordance with GAAP and certified by the Company’s chief financial officer as being in compliance with the terms of this Agreement, and accompanied by (a) with respect to the consolidated portions of such statements, an opinion of Deloitte & Touche LLP, any other Big Four accounting firm or any other independent accounting firm of recognized national standing reasonably acceptable to the Majority Holders and (b) a copy of such accounting firm’s annual management letter to the Board;

(iv) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

(v) at least 30 days but not more than 90 days prior to the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets, and within 30 days after any monthly period in which there is a material adverse deviation from the annual budget, an Officer’s Certificate explaining the deviation and what actions the Company has taken and proposes to take with respect thereto;

(vi) promptly (but in any event within five business days) after the discovery or receipt of notice of any Event of Noncompliance, an Officer’s Certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

(vii) within ten days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its shareholders and copies of all registration statements and all regular, special or periodic reports which it files with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company’s and its Subsidiaries’ businesses;

(viii) promptly upon receipt thereof, a copy of any actuarial report submitted by the Company’s independent actuarial firm to the Company or any of its Subsidiaries relating to the workers’ compensation and healthcare plans for any state for which the Company or any of its Subsidiaries does not have a guaranteed cost; and

(ix) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Person entitled to receive information under this Section 4A may reasonably request.

      All financial statements included in the information to be provided pursuant to paragraphs (i) and (ii) shall fairly report the financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods stated therein, and, subject to the provisions of such paragraphs, shall be prepared in accordance with GAAP, consistently applied, subject in the case of monthly (but not quarterly) unaudited financial statements to changes resulting from normal quarter-end adjustments and, in the case of all unaudited financial statements, to the absence of footnote disclosures.

      For purposes of this Agreement, all holdings of Preferred Stock by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement.

      4B.     Inspection of Property. The Company shall permit any Representatives designated by each Purchaser or any holder (subject to such holder’s agreement to comply with Section 4I hereof) of at least 10% of the Preferred Stock, upon reasonable notice and during normal business hours and at such other times as any such holder may reasonably request, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers and key employees of the Company and its Subsidiaries, and the Company shall use its reasonable efforts to cause the independent accountants of the Company and its Subsidiaries to be available, in the presence of a Company Representative, to such Purchaser’s or holder’s Representatives.

      4C.     Affirmative Covenants. So long as any Preferred Stock remains outstanding, the Company shall, and shall cause each Subsidiary to, unless it has received the prior written waiver of the Majority Holders:

(i) at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations orders, permits and other governmental approvals necessary to the conduct of its businesses and qualify and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, remain qualified as a corporation;

(ii) maintain and keep its material properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted in all material respects at all times;

(iii) possess and maintain all material Intellectual Property Rights necessary to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, all such Intellectual Property Rights;

(iv) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies which if unpaid would by law become a Lien upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto;

(v) comply with all applicable laws, rules and regulations of all governmental authorities, the failure to comply with would reasonably be expected to have a Material Adverse Effect;

(vi) apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts that, to the knowledge of the Company after reasonable investigation, are customary for corporations of similar size engaged in similar lines of business;

(vii) so long as it can be obtained at commercially reasonable premiums, as determined by the Board, maintain officers and directors liability insurance coverage of at least $10,000,000 on terms reasonably satisfactory to the Majority Holders;

(viii) maintain proper books of record and account consistent with past practices which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP; and

(ix) at all times cause the Company’s Common Stock or other securities into which the Preferred Stock is convertible to be authorized for quotation and listed on one or more of the NASDAQ/ NMS, the American Stock Exchange or the New York Stock Exchange.

      4D.     Compliance with Agreements. So long as any Preferred Stock remains outstanding, the Company shall perform and observe all of its obligations to each holder of Preferred Stock set forth in the Articles of Incorporation, the Certificate of Designation and the Company’s Bylaws.

      4E.     Use of Proceeds. The Company shall not, without the prior written consent of the Majority Holders, use the proceeds from the sale of the Preferred Stock other than (i) to purchase from Charles S. Craig a sufficient number of shares of Common Stock to reduce his beneficial ownership in the Company below 10% in accordance with the Craig Purchase Agreement, (ii) for working capital, including the funding of acquisitions, and (iii) to pay costs, fees and expenses related to the matters or transactions described in clauses (i) and (ii).

      4F.     Certain Pre-emptive Rights.

      (i) Except for issuances of (A) Preferred Stock at the Closing, (B) options to acquire Common Stock pursuant to the terms of the Permitted Stock Option Plans (or Common Stock upon the exercise of such options), (C) Common Stock issued or used from treasury shares as consideration for the acquisition of another company or business as approved (to the extent necessary) in accordance with the Articles of Incorporation (including the Certificate of Designation) and by the Board, (D) Common Stock pursuant to a Public Offering, (E) Common Stock to employees of the Company or any of its Subsidiaries pursuant to the Employee Stock Purchase Plan approved by the Company’s shareholders on May 24, 2001, and as in effect on the date hereof or (F) Common Stock upon conversion or exchange of any securities directly or indirectly convertible into Common Stock, if so long as any Preferred Stock remains outstanding the Company authorizes the issuance or sale of any shares of Preferred Stock, Common Stock or any securities convertible into, exchangeable or exercisable for or containing options or rights to acquire any shares of Preferred Stock or Common Stock (collectively, “Equity Securities”), the Company shall first offer to sell to each holder of Preferred Stock a portion of such Equity Securities to be issued equal to the number of Equity Securities to be issued multiplied by the quotient obtained by dividing (1) the number of shares of Common Stock issued or issuable upon conversion of the Preferred Stock held by such holder by (2) the sum of the total number of shares of Common Stock then outstanding plus the total number of shares of Common Stock issuable upon conversion of the Preferred Stock plus the total number of shares of Common Stock issuable upon conversion or exercise of outstanding options, rights or securities convertible into or exercisable for Common Stock or for other securities convertible into or exercisable into Common Stock at a price less than or equal to the Market Price as of the date of the Company’s offer (other than the Preferred Stock). Each holder shall be entitled to purchase such stock or securities at the most favorable price and on the most favorable terms as such stock or securities are to be offered to any other Persons; provided that if all Persons entitled to purchase or receive such stock or securities are required to also purchase other securities of the Company, the holders exercising their rights pursuant to this paragraph shall also be required to purchase the same types of securities in the same ratios (on the same terms and conditions) that such other Persons are required to purchase. The purchase price for all stock and securities offered to such holders hereunder shall be payable in cash.

      (ii) In order to exercise its purchase rights hereunder, the holder of Preferred Stock must within 15 business days after receipt of written notice from the Company describing in reasonable detail the stock or securities being offered, the purchase price thereof, the payment terms and such holder’s percentage allotment, deliver a written notice to the Company describing such holder’s election hereunder.

      (iii) Upon the expiration of the offering period described above, the Company shall be entitled to sell such stock or securities which the holders of Preferred Stock have not elected to purchase during the 180 days following such expiration at a price not less and on other terms and conditions not more favorable to the purchasers thereof than that offered to such holders. Any stock or securities offered or sold by the Company after such 180-day period must be reoffered to the holders of Preferred Stock pursuant to the terms of this Section 4F.

      4G.     Public Disclosures. After the date hereof, the Company shall not, nor shall it permit any Subsidiary to, disclose any Purchaser’s name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any Governmental Entity without the prior written consent of such Purchaser, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case, unless otherwise prohibited by applicable law, prior to making such disclosure the Company shall give written notice to such Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit the Purchaser to review and comment upon the form and substance of such disclosure.

      4H.     SEC Reports. The Company shall file on a timely basis all SEC Reports required to be filed by it with the Securities and Exchange Commission under the Securities Exchange Act, the Securities Act and the rules and regulations of the Securities and Exchange Commission under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Securities Exchange Act, the Securities Act and the published rules and regulations of the Securities and Exchange Commission thereunder, each as applicable to all SEC Reports.

      4I.     Confidentiality.

      (i) Each holder of Preferred Stock shall hold, and shall use its reasonable efforts to cause its Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or national stock exchange, all confidential documents and information concerning the Company or any of its Subsidiaries furnished to the such holder of Preferred Stock, except to the extent that such information can be shown to have been (a) previously known on a non-confidential basis by the holder of Preferred Stock or such Representatives, (b) in the public domain through no fault of such holder of

Preferred Stock or its Representatives (acting in their capacity as such or with respect to information received in their capacity as such) or (c) later acquired by such holder of Preferred Stock or its Representatives from sources other than the Company or any of its Subsidiaries not known by such holder of Preferred Stock or such Representatives, as applicable, to be bound by any confidentiality obligation; provided that a holder of Preferred Stock may disclose such information if required by applicable law, subject to compliance with Section 4I(ii); provided further that a holder of Preferred Stock may disclose such information to any of its Representatives in connection with the transactions contemplated by this Agreement or its ownership of the Preferred Stock and monitoring of its investment therein so long as such Persons are informed by the holder of Preferred Stock of the confidential nature of such information and are directed by such holder of Preferred Stock to treat such information confidentially; provided further that the holder of Preferred Stock may disclose such information in connection with a sale or transfer (or prospective sale or transfer) permitted by Section 5A of any Preferred Stock if such holder of Preferred Stock’s transferee (or prospective transferee) agrees to be bound by the provisions of this section. Each holder of Preferred Stock shall be responsible for any failure of it or any of its Representatives to treat such information confidentially. Each holder of Preferred Stock agrees that it shall not and it shall cause each of its Representatives not to use any confidential documents or information for any purpose other than monitoring and evaluating its investment in the Company and in connection with the transactions contemplated by this Agreement.

      (ii) In the event any of the holders of Preferred Stock or anyone to whom any of the holders of Preferred Stock transmit confidential information is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to disclose any such information, such holder of Preferred Stock shall provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive such holder’s compliance with the provisions of this section. In the event that such protective order or other remedy is not obtained sufficiently promptly so as not to adversely affect such holder of Preferred Stock or those of its officers, directors, employees, accountants, counsel, consultants, advisors and agents as to whom the information has been requested or required, or the Company waives such holder’s compliance with the provisions of this Agreement, such holder will furnish only that portion of such information that such holder is advised by counsel is legally required and shall, at the Company’s expense and direction, exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

      SECTION 5.     Transfer of Restricted Securities

      5A.     General Provisions. Restricted Securities are transferable only pursuant to (i) a public offering registered under the Securities Act, (ii) in-kind distributions by any holder that is an investment fund to its partners or members in connection with a distribution of freely tradeable securities, (iii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and, as applicable, if the holder thereof makes available to the Company in advance of such transfer information demonstrating compliance with Rule 144 or Rule 144A of the Securities and Exchange Commission, or (iv) after complying with Section 5E, any other legally available means of transfer, provided that such transfer pursuant to this clause (iv) is not to a direct competitor of the Company or any Person controlled by such a competitor.

      5B.     Rule 144A. Upon the request of any holder of Restricted Securities, the Company reasonably promptly shall supply to such holder or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144A of the Securities and Exchange Commission.

      5C.     Restrictive Legends. Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR IN COMPLI-

ANCE WITH RULE 144 OR PURSUANT TO ANOTHER EXEMPTION. THE SECURITIES ARE ALSO SUBJECT TO PROVISIONS OF A REGISTRATION RIGHTS AGREEMENT.”

(ii) “THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE PREFERRED STOCK PURCHASE AGREEMENT, DATED AS OF APRIL 24, 2003 (AS THE SAME MAY BE AMENDED FROM TIME TO TIME), BETWEEN THE ISSUER (THE “COMPANY”) AND CERTAIN OTHER PERSONS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

      In addition, the certificates representing Preferred Stock shall bear the following legend:

“The Company will furnish the holder of this certificate information concerning the designations, relative rights, preferences and limitations applicable to each class of stock or series hereof, including the liquidation and dividend preferences and voting and conversion rights of the preferred stock, on request in writing and without charge.”

      Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of the like tenor not bearing a Securities Act legend of the character set forth in Section 5C(i).

      5D.     Legend Removal. If any Restricted Securities become eligible for sale pursuant to Rule 144(k), the Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in Section 5C(i) from the certificates for such Restricted Securities. In addition, if in connection with any transfer the holder of the Restricted Securities delivers to the Company an opinion of Kirkland & Ellis or such other counsel which (to the Company’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, then the Company promptly upon such contemplated shall transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 5C(i). In addition, the Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in Section 5C(ii) from the certificates for such Restricted Securities upon a conversion of Restricted Securities constituting Preferred Stock into Common Stock.

      5E.     Right of First Offer. At least 15 business days prior to transferring any shares of Preferred Stock pursuant to Section 5A(iv), the transferring shareholder (the “Transferring Shareholder”) shall deliver a written notice (a “Sale Notice”) to the Company. The Sale Notice shall disclose in reasonable detail the proposed number of shares of Preferred Stock to be transferred. The Company may offer to purchase all (but not less than all) of the shares of Preferred Stock specified in the Sale Notice by delivering written notice of such offer (a “Company Offer”) to the Transferring Shareholder, as soon as practicable but in any event within 15 days after the delivery of the Sale Notice (the “Election Period”), disclosing in reasonable detail the proposed terms and conditions (including the offer price) of the Company’s offer in a binding commitment (if accepted by the Transferring Shareholder within 60 days) to purchase the Transferring Shareholder’s Preferred Stock specified in the Sale Notice. If within the Election Period the Company has offered to purchase the shares of Preferred Stock from the Transferring Shareholder in a Company Offer, the Transferring Shareholder may, within 60 days after receipt of the Company Offer (the “Offer Period”), either accept or decline the Company Offer. If the Transferring Shareholder accepts the Company’s Offer within such 60 day period, then the Transferring Shareholder and the Company shall be bound, and the transfer of such shares shall be consummated as soon as practical after the delivery of the Transferring Shareholder’s acceptance of the Company Offer, but in any event within 30 days after the acceptance of the Company Offer. If the Transferring Shareholder declines the Company Offer, then it may transfer such shares of Preferred Stock (specified in the Sale Notice) at a price no less than the price per share specified in the Company Offer within 120 days after the expiration of the Election Period. If the Company has not made a Company Offer (which must be with respect to all of the shares of Preferred Stock in the Sale Notice), then the Transferring

Shareholder may, within 180 days after the expiration of the Election Period, transfer such shares of Preferred Stock specified in the Sale Notice to one or more third parties. The Transferring Shareholder shall deliver a new Sale Notice under this Section 5E with respect to any shares of Preferred Stock not transferred within such 180-day period after the expiration of the Election Period prior to any subsequent transfer. The purchase price specified in any Company Offer shall be payable solely in cash at the closing of the transaction. If the Company has failed to consummate a Company Offer that one or more Transferring Shareholder(s) accepted, then this Section 5E shall cease to apply with respect to such Transferring Shareholder(s) and shall no longer require such Transferring Shareholder(s) to deliver a Sale Notice to the Company prior to transferring any Preferred Stock.

      SECTION 6. Representations and Warranties of the Company. As a material inducement to the Purchasers to enter into this Agreement and purchase the Preferred Stock hereunder, the Company hereby represents and warrants to each Purchaser that:

6A. Organization; Ownership; Power; Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified as a foreign corporation would not have a Material Adverse Effect. The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own, lease and operate its properties and to conduct its business as now conducted and presently proposed to be conducted and to enter into this Agreement and the agreements contemplated hereunder and to carry out the transactions contemplated hereunder.

6B. Subsidiaries. Each of the Company’s Subsidiaries (each of which, including the jurisdiction of its organization and the Company’s ownership thereof, is listed in detail on the Subsidiaries Schedule) is duly organized, validly existing as a corporation, general partnership, limited partnership, limited liability company, closed joint stock company or similar entity, and in good standing under the laws of the jurisdiction of its organization and is duly qualified as a foreign corporation or other entity to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified as a foreign corporation would not have a Material Adverse Effect. Each Subsidiary possesses all requisite organizational power and authority and all material licenses, permits and authorizations necessary to own, lease and operate its properties and to conduct its business as now conducted and presently proposed to be conducted. All of the issued and outstanding shares of capital stock or other ownership interests of each such Subsidiary are duly authorized and are validly issued, fully paid and non-assessable (to the extent applicable) and, except as otherwise disclosed in the Subsidiaries Schedule, are owned by the Company, directly or through Subsidiaries, free and clear of any Lien and not subject to any option or right to purchase any such shares or interests. None of the outstanding shares of capital stock or other ownership interests of any Subsidiary were issued in violation of the preemptive or other similar rights of any security holder of such Subsidiary. No Subsidiary has violated any applicable foreign, federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock or other ownership interests. Except as set forth on the Subsidiaries Schedule, neither the Company nor any Subsidiary owns or holds the right to acquire any shares of stock or any other security or interest in any other Person.

6C. Capital Stock and Related Matters.

(i) As of the date hereof, the authorized capital stock of the Company consists of (a) 10,000,000 shares of preferred stock, of which no shares are designated, and (b) 100,000,000 shares of Common Stock, of which shares are issued and outstanding and 6,500,000 shares are reserved under the Permitted Stock Option Plans (of which options for shares of Common Stock have been granted). As of the Closing and immediately thereafter, the authorized capital stock of the Company shall consist of (a) 10,000,000 shares of preferred stock, of which 30,000 shares shall be designated as Series A Preferred Stock (all of which shall be issued and outstanding) and of which no other shares shall be designated, and (b) 100,000,000 shares of Common Stock, of which shares (plus any shares issued upon the exercise of options between the date of this Agreement and the Closing Date) shall be issued and outstanding, 6,500,000 shares shall be reserved under the Permitted Stock Option Plans and 5,514,705 shares shall be reserved for issuance upon conversion of the Preferred Stock. Except as set forth above, neither the Company nor any Subsidiary has outstanding any stock or securities convertible into or exchangeable for any shares of its capital stock or containing any profit participation features, nor does it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans, except for the Preferred Stock and except as set forth on the Capitalization Schedule. Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except as described on the Capitalization Schedule and except pursuant to the Certificate of Designation. All of the outstanding shares of the Company’s capital stock are validly issued, fully paid and nonassessable.

(ii) There are no statutory or, to the Company’s knowledge, contractual shareholders’ preemptive rights or rights of refusal with respect to the issuance or sale of the Preferred Stock hereunder or the issuance of Common Stock upon conversion of the Preferred Stock. The Company has complied with all applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Preferred Stock hereunder do not require registration under the Securities Act or any applicable state securities laws. Except as described on the Capitalization Schedule, there are no agreements between the Company and any of its shareholders or, to the Company’s knowledge, among any of the Company’s shareholders with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s affairs.

6D. Authorization; No Breach. The execution, delivery and performance of each of the Transaction Documents, the filing of the Certificate of Designation and the offering, sale and issuance of the Preferred Stock to the Purchasers have been duly authorized by all necessary corporate action on the part of the Company. Each of the Transaction Documents constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The Articles of Incorporation have been duly adopted and are in full force and effect and enforceable in accordance with their terms and the Certificate of Designation will have been duly adopted as of the Closing and will be in full force and effect and enforceable in accordance with its terms. Except as set forth on the Restrictions Schedule, the offering, sale and issuance of the Preferred Stock hereunder, the issuance of the Common Stock upon conversion of the Preferred Stock, the filing of the Certificate of Designation, changes or circumstances that may occur as a result of the terms of the Preferred Stock, whether pursuant to Section 5C of the Certificate of Designation or otherwise (but not including, for the avoidance of doubt, any purchase or other acquisition by any such holder of additional securities of the Company other than acquisitions that result from the terms of the Preferred Stock)), the execution and delivery by the Company of each of the Transaction Documents and the fulfillment of and compliance with the other respective terms hereof and thereof by the Company, do not and will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s or any Subsidiary’s capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under or claim any change of control or similar payments pursuant to, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the charter (including the Certificate of Designation) or the Bylaws or the bylaws of any Subsidiary, or any law or statute or any rule, regulation, order, writ, injunction or decree of any court or administrative government body or agency to which the Company or any Subsidiary is subject, or any agreement, instrument, order, judgment or decree to which the Company or any Subsidiary is subject. The Company is not a party to or bound by any written or oral agreement or understanding with respect to any Alternative Transaction, and has terminated all discussions with third parties regarding any Alternative Transactions.

6E. SEC Reports and Financial Statements.

(i) The Company has filed all forms, reports, statements, schedules and other documents (the “SEC Reports”) with the Securities and Exchange Commission required to be filed by it pursuant to the federal securities laws and the Securities and Exchange Commission rules and regulations thereunder on or after January 1, 2001. Copies of all such SEC Reports have either been delivered or made available to the Purchasers or such SEC reports can be obtained from the Securities and Exchange Commission. The SEC Reports, as well as all forms, reports, statements, schedules and other documents to be filed by the Company with the Securities and Exchange Commission after the date hereof and prior to the Closing Date (the “Future SEC Reports”), (a) were and will be prepared in all material respects in accordance with the requirements of the Securities Act, the Securities Exchange Act and the published rules and regulations of the Securities and Exchange Commission thereunder, each as applicable to such SEC Reports and such later filed Future SEC Reports and (b) did not and will not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were and will be made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Securities Exchange Act. As of the date hereof, there are no material unresolved comments issued by the staff of the Securities and Exchange Commission with respect to any of the SEC Reports.

(ii) Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the SEC Reports or any Future SEC Report has been, and in the case of any Future SEC Report will be, prepared in all material respects in accordance with the published rules and regulations of the Securities and Exchange Commission (including Regulation S-X) and in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(iii) Except as set forth in the SEC Reports and Financial Statements Schedule, neither the Company nor any of its Subsidiaries is indebted to any director or officer of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses, in reimbursement of ordinary business expenses and directors’ fees) and no such person is indebted to the Company or any of its Subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the Securities and Exchange Commission.

(iv) The Company has heretofore furnished or made available to the Purchasers a complete and correct copy of any amendments or modifications which have not yet been filed with the Securities and Exchange Commission to SEC Reports which previously had been filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Securities Exchange Act and the rules and regulations promulgated thereunder.

6F. Absence of Undisclosed Liabilities. Except as set forth on the Liabilities Schedule, the Company and its Subsidiaries do not have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company or any Subsidiary, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing other than: (i) liabilities set forth on the Latest Balance Sheet (including any notes thereto), (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (iii) other liabilities and obligations expressly disclosed in the other Schedules to this Agreement.

6G. No Material Adverse Effect. Since December 31, 2002, (i) except with respect to any matter set forth on the Material Adverse Effect Schedule, there has occurred no event, circumstance or condition which has had or which could reasonably be expected to have a Material Adverse Effect, and since December 31, 2002, with respect to any matter set forth on the Material Adverse Effect Schedule, and (ii) with respect to any matter set forth on the Material Adverse Effect Schedule, there shall have occurred no material adverse event, circumstance, condition or development which has not been disclosed to the Purchasers which materially changes any matter set forth on the Material Adverse Effect Schedule.

6H. Absence of Certain Developments.

(i) Except as expressly contemplated by this Agreement or as set forth on the Developments Schedule, since December 31, 2002, neither the Company nor any of its Subsidiaries has:

(a) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

(b) borrowed any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

(c) discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;

(d) declared or made any payment or distribution of cash or other property to its shareholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

(e) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Liens for current property taxes not yet due and payable;

(f) sold, assigned or transferred any of its tangible assets, except in the ordinary course of business, or canceled any debts or claims;

(g) sold, assigned, transferred, leased, licensed or otherwise encumbered any Intellectual Property Rights, disclosed any proprietary confidential information to any Person (other than to the Purchasers and their Affiliates and other than in the ordinary course of business consistent with past practice in circumstances in which it has imposed reasonable confidentiality restrictions), or abandoned or permitted to lapse any Intellectual Property Rights;

(h) conducted any inquiries or negotiations or entered into any agreement to acquire the capital stock or other equity interests of any Person;

(i) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

(j) made capital expenditures or commitments therefor that aggregate in excess of $1,000,000;

(k) made or granted any bonus or any wage or salary increase to any employee or group of employees (except in the ordinary course of business consistent with past practice in the case of hourly and non-executive employees or except as required by pre-existing contracts described on the Contracts Schedule), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(l) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons in excess of $100,000 in the aggregate, except for loans between the Company and/or its Wholly-Owned Subsidiaries;

(m) suffered any damage, destruction or casualty loss exceeding in the aggregate $250,000, whether or not covered by insurance;

(n) entered into any other material transaction, whether or not in the ordinary course of business or consistent with past practice; or

(o) agreed, whether orally or in writing, to do any of the foregoing.

(ii) Neither the Company nor any Subsidiary has at any time made any bribes, kickback payments or other illegal payments.

6I. Assets. Except as set forth on the Assets Schedule, the Company and each Subsidiary have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet and except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and Liens for current property taxes not yet due and payable. Except as described on the Assets Schedule and except for ordinary wear and tear, the Company’s and each Subsidiary’s buildings, equipment and other tangible assets are in good operating condition in all respects and are fit for use in the ordinary course of business. The Company and each Subsidiary own, or have a valid leasehold interest in, all tangible assets necessary for the conduct of their respective businesses as presently conducted and as presently proposed to be conducted. Neither the Company nor any of its Subsidiaries owns any real property.

6J. Tax Matters.

(i) Except as set forth on the Taxes Schedule: the Company and each Subsidiary have filed all Tax Returns which they are required to file under applicable laws and regulations; all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable laws and regulations in all material respects; the Company and each Subsidiary have paid all Taxes due and owing by them (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party; the accrual for Taxes on the Latest Balance Sheet would be adequate to pay all Tax liabilities of the Company and its Subsidiaries if their current tax year were treated as ending on the date of the Latest Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); since the date of the Latest Balance Sheet, the Company and its Subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business; and no foreign, federal, state or local Tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company or any Subsidiary, no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Company or any Subsidiary from any foreign, federal, state or local taxing authority.

(ii) Neither the Company nor any Subsidiary is liable for the Taxes of another Person that is not a Subsidiary in a material amount (a) under Treasury Regulation § 1.1502-6 (or comparable provisions of state, local or foreign law), (b) as a transferee or successor, (c) by contract or indemnity or (d) otherwise. Neither the Company nor any Subsidiary is a party to any Tax sharing agreement with a Person other than the Company or a Subsidiary.

(iii) Neither the Company nor any Subsidiary has been a member of an Affiliated Group other than one in which the Company was the common parent, or filed or been included in a combined, consolidated or unitary income Tax Return, other than one filed by the Company. Neither the Company nor any Subsidiary has filed a consent under Section § 341(f) of the IRC concerning collapsible corporations. Except as set forth on the Taxes Schedule, neither the Company nor any Subsidiary has made any payments, is obligated to make any payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under Section 162(m) or 280G of the IRC. Neither the

Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC during the applicable period specified in Section 897(c)(1)(A)(ii) of the IRC.

(iv) The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Taxes are, in the reasonable judgment of the Company, adequate.

6K. Contracts and Commitments.

(i) Except as expressly contemplated by this Agreement or as set forth on the Contracts Schedule or the Employee Benefits Schedule, neither the Company nor any Subsidiary is a party to or bound by any written or oral:

(a) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(b) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $150,000 or contract relating to loans to officers, directors or Affiliates;

(c) contract under which the Company or Subsidiary has advanced or loaned any other Person amounts in the aggregate exceeding $250,000;

(d) agreement to acquire the capital stock or other equity interests of any Person;

(e) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company and its Subsidiaries;

(f) guarantee of any obligation in excess of $250,000 (other than by the Company of a Wholly-Owned Subsidiary’s debts or a guarantee by a Subsidiary of the Company’s debts or another Subsidiary’s debts);

(g) all joint venture or other similar agreements to which the Company or any of its Subsidiaries is a party;

(h) lease or agreement under which the Company or any Subsidiary is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $100,000;

(i) lease or agreement under which the Company or any Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any Subsidiary;

(j) contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $250,000 other than Professional Services Agreements with clients of the Company which do not include any material changes to the Company’s standard form;

(k) assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any Intellectual Property Rights);

(l) warranty agreement with respect to its services rendered or its products sold or leased;

(m) agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(n) sales, distribution or franchise agreement;

(o) agreement with a term of more than six months which is not terminable by the Company or any Subsidiary upon less than 30 days notice without penalty;

(p) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world;

(q) any “material contract” as defined under the rules and regulations of the Securities and Exchange Commission; or

(r) any other agreement which is material to its operations and business prospects or involves a consideration in excess of $250,000 annually (excluding any purchase orders involving less than $250,000) other than Professional Services Agreements with clients of the Company which do not contain terms which are materially adverse to the Company from those contained in the Company’s current standard form.

(ii) To the Company’s knowledge, all of the contracts, agreements and instruments set forth on the Contracts Schedule and each of the Professional Services Agreements with clients of the Company set forth on the Clients Schedule are valid, binding and enforceable in accordance with their respective terms. The Company and each Subsidiary have performed all obligations required to be performed by them and are not in default under or in breach of nor in receipt of any claim of default or breach under any contract, agreement or instrument listed on the Contracts Schedule and each of the Professional Services Agreements with clients of the Company set forth on the Clients Schedule; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any Subsidiary under any material contract, agreement or instrument to which the Company or any Subsidiary is subject; neither the Company nor any Subsidiary has any present expectation or intention of not fully performing all such obligations; neither the Company nor any Subsidiary has knowledge of any breach or anticipated breach by the other parties to any material contract, agreement, instrument or commitment to which it is a party.

(iii) A true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on the Contracts Schedule, together with all amendments, waivers or other changes thereto has been made available to or provided to the Purchaser’s special counsel.

(iv) Except as disclosed in the Contracts Schedule, no contract required to be set forth on the Contracts Schedule will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any party thereto in order to remain in full force and effect immediately after

6L. Intellectual Property Rights.

(i) The Intellectual Property Schedule contains a complete and accurate list of all (a) patented or registered Intellectual Property Rights owned by the Company or any Subsidiary, (b) pending patent applications and applications for registrations of other Intellectual Property Rights filed by the Company or any Subsidiary, (c) unregistered trade names and corporate names owned or used by the Company or any Subsidiary and (d) unregistered trademarks, service marks, copyrights, mask works and computer software owned or used by the Company or any Subsidiary. The Intellectual Property Schedule also contains a complete and accurate list of all licenses and other rights granted by the Company or any Subsidiary to any third party with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights, the names of the respective licensee and licensor, and material terms including dates and royalties or license fees payable. Except as set forth on the Intellectual Property Schedule, the Company or one of its Subsidiaries owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted, free and clear of all Liens. Except as set forth on the Intellectual Property Schedule, the loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by the Company or any Subsidiary would not reasonably be expected to have a material adverse effect on the conduct of the Company’s and its Subsidiaries’ respective businesses, and no such loss or expiration is, to the best of the Company’s knowledge, threatened, pending or reasonably foreseeable. The Company and its Subsidiaries have taken all necessary and desirable actions to maintain and protect the Intellectual Property Rights which they own. To the best of the Company’s knowledge, the owners of any Intellectual Property Rights licensed to the Company or any Subsidiary have taken all necessary and desirable actions to maintain and protect the Intellectual Property Rights which are subject to such licenses.

(ii) Except as set forth on the Intellectual Property Schedule, (a) the Company and its Subsidiaries own all right, title and interest in and to all of the Intellectual Property Rights listed on such schedule, free and clear of all Liens, (b) there have been no claims made against the Company or any Subsidiary asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights, and there are no grounds for the same, (c) neither the Company nor any Subsidiary has received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that the Company or any Subsidiary license any rights from a third party), (d) the conduct of the Company’s and each Subsidiary’s business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, nor would any future conduct as presently contemplated infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons and (e) to the Company’s knowledge, the Intellectual Property Rights owned by or licensed to the Company or any Subsidiary have not been infringed, misappropriated or conflicted by other Persons. The transactions contemplated by this Agreement shall have no material adverse effect on the Company’s or any Subsidiary’s right, title and interest in and to the Intellectual Property Rights listed on the Intellectual Property Schedule.

6M. Litigation, etc. Except as set forth on the Litigation Schedule, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary (or pending or, to the knowledge of the Company, threatened against or affecting any of the officers, directors or employees of the Company and its Subsidiaries with respect to their businesses or proposed business activities), or pending or threatened by the Company or any Subsidiary against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); neither the Company nor any Subsidiary is subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit); and, to the Company’s knowledge, there is no basis for any of the foregoing. Neither the Company nor any Subsidiary is subject to any judgment, order or decree of any court or other governmental agency, and neither the Company nor any Subsidiary has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business. The Company has not been held liable by a court, arbitrator or any Governmental Entity (other than the Department of Labor) under applicable law and no judgment has ever been awarded against the Company or any Subsidiary, in each case, for any matters for which its clients explicitly retain sole responsibility pursuant to the Company’s agreements with such clients at any time in the last two years.

6N. Brokerage, etc. Except as set forth on the Brokerage Schedule, there are no (i) claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any Subsidiary or (ii) special bonuses or other similar compensation payable to any employee of the Company or any of its Subsidiaries or any “accelerated vesting” in connection with the transactions contemplated hereby. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

6O. Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity (including any PEO Approval) is required in connection with the execution, delivery and performance by the Company of this Agreement (including the issuance and sale of the Preferred Stock to the Purchasers hereunder) or the other agreements contemplated hereby, or the consummation by the Company of any other transactions contemplated hereby or thereby, except as set forth on the Consents Schedule and except as expressly contemplated herein.

6P. Insurance. The Insurance Schedule contains a description of each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) maintained by the Company and its Subsidiaries with respect to its properties, assets and businesses, and each such policy is in full force and effect as of the Closing. Except as set forth on the Insurance Schedule, neither the Company nor any Subsidiary is in default with respect to its obligations under any insurance policy maintained by it, and neither the Company nor any Subsidiary has been denied insurance coverage. To the Company’s knowledge after reasonable investigation, the insurance coverage of the Company and its Subsidiaries is customary for corporations of similar size engaged in similar lines of business. Except as set forth on the Insurance Schedule, the Company and its Subsidiaries do not have any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

6Q. Employees.

(i) Except as set forth on the Employees Schedule, with respect to the Company and its Subsidiaries: (A) there is no applicable collective bargaining agreement or relationship with any labor organization; (B) the Company is not aware that any executive who is not a Worksite Employees (1) has any present intention to terminate their employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person besides the Company or its Subsidiaries, as applicable, that would be material to the performance of such employee’s employment duties, or the ability of the Company and/or the applicable Subsidiaries to conduct their business; (C) no labor organization or group of employees has filed any representation petition against or made any written or oral demand of the Company or any of its Subsidiaries for recognition; (D) the Company is aware of no pending or threatened union organizing efforts that might impose collective bargaining obligations on the Company or its Subsidiaries, and no other question concerning representation exists; (E) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred with respect to non-Worksite Employees, and none is underway or, to the Company’s knowledge, threatened; (F) there is no employment-based charge, complaint, grievance, investigation, inquiry or obligation of any kind, served against the Company or any Subsidiary in any forum or, to the knowledge of the Company’s legal department, threatened, relating to an alleged violation or breach by the Company or any Subsidiary (or its or their officers or directors) of any law, regulation or contract; and (G) to the knowledge of the Company’s legal department, no employee of the Company or any Subsidiary or of any client has committed any act or omission giving rise to liability against the Company or any Subsidiary that could have a Material Adverse Effect for any violation or breach identified in clause (F) above.

(ii) Except as set forth on the Employees Schedule, (A) there are no employment contracts or severance agreements with any non-Worksite Employees of the Company or any Subsidiary and (B) there are no handbooks or employee manuals promulgated by the Company or any Subsidiary applicable to employees of the Company or any Subsidiary.

(iii) Within the past twelve months, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of non-Worksite Employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (jointly, the “WARN Act”), and no such action (a “WARN Event”) will be implemented without advance notification to Purchasers. To the knowledge of the Company and its

Subsidiaries, no WARN Event has occurred with respect to any of its Worksite Employees that could result in liability to the Company or its Subsidiaries.

6R. ERISA.

(i) Except as set forth on the Employee Benefits Schedule, the Company does not maintain, contribute to or have any liability or potential liability with respect to (A) any employee benefit plan (as defined in Section 3(3) of ERISA), or (B) any other plan, program, policy, practice, arrangement or contract providing benefits or payments to current or former employees (or to their beneficiaries or dependents) of the Company, including any bonus plan, plan for deferred compensation, nonqualified retirement plan, severance plan, employee health or other welfare benefit plan or other arrangement. For purposes of this Section 6R, the “Company” shall be deemed to include any entity required to be aggregated in a controlled group or affiliated service group with the Company for purposes of ERISA or the IRC (including, without limitation, under Section 414(b), (c), (m) or (o) of the IRC or Section 4001 of ERISA), at any relevant time. Each item listed on the Employee Benefits Schedule is referred to herein as a “Plan.”

(ii) Each Plan that is intended to be qualified within the meaning of Section 401(a) of the IRC has received, or timely applied for, a GUST determination letter from the IRS stating such Plan is qualified under Section 401(a) of the IRC, and nothing has occurred since the date of such determination or application that could adversely affect the qualification of such Plan. Each Plan subject to Section 401(a) of the IRC has been timely amended to comply with the operative provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001. The Company has complied, or will have timely complied, with the plan termination provisions of IRS Rev. Proc. 2002-21 with respect to its frozen 401(k) plan.

(iii) The Company has no liability or potential liability with respect to any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 of Title I of ERISA, Title IV of ERISA or Section 412 of the IRC or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA). Except as set forth on the Employee Benefits Schedule, no Plan is a “multiple employer plan” (as defined in Section 413 of the IRC).

(iv) Each Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and with all applicable laws and regulations, including, but not limited to, ERISA and the IRC. No asset of the Company is subject to any lien under ERISA or the IRC, and the Company has not incurred any liability under Title IV of ERISA or to the PBGC. There are no pending or threatened actions, suits, investigations or claims with respect to any Plan, other than routine claims for benefits.

(v) The Company has complied in all material respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the IRC (“COBRA”) and the privacy provisions of the Health Insurance Portability and Accountability Act of 1996; and the Company has no obligation under any Plan or otherwise to provide post employment health or life insurance benefits to current or former employees of the Company or to any other person, except as specifically required by COBRA. Except as set forth on the Employee Benefits Schedule, no Plan which provides health or welfare benefits is self-insured or is a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). For each self-insured health or welfare plan, the Company has properly accrued “incurred but not reported” claims in accordance with GAAP.

(vi) Neither the Company nor, to the knowledge of the Company, any other “disqualified person” (within the meaning of Section 4975 of the IRC) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any of the Plans which could subject any such Plan (or its related trust) or the Company or any officer, director or employee of any of the foregoing to any penalty or tax under Section 502(i) of ERISA or Section 4975 of the IRC.

(vii) With respect to each Plan, the Company has provided the Purchasers with true, complete and correct copies of (to the extent applicable) (A) all documents pursuant to which the Plan is maintained, funded and administered, (B) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (C) the most recent financial statements, (D) the most recent actuarial valuation of benefit obligations, (E) the most recent summary plan description provided to participants, and (F) the most recent determination letter received from the IRS.

(viii) With respect each Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued on the Latest Balance Sheet. None of the Plans has any unfunded liabilities which are not reflected on the Latest Balance Sheet.

6S. Compliance with Laws. Except as set forth on the Compliance Schedule, the Company and each of its Subsidiaries has complied and is in compliance in all material respects with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to the operation and ownership of its business (including, without limitation, Sections 468.520 through 468.534, inclusive, of the Florida Statutes regarding employee leasing companies) and the maintenance and operation of its properties and assets and no notices have been received by and no claims have been filed against the Company or any of its Subsidiaries alleging a material violation of any such laws, ordinances, codes, rules, requirements or regulations. The Company and each of its Subsidiaries holds and is in compliance with all permits, licenses, bonds, approvals, certificates, registrations, accreditation and other authorizations of all foreign, federal, state and local governmental agencies required for the conduct of its business and the occupation and ownership of its properties and facilities. No notices have been received by the Company or any of its Subsidiaries alleging the failure to hold any of the foregoing.

6T. Environmental and Safety Matters. Except as set forth on the Environmental Schedule:

(i) The Company and its Subsidiaries have complied with and are currently in compliance with all Environmental and Safety Requirements, and neither the Company nor its Subsidiaries have received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Company or its Subsidiaries or any of their properties or facilities.

(ii) Without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained and complied with, and are currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of their properties or facilities or the operation of their businesses. A list of all such permits, licenses and other authorizations which are material to the Company and its Subsidiaries is set forth on the Environmental Schedule.

(iii) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on the Company and its Subsidiaries or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(iv) None of the following exists at any property or facility owned, occupied or operated by the Company or any of its Subsidiaries: (A) underground storage tanks or surface impoundments; (B) asbestos-containing materials in any form or condition; or (C) materials or equipment containing polychlorinated biphenyls. Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including, without limitation, any hazardous substance) or owned, occupied or operated any facility or property, so as to give rise to liabilities of the Company or its Subsidiaries for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended, or any other Environmental and Safety Requirements.

6U. Affiliated Transactions. Except for intercompany transactions entered into with or among the Company’s Subsidiaries for fair consideration or as set forth on the Affiliated Transactions Schedule, no officer, director or Affiliate or, to the Company’s knowledge, employee or shareholder of the Company or any Subsidiary or, to the Company’s knowledge, any individual related by blood, marriage or adoption to any such individual or, to the Company’s knowledge, any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or any Subsidiary or has any material interest in any material property used by the Company or any Subsidiary.

6V. Application of Takeover Protections. Except as set forth on the Takeover Protections Schedule, neither the Company nor any Purchaser (with respect to its purchase of Preferred Stock pursuant to this Agreement, the issuance of Common Stock upon conversion thereof and changes or circumstances that may occur as a result of the terms of the Preferred Stock, whether pursuant to Section 5C of the Certificate of Designation or otherwise (but not including, for the avoidance of doubt, any purchase or other acquisition by any such holder of additional securities of the Company other than acquisitions that result from the terms of the Preferred Stock)) is subject or party to (i) any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover statute or regulation or provision enacted under federal or state laws (including, but not limited to, Section 607.0901 of the Florida Business Corporation Act) or under the Articles of Incorporation or Bylaws or other governing documents, or (ii) any shareholder rights plan or poison pill plan or any similar arrangement relating to accumulations of beneficial ownership of the Company’s capital stock or a change in control of the Company. The Company, its shareholders and its Board have taken all necessary action, if any, in order to render all of the statutes and regulations, provisions and plans set forth or required to be set forth on the Takeover Protections Schedule inapplicable to the initial purchase by the Purchasers of Preferred Stock, the conversion thereof to Common Stock and any changes or circumstances that may occur as a result of the terms of the Preferred Stock, whether pursuant to Section 5C of the Certificate of Designation or otherwise (but not including, for the avoidance of doubt, any purchase or other acquisition by any such holder of additional securities of the Company other than acquisitions that result from the terms of the Preferred Stock)) except that no action has been taken with respect to existing change of control agreements between the Company and certain of its officers disclosed on the Contracts Schedule.

6W. Accounts Receivable. Except as set forth on the Accounts Receivable Schedule, all accounts and notes receivable reflected on the Latest Balance Sheet and all accounts and notes receivable to be reflected in the Company’s books and records as of the Closing (net of allowances for doubtful accounts as reflected thereon as determined in accordance with GAAP) are or shall be valid receivables arising in the ordinary course of business and to the Company’s knowledge are or shall be current and collectible at the aggregate recorded amount therefor as shown on the Latest Balance Sheet and in the Company’s books and records as of the Closing Date, as the case may be (net of allowances for doubtful accounts as reflected thereon as determined in accordance with GAAP). No Person has any Lien on such receivables or any part thereof, and, except as set forth on the Accounts Receivable Schedule, no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

6X. Clients. The Clients Schedule lists the ten largest clients of the Company (on a consolidated basis) for each of the two most recent fiscal years and sets forth opposite the name of each such client the percentage of consolidated net revenues attributable to such client. The Clients Schedule also lists any additional current clients which the Company anticipates shall be among the ten largest clients for the current fiscal year. Since the date of the Latest Balance Sheet, no client listed on the Clients Schedule has notified the Company that it intends to or otherwise shall terminate its Professional Services Agreement with the Company or any Subsidiary.

6Y. Proxy Statement. The Proxy Statement, including any amendments or supplements thereto, did not (except for the omitted information to be filed by amendment and changes as required to the description of the transactions contemplated by this Agreement, the summaries of the Transaction

Documents and other changes required as a result of developments subsequent to the date of filing), at the time filed with the Securities and Exchange Commission, and shall not, as of the date mailed to the Company’s shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Proxy Statement will comply as to form and content in all material respects with the requirements of the Securities Exchange Act and the applicable rules of the Securities and Exchange Commission thereunder.

6Z. Disclosure. Neither this Agreement, any of the Exhibits or Schedules attached hereto or delivered in connection herewith nor any of the written statements, documents, certificates or other items prepared and supplied to the Purchasers by or on behalf of the Company with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

6AA. Closing Date. The representations and warranties of the Company contained in this Section 6 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, the Company to any Purchaser at the Closing shall be true and correct in all material respects on the date of the Closing as though then made, except as affected by the transactions expressly contemplated by this Agreement.

      SECTION 7.     Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means (i) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise and (ii) if such Person is a partnership or limited liability company, any partner or member thereof.

“Affiliated Group” means any affiliated group as defined in IRC Section 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign law) for a period during which any of the Company or any of its Subsidiaries was a member.

“Alternative Transaction” means any (i) reorganization, dissolution, liquidation or recapitalization of the Company or involving the Company, (ii) merger, consolidation, share exchange or acquisition involving the Company, (iii) sale of any assets of the Company outside the ordinary course of business or sale of any capital stock or other equity interests in the Company (other than the grant or exercise of employee stock options in the ordinary course of business or pursuant to the terms of any agreements with the Company in effect as of the date hereof which have been disclosed to the Purchaser), (iv) direct or indirect acquisition or purchase of any capital stock or other equity interests of the Company or any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity securities of the Company or (v) any similar transaction or business combination involving the Company or its business or capital stock or assets. All references in this definition to the Company shall also be deemed to include separate references to each of the Company’s Subsidiaries.

“Alternative Transaction Proposal” means any proposal, offer, inquiry or contact with respect to an Alternative Transaction.

“Articles of Incorporation” has the meaning given to such term in Section 2C above.

“Bylaws” has the meaning given to such term in Section 2D above.

“Board” means the Company’s board of directors.

“Certificate of Designation” has the meaning given to such term in Section 2B above.

“Change of Control Agreements” means any change of control agreement entered into with those executives listed in the Company’s Preliminary Schedule 14A, filed with the Securities and Exchange Commission on April 4, 2003.

“Closing” has the meaning given to such term in Section 1C above.

“Closing Date” has the meaning given to such term in Section 1C above.

“COBRA” has the meaning given to such term in Section 6R(v) above.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company Offer” has the meaning given to such term in Section 5E above.

“Company Parties” has the meaning given to such term in Section 3M(i) above.

“Confidentiality Agreement” means any agreement respecting the confidential treatment of information with respect to the Company entered into between the Company and any Purchaser or its Affiliates prior to the date hereof.

“Craig Purchase Agreement” has the meaning given to such term in Section 2S above.

“Disclosure Schedules” means the Schedules referenced herein (other than the Schedule of Purchasers) as delivered to and mutually agreed upon by each of the Purchasers as set forth in Section 8T below.

“Election Period” has the meaning given to such term in Section 5E above.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation).

“Equity Securities” has the meaning given to such term in Section 4F above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“Event of Noncompliance” has the meaning given such term in the Certificate of Designation.

“Funded Debt” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, guarantee or other debt security and (iii) any indebtedness described in clauses (i) or (ii) guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); provided that “Funded Debt” shall not include any loans between the Company and/or its Wholly-Owned Subsidiaries.

“Future SEC Reports” has the meaning given to such term in Section 6E(i) above.

“GAAP” means generally accepted accounting principles, consistently applied.

“Governmental Approvals” has the meaning given to such term in Section 2H above.

“Governmental Entity” means a domestic (federal, state, municipal or local) or foreign government or governmental, regulatory or administrative subdivision, department, authority, agency, commission, board, bureau, court of instrumentality or arbitrator of any kind.

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA; provided that “Indebtedness” shall not include any loans between the Company and/or its Wholly-Owned Subsidiaries.

“Indemnified Liabilities” has the meaning given to such term in Section 8E(i) below.

“Indemnitees” has the meaning given to such term in Section 8E(i) below.

“Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, Internet domain names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and client and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“IRS” means the United States Internal Revenue Service.

“Latest Balance Sheet” means the balance sheet included in the consolidated annual financial statements of the Company and its Subsidiaries as of December 31, 2002, for the 12 month period then ended, and included in the Company’s SEC Reports.

“Letter of Intent” means that certain letter agreement dated March 5, 2003, between Frontenac VIII Limited Partnership and Gevity HR, Inc.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any Subsidiary or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Majority Holders” means the holders of a majority of the then outstanding Preferred Stock, excluding any shares of Preferred Stock held by a holder or group of affiliated holders of less than 10% of the then outstanding Preferred Stock not deemed held by another Person pursuant to the following proviso; provided that a Person shall be deemed to hold Preferred Stock for purposes of this definition if such Person has the right to vote or otherwise exercise decisions with respect to such shares of Preferred Stock (whether by irrevocable proxy, voting agreement or otherwise) on matters relating to the election and removal of the Series A Directors pursuant to Section 4A of the Certificate of Designation and the making of all decisions granted to the Majority Holders pursuant to this Agreement and the Certificate of Designation even if such Person is not the record holder or beneficial owner of such shares.

“Majority Purchasers” means, as of any date of determination, the Purchasers set forth on the Schedule of Purchasers who would purchase a majority of the Preferred Stock being offered at the Closing if the Closing were to occur on such date of determination.

“Market Price” of any security means the average, over a period of 15 days consisting of the day as of which “Market Price” is being determined and the 14 consecutive trading days prior to such day, of the closing prices of such security’s sales on the principal securities exchange on which such security may at the time be listed, or, if there has been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq National Market System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq National Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. If at any time such security is not listed on any securities exchange or quoted in the Nasdaq National Market System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Company and the Majority Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Company and the Majority Holders. The determination of such appraiser shall be final and binding upon the parties, and both the Company and the holders of Preferred Stock (pro rata based on the number of shares of Common Stock issued or issuable upon conversion of the Preferred Stock held by all holders of Preferred Stock exercising their preemptive rights pursuant to Section 4F) shall pay one half of the fees and expenses of such appraiser.

“Material Adverse Effect” means a material and adverse effect, change or development upon or in the business, operations, assets, liabilities, condition (financial or otherwise), business prospects or operating results of the Company and its Subsidiaries taken as a whole.

“NASDAQ/ NMS” means the National Association of Securities Dealers, Inc. Automated Quotation/ National Market System.

“Officer’s Certificate” means a certificate signed by the Company’s president or its chief financial officer (in his capacity as an officer of the Company and not in his personal or any other capacity), stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are reasonably necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer’s knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

“Party” or “Parties” has the meaning given to such term in the Preamble above.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“PEO” means professional employer organizations.

“PEO Approvals” has the meaning given to such term in Section 2P(iii) above.

“Permanent Disability” means the Board’s good faith determination that it reasonably anticipates that Erik Vonk is and will be unable to perform the duties of the chief executive officer of the Company for a period of 180 consecutive days (measured from the Closing Date) as a result of his incapacity due to physical or mental illness.

“Permitted Liens” means:

(i) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP;

(ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii) purchase money security interests in any property acquired by the Company or any Subsidiary to the extent permitted by this Agreement;

(iv) interests or title of a lessor under any lease permitted by this Agreement;

(v) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar lien or restriction for amounts not yet due and payable;

(vi) easements, rights-of-way, restrictions and other similar charges and encumbrances of record not interfering with the ordinary conduct of the business of the Company and its Subsidiaries or detracting from the value of the assets of the Company and its Subsidiaries; and

(vii) liens outstanding on the date hereof which secure Indebtedness and which are described in the schedules to this Agreement.

“Permitted Stock Option Plans” means the Company’s 2002 Stock Option Plan and 1997 Stock Incentive Plan.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Plan” has the meaning given to such term in Section 6R(i) above.

“Preferred Stock” has the meaning given to such term in Section 1A above and shall include any securities issued directly or indirectly with respect thereto by way of a stock split, stock dividend or other division of securities, or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization, other than shares of Common Stock issued upon conversion of the Preferred Stock.

“Preferred Stock Purchase Price” has the meaning given to such term in Section 1B above.

“Proxy Statement” has the meaning given to such term in Section 3L(ii) above.

“Public Offering” means any underwritten sale of the Company’s common stock pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission.

“Purchaser” or “Purchasers” has the meaning given to such term in the Preamble above.

“Q1 2003 Financial Statements” has the meaning given to such term in Section 3K above.

“Registration Agreement” has the meaning given to such term in Section 2E above.

“Representative” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors or other Person associated with, or acting for or on behalf of, such Person.

“Restricted Securities” means (i) the Preferred Stock issued hereunder, (ii) the Common Stock issued upon conversion of the Preferred Stock issued hereunder and (iii) any securities issued with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 5C(i) have been delivered by the Company in accordance with Section 5D. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 5C(i). Any reference herein to a “majority of the Restricted Securities” or the “number of Restricted Securities” or words of like effect for purposes of comparison or calculation shall refer, with respect to any particular Restricted Securities, to the number of shares of Common Stock (or equivalent common equity securities of the Company) then represented by such Restricted Securities (on a fully diluted, as-if-converted basis).

“Sale Notice” has the meaning given to such term in Section 5E above.

“SEC Reports” has the meaning given to such term in Section 6E(i) above.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

“Series A Directors” means the directors that the holders of Preferred Stock are entitled to elect pursuant to the Certificate of Designation.

“Shareholders Meeting” has the meaning given to such term in Section 3L(i)above.

“Side Letter” means that certain letter agreement, dated as of the date hereof, by and among certain of the Purchasers and the Company.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. Notwithstanding the foregoing, “Subsidiary” also shall include each “significant subsidiary” of the Company, as such term is defined in Rule 1-02 of Regulation S-X. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes of this Agreement, if the context does not otherwise specify in respect of which Person the term “Subsidiary” is used, the term “Subsidiary” shall refer to a Subsidiary of the Company.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Transaction Documents” means this Agreement (including all exhibits attached hereto), the Registration Agreement, the Side Letter, the Disclosure Schedules and any other agreements entered into between the Company and any Purchaser after the date hereof and on or prior to the Closing Date and any certificate executed and delivered on or prior to the Closing pursuant to Section 2.

“Transferring Shareholder” has the meaning given to such term in Section 5E above.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the IRC, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“WARN Act” has the meaning given to such term in Section 6Q(iii).

“WARN Event” has the meaning given to such term in Section 6Q(iii).

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

“Worksite Employees” means any employee of the Company or any of its Subsidiaries that is also employed by one of the Company’s or any of its Subsidiary’s clients.

      SECTION 8.     Miscellaneous

      8A.     Termination.

      (i) Conditions of Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Majority Purchasers and the Company;

(b) by the Majority Purchasers if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by the Company in the representations and warranties or covenants set forth in this Agreement or the Schedules and Exhibits attached hereto or delivered in connection herewith;

(c) by the Majority Purchasers or the Company if the transactions contemplated hereby have not been consummated by July 15, 2003 (the “Termination Date”); provided, however, that neither the Majority Purchasers nor the Company shall be entitled to terminate this Agreement pursuant to this Section 8A(i)(c) if such party(ies) has breached any representation, warranty, covenant or agreement in this Agreement; or

(d) by the Company if its shareholders fail to approve the issuance and sale of the Preferred Stock (and its conversion into Common Stock) at the Shareholders Meeting (provided that the Company has fulfilled its obligations under Sections 3L and 3M of this Agreement).

      (ii) Effect of Termination. In the event of termination of this Agreement by either the Majority Purchasers or the Company as provided above, this Agreement shall forthwith become void and of no further force and effect, except that the covenants and agreements set forth in this Section 8A shall survive such termination indefinitely, and except that nothing in this Section 8A shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

      8B.     Fees and Expenses. In the event that the Closing occurs, the Company shall pay, and hold the Purchasers and all holders of Preferred Stock harmless against liability for the payment of, their reasonable actual out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’, accountants’, consultants’ and other advisors’ fees and expenses) arising in connection with: (a) the due diligence review of the Company and its Subsidiaries, the preparation, negotiation and execution of the Letter of Intent, Transaction Documents and the consummation of the transactions contemplated hereby or thereby, (b) any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement, the agreements contemplated hereby, the Certificate of Designation or the Articles of Incorporation (including, without limitation, in connection with any proposed merger, sale or recapitalization of the Company), (c) stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any shares of Preferred Stock or any shares of Common Stock issuable upon conversion of the Preferred Stock, (d) the interpretation and enforcement of the rights granted under this Agreement and the agreements contemplated hereby and (e) any filing with any Governmental Entity with respect to its investment in the Company or any other filing with any Governmental Entity with respect to the Company which mentions such Person (unless otherwise provided in the Registration Agreement). Such payment obligation is conditioned upon submission of reasonably detailed documentation of the fees, costs, taxes and other expenses (to the extent incurred by Purchasers) as to which payment or reimbursement is sought.

      8C.     Remedies. Each holder of Preferred Stock shall have all rights and remedies set forth in this Agreement, the Articles of Incorporation and the Certificate of Designation and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights available under applicable law. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

      8D.     Indemnification.

      (i) Indemnification of Purchasers. In consideration of each Purchaser’s execution and delivery of this Agreement and acquiring the Preferred Stock hereunder and in addition to all of the Company’s other obligations under this Agreement and the other agreements contemplated hereby, the Company shall defend, protect, indemnify and hold harmless each Purchaser, each other holder of Preferred Stock and each Person, if any, who controls any Purchaser within the meaning of Section 15 of the Securities Act of Section 20 of the Securities Exchange Act, and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, diminution of value, costs, penalties, fees, liabilities and damages, and reasonable actual expenses incurred in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) the execution, delivery, performance or enforcement of this Agreement and each of the other Transaction Documents and any other instrument, certificate, document or agreement executed pursuant hereto by any of the Indemnitees, (b) any breach of any covenant, agreement, representation or warranty of the Company under this Agreement or any other Transaction Document or (c) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Preferred Stock (excluding the application of the Company’s working capital), except in each case to the extent such Indemnified Liabilities directly result from the particular Indemnitee’s gross negligence or willful misconduct or any breach of the representations and warranties set forth in this Agreement by such Indemnitee. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

      (ii) Actions against Parties; Notification. Each Indemnitee shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof, and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the Indemnitee) also be counsel to the Indemnitee. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all Indemnitees in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the Indemnitees (such consent not to be unreasonably withheld; provided, however, that any Indemnitee may withhold consent in its sole and absolute discretion to any settlement (A) with respect to which the matter for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation brought against such Indemnitee, (B) if the Indemnitee reasonably believes the settlement, compromise or consent to the entry of any judgment would be detrimental to or injure the Indemnitee’s reputation or future business prospects or (C) which would result in an injunction or equitable relief against the Indemnitee), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever in respect to which indemnification or contribution could be sought under this Section 8D (whether or not the Indemnitees are actual or potential parties thereto), unless such settlement, compromise or consent (a) includes an unconditional release of each indemnified party from all liability arising out of such litigation investigation, proceeding or claim and (b) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnitee.

      8E.     Purchaser’s Investment Representations. Each Purchaser hereby represents and warrants for itself individually and ratably and not jointly and severally, that:

(i) Organization, Good Standing, Power, Authority, Etc. Such Purchaser is validly organized and existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to execute and deliver each of the Transaction Documents to which such Purchaser is a party, and to perform its obligations hereunder or thereunder. Such Purchaser has taken all necessary corporate or other organizational action in order to authorize the execution and delivery of each of the Transaction Documents to which such Purchaser is a party and the consummation of the transactions contemplated hereby or thereby, and each such agreement is a valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, similar laws affecting creditors’ rights generally or general principles of equity.

(ii) No Conflicts; No Consents. Neither the execution nor delivery of any of the Transaction Documents to which such Purchaser is a party nor the consummation by such Purchaser of the purchase of the Preferred Stock contemplated hereby will conflict with, or result in any violation of, or constitute any default under, any provision of such Purchaser’s organizational documents. Such Purchaser is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by such Purchaser (but in no event including any consent, approval or authorization of any governmental or regulatory authority necessitated by the status of the Company or its business) in order to execute, deliver and perform its obligations under this Agreement. Such Purchaser is not aware of any reason why the provisions of Section 2P will not be satisfied as to such Purchaser.

(iii) Ownership of Securities. As of immediately prior to the date hereof, such Purchaser does not own any debt or equity securities issued by the Company.

(iv) Investor Suitability. Such Purchaser is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

(v) Disclosure of Information. Such Purchaser acknowledges that it or its representatives have been furnished with all information regarding the Company and its business, assets, results of operations and financial condition that the Purchaser has requested. Such Purchaser has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operations, and financial condition and the terms and conditions of the issuance of the Securities; however, no representations or warranties have been made by the Company to the Purchasers in their capacity as Purchasers except as are set forth in this Agreement. NOTHING CONTAINED IN THIS SECTION 8E(v) AND NO INVESTIGATION, OR NEGLIGENCE OF THE PURCHASER IN CONNECTION THEREWITH, BY PURCHASERS SHALL IN ANY WAY AFFECT THE PURCHASERS’ RIGHT TO RELY UPON THE COMPANY’S REPRESENTATIONS AND COVENANTS CONTAINED IN THIS AGREEMENT.

(vi) Investment Experience. Such Purchaser represents that it has such knowledge, experience and skill in evaluating and investing in common and preferred stocks and other securities, based on actual participation in financial, investment and business matters, so that each is capable of evaluating the merits and risks of an investment in the Preferred Stock and has such knowledge, experience and skill in financial and business maters that each is capable of evaluating the merits and risks of the investment in the Company and the suitability of the Preferred Stock as an investment and can bear the economic risk of an investment in the Preferred Stock.

(vii) Brokerage. No broker, finder or other party is entitled to receive from such Purchaser, any brokerage or finder’s fee or any other fee, commission or payment as a result of the transactions contemplated by this Agreement for which the Company could have any liability or responsibility.

(viii) Purchase for Own Account. Such Purchaser is acquiring the Restricted Securities purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent any Purchaser or subsequent holders of Restricted Securities from transferring such securities in compliance with the provisions of Section 4 hereof.

      8F.     Understanding Among the Purchasers. The determination of each Purchaser to purchase the Preferred Stock pursuant to this Agreement has been made by such Purchaser independent of any other Purchaser and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser. In addition, it is acknowledged by each of the Purchasers that no other Purchaser has acted as an agent of such Purchaser in connection with making its investment hereunder and that no other Purchaser shall be acting as an agent of such Purchaser in connection with monitoring its investment hereunder.

      8G.     Treatment of the Preferred Stock. The Company covenants and agrees that (i) so long as federal income tax laws prohibit a deduction for distributions made by the Company with respect to preferred stock, it shall treat all distributions paid by it on the Preferred Stock as non-deductible dividends on all of its tax returns and (ii) it shall treat the Preferred Stock as preferred stock in all of its financial statements and other reports and shall treat all distributions paid by it on the Preferred Stock as dividends on preferred stock in such statements and reports. The Purchasers understand and agree that the Preferred Stock will be reflected on the balance sheets of the Company as “redeemable preferred stock” or other similar caption and will not be included in “Shareholders’ Equity.” The Company acknowledges and agrees that the increased dividend rate on the Preferred Stock provided for in the Certificate of Designation upon the occurrence of certain Events of Noncompliance has been negotiated by (and is intended by) the Company and the Purchasers as a reasonable increase in yield necessitated by the increased risk to the holders of the Preferred Stock which would arise upon any such occurrence.

      8H.     Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the Majority Holders outstanding at the time the amendment or waiver becomes effective or, in the case of any amendment or waiver prior to the Closing, only if the Company has obtained the consent of the Majority Purchasers; provided that if any such amendment, modification or waiver would adversely affect any holder of Preferred Stock, as the case may be, relative to the holders of Preferred Stock voting in favor of such amendment, modification, or waiver, such amendment, modification or waiver shall also require the written consent of the holders of a majority of the Preferred stock, as the case may be, held by all holders so adversely affected; provided further that if any such amendment, modification or waiver is to a provision in this Agreement that requires a specific vote to take an action thereunder or to take an action with respect to the matters described therein, such amendment, modification or waiver shall not be effective unless such vote is obtained with respect to such amendment, modification or waiver. No other course of dealing between the Company and the holder of any Preferred Stock or any delay in exercising any rights hereunder or under the Articles of Incorporation, Certificate of Designation or Registration Agreement shall operate as a waiver of any rights of any such holders. For purposes of this Agreement, Preferred Stock held by the Company or any Subsidiary shall not be deemed to be outstanding.

      8I.     Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the Closing of the transactions contemplated hereby, regardless of any investigation made by any Purchaser or on its behalf.

      8J.     Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties hereto shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Purchaser’s benefit as a purchaser or holder of Preferred Stock are also for the benefit of, and enforceable by, any subsequent holder of such Preferred Stock.

      8K.     Generally Accepted Accounting Principles. Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with GAAP, except that if because of a change in GAAP the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with GAAP, such determination or calculation shall continue to be made in accordance with the Company’s previous accounting methods and policies.

      8L.     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

      8M.     Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

      8N.     Descriptive Headings; Interpretation. The descriptive headings and captions used in this Agreement and the table of contents to this Agreement are for convenience and reference purposes only and shall not constitute a substantive part of, or affect in any way the meaning or interpretation of, this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto or delivered in connection herewith and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

      8O.     Governing Law. The corporate law of the State of Florida shall govern all issues and questions concerning the relative rights and obligations of the Company and its shareholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      8P.     Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Certificate of Designation shall be in writing and shall be deemed to have been given when delivered personally to the recipient, telecopied to the recipient (with hard copy sent by overnight courier in the manner provided hereunder) if sent prior to 4:00 p.m. Chicago time on a business day (and otherwise, on the immediately succeeding business day), one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or three business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Company at the address indicated below and to the Purchasers at the addresses indicated on the Schedule of Purchasers attached hereto:

Gevity HR, Inc. 600 301 Boulevard West, Suite 202 Bradenton, FL 34205 Attention: General Counsel Telecopy No.: (941) 748-4540

with a copy to:

Powell Goldstein Frazer & Murphy LLP 191 Peachtree Street, NE, 16th Floor Atlanta, GA 30303 Attention: G. William Speer, Esq. Telecopy No.: (404) 572-6999

or to such other address or to the attention of such other Person as the recipient Party has specified by prior written notice to the sending Party.

      8Q.     Press Releases. None of the Parties will issue any press release or public statement with respect to the transactions contemplated hereby without the prior consent of the Company and the Majority Purchasers, except as may be required by applicable law or obligations pursuant to any listing agreement with any national securities exchange (with it being understood, however, that the Parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or public announcement). The Parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be agreed upon by the Company and the Purchasers prior to the issuance thereof (but the content thereof shall be subject to the requirements of applicable law and any obligations pursuant to any listing agreement with any national securities exchange).

      8R.     No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

      8S.     Complete Agreement. Except as otherwise expressly set forth herein, this Agreement and the other agreements, certificates and instruments expressly required to be delivered hereby embody the complete agreement and understanding of the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties, whether written or oral, which may have related to the subject matter hereof in any way, including the Letter of Intent and the Confidentiality Agreement. The parties hereto acknowledge and agree there are no oral understandings or agreements between them with respect to the subject matter hereof.

      8T.     Disclosure Schedules. The Schedules referred to herein (other than the Schedule of Purchasers) refer to the Disclosure Schedules attached to a letter to be delivered to each Purchaser as set forth herein. The Company shall deliver Disclosure Schedules to each Purchaser promptly following the execution of this Agreement, together with any underlying documents referred to that have not yet been delivered to the Majority Purchasers. The Majority Purchasers shall have the right to review and comment on the Disclosure Schedules for a period of 48 hours after delivery thereof the Disclosure Schedules If within such 48 hour period, the Company and the Majority Purchasers have not mutually agreed to the form and substance of such Disclosure Schedules, each of the Company and the Majority Purchaser shall have the right to terminate this Agreement without any further liability on the part of any party hereto. The parties shall act reasonably and negotiate in good faith to resolve any disagreement with respect to the Disclosure Schedules within such 48 hour period. In the event that the Company and the Majority Purchasers agree upon final Disclosure Schedules, the Company shall deliver such Disclosure Schedules attached to a letter to each Purchaser and such final Disclosure Schedules shall be deemed to have been delivered on the date of this Agreement. Nothing in any Disclosure Schedule shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Disclosure Schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the substance of such exception is disclosed as provided herein on each such other applicable Disclosure Schedule or a specific cross-reference to a disclosure on another Disclosure Schedule is made or the applicability of such disclosure to another Disclosure Schedule is clearly evident on the face of such Disclosure Schedule (without reference to any underlying document).

* * * * *

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

GEVITY HR, INC.

By:
Its:

FRONTENAC VIII LIMITED PARTNERSHIP

By: FRONTENAC VIII PARTNERS, L.P.
Its: General Partner

By: FRONTENAC COMPANY VIII, L.L.C.
Its: General Partner

By:
Its:

FRONTENAC MASTERS VIII LIMITED PARTNERSHIP

By: FRONTENAC VIII PARTNERS, L.P.
Its: General Partner

By: FRONTENAC COMPANY VIII, L.L.C.
Its: General Partner

By:
Its:

SUNTRUST EQUITY FUNDING, LLC D/B/A SUNTRUST EQUITY PARTNERS

By:
Its: Manager

BVCF IV, L.P.

By: J.W. PUTH ASSOCIATES, LLC
Its: General Partner

By: BRINSON VENTURE MANAGEMENT, LLC
Its: Attorney-in-fact

By: ADAMS STREET PARTNERS, LLC
Its: Administrative Member

By:
Its:

LIST OF EXHIBITS

Exhibit A	—	Certificate of Designation
Exhibit B	—	Articles of Incorporation
Exhibit C	—	Bylaws
Exhibit D	—	Registration Agreement
Exhibit E	—	Craig Purchase Agreement

LIST OF DISCLOSURE SCHEDULES

Capitalization Schedule
Subsidiaries Schedule
Restrictions Schedule
SEC Reports and Financial Statements Schedule
Liabilities Schedule
Developments Schedule
Assets Schedule
Taxes Schedule
Contracts Schedule
Intellectual Property Schedule
Litigation Schedule
Brokerage Schedule
Consents Schedule
Insurance Schedule
Employees Schedule
Employee Benefits Schedule
Compliance Schedule
Environmental and Safety Schedule
Affiliated Transactions Schedule
Takeover Protections Schedule
Accounts Receivable Schedule
Clients Schedule

SCHEDULE OF PURCHASERS

	No. of Shares of	Total Purchase Price
Names and Addresses	Preferred Stock	for Preferred Stock

Frontenac VIII Limited Partnership	20,103	$20,103,000
135 S. LaSalle Street, Suite 3800
Chicago, IL 60603
Attention: David Katz
Telephone: (312) 368-0044
Telecopy: (312) 759-0864

Frontenac Masters VIII Limited Partnership	897	$897,000
135 S. LaSalle Street, Suite 3800
Chicago, IL 60603
Attention: David Katz
Telephone: (312) 368-0044
Telecopy: (312) 759-0864

SunTrust Equity Funding, LLC	5,000	$5,000,000
SunTrust Equity Partners
303 Peachtree Street, 25th Floor
Atlanta, GA 30308
Attention: Kenneth T. Millar
Telephone: (404) 827-6361
Telecopy: (404) 588-7501

BVCF IV, L.P.	4,000	$4,000,000
c/o Adams Street Partners
One North Wacker Suite 200
Chicago, IL 60606
Attention: Jeffrey T. Diehl
Telephone: (312) 553-7869
Telecopy: (312) 553-7870

TOTAL	30,000	$30,000,000

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

      THIS REGISTRATION RIGHTS AGREEMENT is made as of June 9, 2003, between Gevity HR, Inc., a Florida corporation (the “Company”), and the Investors (the “Investors”) listed on the Schedule of Investors attached hereto.

      The parties to this Agreement are parties to a Preferred Stock Purchase Agreement, dated April 24, 2003 (the “Purchase Agreement”). In order to induce the Investors to enter into the Purchase Agreement, the Company has agreed to provide the registration rights set forth in this Agreement. The execution and delivery of this Agreement is a condition to the Closing under the Purchase Agreement. Unless otherwise provided in this Agreement, capitalized terms used herein shall have the meanings set forth in Section 8 hereof.

      The parties hereto agree as follows:

      1.     Demand Registrations.

      (a) Requests for Registration. The holders of at least a majority of the Registrable Securities then outstanding may request up to three registrations under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration as the Company may elect (“Long-Form Registrations”), and the holders of at least 25% of the Registrable Securities then outstanding may request an unlimited number of registrations under the Securities Act of all or any portion of their Registrable Securities on Form S-3 or any similar short-form registration as the Company may elect (“Short-Form Registrations”), if available; provided that the aggregate offering value of the Registrable Securities requested to be registered in any registration under this Section 1(a) (any “Demand Registration”) must equal at least $10 million in any Long-Form Registration and at least $2 million in any Short-Form Registration.

      All requests for Demand Registrations shall be made by giving written notice thereof to the Company (a “Demand Notice”). Each Demand Notice shall specify the approximate number of Registrable Securities requested to be registered. Within ten business days after receipt of any Demand Notice, the Company shall give written notice of such requested registration to all other holders of Registrable Securities and, subject to the terms of Section 1(e) hereof, shall include in such registration (and in all related registrations and qualifications under state blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 business days after the delivery of the Company’s notice in accordance with Section 11(k) hereof.

      (b) Demand Expenses. The Registration Expenses (as defined in Section 5(a) hereof) in all Demand Registrations shall be paid by the Company.

      (c) Long-Form Registrations. A registration shall not be deemed to have been effected for purposes of Section 1 and shall not count as one of the permitted Long-Form Registrations if the applicable registration statement has not been declared effective and kept effective until the earlier of (i) six months following the date on which such registration statement was declared effective and (ii) the sale pursuant to such registration statement of all Registrable Securities covered thereby; provided that in any event the Company shall pay all Registration Expenses in connection with any registration initiated as a Demand Registration whether or not it has become effective and whether or not such registration has counted as one of the permitted Long-Form Registrations. All Long-Form Registrations shall be underwritten registrations unless otherwise requested by the holders of at least a majority of the Registrable Securities included in the applicable Long-Form Registration.

      (d) Short-Form Registrations. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form and if the managing underwriters (if any) agree to the use of a Short-Form Registration, and the Company shall use its reasonable efforts to make Short-Form Registrations on Form S-3 available for the sale of Registrable Securities. The holders of at least a majority of the Registrable Securities requested to be included in any Demand Registration that is a Short-

Form Registration may require the Company to file such Short-Form Registration with the Securities and Exchange Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect) (a “Shelf Registration”), provided such holders have a bona fide intent, subject to market conditions, to dispose of the Registrable Securities covered thereby within 12 months. So long as such Shelf Registration is effective as required herein and in compliance with the Securities Act and usable for resale of Registrable Securities, the holders of at least 25% of the Registrable Securities shall be entitled to demand any number of draw-downs (including underwritten draw-downs, provided that the aggregate offering value of the Registrable Securities requested to be included in such underwritten draw-down must equal at least $2 million) from the shelf and, in connection with any such draw-down, the Company shall take all customary and reasonable actions that the Company would take in connection with an underwritten Demand Registration pursuant to this Section 1 (including, without limitation, all actions referred to in Section 4 necessary to effectuate such sale in the manner determined by the holders of at least a majority of the Registrable Securities to be included in such underwritten draw-dawn) as any holder reasonably requests. The Company shall use its reasonable efforts to cause the registration statement or statements filed pursuant to a Short-Form Registration to remain effective until the earlier of (i) the date on which all Registrable Securities included in the registration statement shall have been sold and (ii) the date which is six months following the effective date of the applicable Registration Statement, unless the registration statement is a Shelf Registration, in which case the date in this clause (ii) shall be 12 months following such effective date.

      (e) Priority on Demand Registrations. The Company shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the holders of at least a majority of the Registrable Securities included in such registration. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the holders of at least a majority of the Registrable Securities requested to be included in such offering, the Company shall include in such registration, prior to the inclusion of any securities which are not Registrable Securities, the number of Registrable Securities requested to be included which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, pro rata among the respective holders thereof on the basis of the amount of Registrable Securities owned by each such holder.

      (f) Restrictions on Demand Registrations. The Company shall not be obligated to effect any Demand Registration within 180 days after the effective date of a previous Demand Registration or a previous registration in which the holders of Registrable Securities were given piggyback rights pursuant to Section 2.

      Notwithstanding the foregoing, the Company may postpone for up to 180 days the filing or the effectiveness of a registration statement for a Demand Registration if the Company’s board of directors determines in its reasonable good faith judgment that such Demand Registration would reasonably be expected to have a material adverse effect on any proposal or plan of the Company or any of its Subsidiaries to engage in any acquisition of assets or any merger, consolidation, tender offer, reorganization or other material transaction; provided that in such event, the holders of Registrable Securities initially requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn with respect to a Long-Form Registration, such Demand Registration shall not count as one of the permitted Long-Form Registrations hereunder and the Company shall pay all Registration Expenses in connection with such registration. The Company may delay a Demand Registration hereunder only once in any twelve-month period.

      (g) Selection of Underwriters. The holders of a majority of the Registrable Securities included in any Demand Registration shall have the right to select the investment banker(s) and manager(s) to administer the offering; provided, however, that such banker(s) and manager(s) must be reasonably acceptable to the Company (its acceptance not to be unreasonably withheld or delayed).

      (h) Other Registration Rights. The Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any securities of the Company. Except as provided in this Agreement, the Company shall not grant to any Person the right to request the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the holders of at least a majority of the Registrable Securities; provided that without such consent the Company may grant rights to other Persons to participate in Piggyback Registrations so long as such rights are subordinate to the rights of the holders of Registrable Securities with respect to such Piggyback Registrations as provided in Sections 2(c) and 2(d) below. Any securities (other than Registrable Securities) as to which the Company has granted contractual registration rights shall be referred to as “Other Securities.”

      (i) Liquidity Event Registration. Any Liquidity Event Registration shall be deemed a Demand Registration hereunder (including, without limitation, for purposes of Section 5 and Section 6); provided that (i) in no event shall a Liquidity Event Registration be deemed a Long-Form Registration and (ii) the Company shall have the right to select the investment banker(s) and manager(s) to administer the offering; provided, however, that such banker(s) and manager(s) must be reasonably acceptable to the Company (its acceptance not to be unreasonably withheld or delayed).

      2. Piggyback Registrations.

      (a) Right to Piggyback. Whenever the Company proposes to register any of its securities under the Securities Act other than pursuant to a Demand Registration and other than in connection with the registration of equity securities issued or issuable pursuant to an employee equity option, purchase, bonus or similar plan or pursuant to a merger, exchange offer or transaction of the type specified in Rule 145(a) under the Securities Act, and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and shall (subject to Sections 2(c) and 2(d)) include in such registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 days after the receipt of the Company’s notice.

      (b) Piggyback Expenses. The Registration Expenses in all Piggyback Registrations shall be paid by the Company.

      (c) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of shares requested to be included therein by each such holder, and (iii) the Other Securities requested to be included in such registration.

      (d) Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders initially requesting such registration, the Company shall include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of securities so requested to be included therein, and (ii) second, the Other Securities requested to be included in such registration.

      (e) Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the selection of investment banker(s) and manager(s) for the offering must be approved by the holders of at least a majority of the Registrable Securities included in such Piggyback Registration, which such approval shall not be unreasonably withheld or delayed.

      (f) Other Registrations. If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Section 1 or pursuant to this Section 2, and if such previous registration has not been withdrawn or abandoned, the Company shall not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except pursuant to a registration on Form S-4, Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 90 days has elapsed from the effective date of such previous registration.

      3.     Holdback Agreements.

      (a) Holders of Registrable Securities. Each holder of Registrable Securities shall not effect any public sale or distribution (including sales pursuant to Rule 144 promulgated under the Securities Act) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during (i) with respect to any underwritten Demand Registration or any underwritten Piggyback Registration in which Registrable Securities are included, the seven days prior to and the 90-day period beginning on the effective date of such registration (or such shorter period as agreed to by the managing underwriters), and (ii) upon notice from the Company of the commencement of an underwritten distribution in connection with any Shelf Registration, the seven days prior to and the 90-day period beginning on the date of commencement of such distribution (or such shorter period as agreed to by the managing underwriters), in each case except as part of such underwritten registration and in each case unless the underwriters managing the registered public offering otherwise agree.

      (b) The Company (i) shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registration on Form S-4, Form S-8 or any successor form), during (A) with respect to any underwritten Demand Registration or any underwritten Piggyback Registration in which Registrable Securities are included, the seven days prior to and the 90-day period (or such shorter period as agreed to by the underwriters) beginning on the effective date of such registration, and (B) upon notice from any holder(s) of Registrable Securities subject to a Shelf Registration that such holder(s) intend to effect an underwritten distribution of Registrable Securities pursuant to such Shelf Registration (upon receipt of which, the Company will promptly notify all other holders of Registrable Securities of the date of commencement of such distribution), the seven days prior to and the 90-day period (or such shorter period as agreed to by the underwriters) beginning on the date of commencement of such distribution, and (ii) shall cause each holder or group of affiliated holders who purchases from the Company at any time after the date of this Agreement at least 10% of its Common Stock, or any securities convertible into or exchangeable or exercisable for at least 10% of its Common Stock, (other than purchases in a registered public offering or pursuant to an underwritten offering under Rule 144A or pursuant to equity subscription agreements, stock option agreements, stock appreciation rights, phantom stock plans or similar rights or plans in effect on the date of this Agreement) (a “Private Purchaser”) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during such 90 day periods (or such shorter or longer periods as provided below) so long as (x) the holders of Registrable Securities continue to hold at least 50% of the Registrable Securities held as of the date hereof (provided that a Private Purchaser shall be subject to such periods only twice in any twelve-month period) and (y) such Private Purchaser has entered into an agreement with the Company limiting such Private Purchaser’s right or ability to effectuate a public sale or distribution during an underwritten registered offering by the Company (provided that such Private Purchaser shall be limited for the same period of time that it is limited by with respect to an underwritten registered offering by the Company (which may be greater or less than the 90 day period set forth above), in each case except as part of such underwritten registration and in each case unless the underwriters managing the registered public offering otherwise agree.

      4.     Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as practicable:

(a) prepare and file with the Securities and Exchange Commission a registration statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, and the Company shall in good faith consider any comments of such counsel);

(b) notify each holder of Registrable Securities of the effectiveness of each registration statement filed hereunder and prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days (or, in the case of a Shelf Registration, a period ending on the earlier of (i) the date on which all Registrable Securities have been sold pursuant to the Shelf Registration or have otherwise ceased to be Registrable Securities and (ii) the first anniversary of the effective date of such Shelf Registration) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c) furnish to each seller of Registrable Securities such number of copies of the prospectus included in such registration statement (including each preliminary prospectus), each amendment and supplement thereto and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on the NASD automated quotation system and, if listed on the NASD automated quotation system, use its reasonable efforts to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the Securities and Exchange Commission or, failing that, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, use its reasonable efforts to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD;

(g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including preparing for and participating in such number of “road shows” as the underwriters managing such offering may reasonably request);

(i) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement (unless the Company can demonstrate that such Person already possesses the requested information);

(j) otherwise use its best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(k) permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing in a timely manner, which in the reasonable judgment of such holder and its counsel should be included;

(l) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such registration statement for sale in any jurisdiction, the Company shall use its reasonable efforts promptly to obtain the withdrawal of such order;

(m) use its reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities; and

(n) in the case of an underwritten offering, use reasonable efforts to obtain a cold comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of at least a majority of the Registrable Securities being sold reasonably request.

      5.     Registration Expenses.

      (a) All expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and, to the extent provided in Section 5(b), fees and disbursements of counsel for any holder of Registrable Securities and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company as provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance which the Company has agreed to obtain in its reasonable discretion and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the NASD automated quotation system.

      (b) In connection with each Demand Registration and each Piggyback Registration, the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities included in such registration for work customarily performed by counsel for selling shareholders.

      (c) To the extent any expenses relating to a registration hereunder are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay those expenses allocable to the registration of such holder’s securities so included, and any expenses not so allocable shall be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

      (d) Any obligation to pay Registration Expenses or other expenses provided for in this Agreement shall survive the termination of this Agreement.

      6.     Indemnification.

      (a) The Company agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, its officers, directors, employees, agents, Affiliates and each Person who controls such holder (within the meaning of the Securities Act and the Securities Exchange Act) against all losses, claims, actions, damages, liabilities and expenses caused by (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and to pay to each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with such number of copies of the same as was previously requested by such holder. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers, directors, employees, agents and each Person who controls such underwriters (within the meaning of the Securities Act and the Securities Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities, but the provisions of the underwriting agreement with such underwriters, if different, shall govern.

      (b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors, officers, employees, agents, Affiliates and each Person who controls the Company (within the meaning of the Securities Act and the Securities Exchange Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder; provided that the obligation to indemnify shall be individual and ratable, not joint and several, for each holder and shall be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

      (c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

      (d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, Affiliate or controlling Person of such indemnified party and shall survive the transfer of securities and the termination of this Agreement. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company’s indemnification is unavailable for any reason.

      7.     Participation in Underwritten Registrations. No Person may participate in any registration hereunder that is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements in a timely manner; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder, such holder’s title to the securities and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 6 hereof.

      8.     Definitions.

      “Affiliate” of any particular Person means (i) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise and (ii) if such Person is a partnership or limited liability company, any partner or member thereof.

      “Certificate of Designation” means the Certificate of Designation filed with respect to the Company’s Series A Preferred Stock on June 9, 2003, as amended from time to time in accordance with its terms.

      “Company” has the meaning given to such term in the recitals.

      “Demand Notice” has the meaning given to such term in Section 1(a).

      “Demand Registration” has the meaning given to such term in Section 1(a).

      “Governmental Entity” means a domestic (federal, state, municipal or local) or foreign government or governmental, regulatory or administrative subdivision, department, authority, agency, commission, board, bureau, court of instrumentality or arbitrator of any kind.

      “Investors” has the meaning given to such term in the recitals.

      “Liquidity Event Registration” means any underwritten public offering pursuant to Section 5(a)(ii) of the Certificate of Designation.

      “Long-Form Registrations” has the meaning given to such term in Section 1(a).

      “Other Securities” has the meaning given to such term in Section 1(h).

      “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

      “Piggyback Registration” has the meaning given to such term in Section 2(a).

      “Private Purchaser” has the meaning given to such term in Section 3(b).

      “Purchase Agreement” has the meaning given to such term in the recitals.

      “Registration Expenses” has the meaning given to such term in Section 5(a).

      “Registrable Securities” means (i) any Common Stock issued upon the conversion of any Preferred Stock issued pursuant to the Purchase Agreement and (ii) any Common Stock issued or issuable with respect to any Registrable Securities by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been distributed to the public pursuant to an offering registered under the Securities Act, sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force) or repurchased by the Company or any Subsidiary. For purposes of this Agreement, including exercising any rights or meeting any threshold tests hereunder, a Person shall be deemed to hold any Registrable Securities and such Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder.

      “Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

      “Securities and Exchange Commission” includes any governmental body or agency succeeding to the functions thereof.

      “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

      “Shelf Registration” has the meaning given to such term in Section 1(d).

      “Short-Form Registrations” has the meaning given to such term in Section 1(a).

      “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. Notwithstanding the foregoing, “Subsidiary” also shall include each “significant subsidiary” of the Company, as such term is defined in Rule 1-02 of Regulation S-X. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes of this Agreement, if the context does not otherwise specify in respect of which Person the term “Subsidiary” is used, the term “Subsidiary” shall refer to a Subsidiary of the Company.

      Unless otherwise stated, other capitalized terms contained herein have the meanings set forth in the Purchase Agreement.

      9.     Termination. Except as otherwise provided herein, this Agreement shall terminate at such time as no holder of Registrable Securities has any rights hereunder.

      10.     Miscellaneous.

      (a) Aggregation. For purposes of this Agreement, all holdings of Registrable Securities by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement. For purposes of this Section 10(a), an “Affiliate” shall include any Persons which have received distributions of securities from a partnership or limited liability company holding such securities.

      (b) No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

      (c) Current Public Information. The Company shall file all reports required to be filed by it under the Securities Act and the Securities Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder and shall take such further action as any holder or holders of Registrable Securities may reasonably request, all to the extent required to enable such holders to sell Registrable Securities pursuant to Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission. Upon request, the Company shall deliver to any holder of Registrable Securities a written statement as to whether it has complied with such requirements. The Company shall at all times use its best efforts to cause the Common Stock into which the Preferred Stock is convertible to be listed on one or more of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System.

      (d) Adjustments Affecting Registrable Securities. The Company shall not take any action, or permit any change to occur, with respect to its securities which would adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would adversely affect the marketability of such Registrable Securities in any such registration (including, without limitation, effecting a stock split or a combination of shares).

      (e) Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

      (f) Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or modified and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of a majority of the Registrable Securities outstanding at the time the amendment or waiver becomes effective; provided that if any such amendment, modification or waiver is to a provision in this Agreement that requires a specific vote to take an action thereunder or to take an action with respect to the matters described therein, such amendment, modification or waiver shall not be effective unless such vote is obtained with respect to such amendment, modification or waiver. No other course of dealing between the Company and the holder of any Registrable Securities or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such holders. For purposes of this Agreement, Registrable Securities held by the Company or any Subsidiaries shall not be deemed to be outstanding.

      (g) Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

      (h) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

      (i) Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

      (j) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, certificate, or instrument means such agreement, document, certificate or instrument as the same is amended, waived or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof. Except as otherwise provided in this Agreement, words such as “herein,” “hereunder,” “hereof” and the like shall be deemed to refer to this Agreement as a whole and not to any particular document or article, Section, paragraph or other portion of a document. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive.

      (k) Governing Law. The corporate law of the State of Florida shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      (l) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, telecopied to the recipient (with hard copy sent by overnight courier in the manner provided hereunder) if sent prior to 4:00 p.m. Chicago time on a business day (and otherwise, on the immediately succeeding business day), one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or three business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each Investor at the address indicated on the Schedule of Investors and to the Company at the address indicated below:

Gevity HR, Inc.

600 301 Boulevard West, Suite 202

Bradenton, FL 34205

Attention: General Counsel

Telecopy No.: (941) 748-4540

      with a copy to:

Powell Goldstein Frazer & Murphy LLP

191 Peachtree Street, NE, 16th Floor

Atlanta, GA 30303

Attention: G. William Speer, Esq.

Telecopy No.: (404) 572-6999

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

      (m) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of Illinois or the jurisdiction in which the Company’s principal office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

      (n) Delivery by Facsimile. This Agreement, the agreements referred to herein and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute originals forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

*     *     *     *     *

      IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

THE COMPANY:	GEVITY HR, INC.

By:
Its:

INVESTORS:	FRONTENAC VIII LIMITED PARTNERSHIP

By: FRONTENAC VIII PARTNERS, L.P.
Its: General Partner
By: FRONTENAC COMPANY VIII, L.L.C.
Its: General Partner
By:
Its:

FRONTENAC MASTERS VIII LIMITED PARTNERSHIP

By: FRONTENAC VIII PARTNERS, L.P.
Its: General Partner
By: FRONTENAC COMPANY VIII, L.L.C.
Its: General Partner
By:
Its:

SUNTRUST EQUITY FUNDING, LLC D/B/A/ SUNTRUST EQUITY PARTNERS

By:
Its:

BVCF IV, L.P.

By: J.W. PUTH ASSOCIATES, LLC
Its: General Partner
By: BRINSON VENTURE MANAGEMENT, LLC
Its: Attorney-in-fact
By: ADAMS STREET PARTNERS, LLC
Its: Administrative Member
By:
Its:

SCHEDULE OF INVESTORS

      Name and Address:

Frontenac VIII Limited Partnership

135 S. LaSalle Street, Suite 3800

Chicago, IL 60603

Attention: David Katz

Telephone: (312) 368-0044

Telecopy: (312) 759-0864

      Frontenac Masters VIII Limited Partnership

135 S. LaSalle Street, Suite 3800

Chicago, IL 60603

Attention: David Katz

Telephone: (312) 368-0044

Telecopy: (312) 759-0864

      each with a copy to:

Kirkland & Ellis

200 East Randolph Drive, Suite 5400

Chicago, IL 60601

Attention: Margaret Gibson

Telephone: (312) 861-2000

Telecopy: (312) 861-2200

SunTrust Equity Funding, LLC DBA

SunTrust Equity Partners

303 Peachtree Street, 25th Floor

Atlanta, GA 30308

Attention: Kenneth T. Millar

Telephone: (404) 827-6361

Telecopy: (404) 588-7501

      with a copy to:

King & Spalding LLP

191 Peachtree Street

Atlanta, GA 30303

Attention: John D. Wilson

Telephone: (404) 572-3506

Telecopy: (404) 572-5147

      BVCF IV, L.P.

c/o Adams Street Partners

One North Wacker Suite 200

Chicago, IL 60606

Attention: Jeffrey T. Diehl

Telephone: (312) 553-7869

Telecopy: (312) 553-7870

EXHIBIT D

GEVITY HR, INC.

COMPENSATION COMMITTEE CHARTER

(adopted November 22, 2002)

Authorization of the Compensation Committee

      The Board of Directors (the “Board”) of Gevity HR, Inc. (the “Company”) has established the Compensation Committee (the “Committee”) of the Board to carry out the duties and responsibilities assigned to the Committee by the Board and to comply with applicable securities laws and the rules and regulations of the Nasdaq Stock Market, Inc. (“Nasdaq”) or any other national securities exchange on which the Company’s common stock is listed (the “Applicable Exchange”).

Members of the Compensation Committee

      The Committee shall be comprised of at least three members of the Board who shall be appointed by the Board on the recommendation of the Nominating/ Corporate Governance Committee of the Board. The chairperson of the Committee shall also be appointed by the Board.

      The members of the Committee shall also meet the following requirements:

(i) each member of the Committee must meet the independence requirements of the Applicable Exchange;

(ii) each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code; and

(iii) each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

Responsibilities of the Compensation Committee

Scope of Responsibility

      The Committee shall assist the Board in: (1) establishing competitive strategies and compensation policies and programs for employees of the Company to provide incentives for delivery of value to the Company’s shareholders; (2) establishing competitive policies to attract, hire, motivate and retain senior executives, with the objective of aligning the total compensation of senior management with the business of the Company and the interests of the Company’s shareholders; (3) ensuring that the compensation policies of the Company are competitive and meet or exceed all legal and regulatory requirements and any other requirements imposed on the Company by the Board; and (4) producing an annual report on executive compensation for inclusion in the Company’s proxy statement.

      The responsibilities of a member of the Committee are in addition to his or her responsibilities as a member of the Board. Each member of the Committee will be compensated separately for his or her service on the Committee.

      The Committee may engage external advisors and compensation consultants, to the extent determined appropriate by the Committee, to facilitate the performance of the functions of the Committee. All external advisors engaged by the Committee shall report directly to the members of the Committee. The Committee also has the authority to retain other experts to advise or assist it, including independent counsel, accountants, financial analysts or others, and may request reports from officers of the Company to assist the members of the Committee in performing their responsibilities.

      In addition to the matters set forth herein, the Committee will perform such other functions as required by law, the Company’s Articles of Incorporation or its Bylaws, or as requested by the Board.

          Responsibilities and Duties

      The Committee shall:

•	oversee the overall compensation strategies of the Company to ensure that all compensation arrangements comply with applicable law;

•	from time to time, survey the amount and types of executive compensation paid by comparable companies;

•	determine the compensation of the Chief Executive Officer and all other “officers”, as that term is defined in Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 thereunder (“Section 16 Officers”). In determining the compensation of the Chief Executive Officer, the Committee shall meet in executive session, and the Chief Executive Officer may not be present during the deliberations by or the vote of the members of the Committee with respect to his compensation. In determining the compensation of the other Section 16 Officers, the Chief Executive Officer may be present during the deliberations of the Committee but may not vote;

•	establish parameters for the compensation of the officers of the Company holding the title of Vice President or above (other than the Chief Executive Officer and other Section 16 Officers). The executive officers of the Company shall determine the compensation for such officers within the parameters set by the Committee;

•	perform annual reviews and approve corporate goals and objectives relevant to the compensation of the Section 16 Officers and such other officers, evaluating each such officer’s performance in light of those goals and objectives, and setting each such officer’s compensation levels or parameters, as applicable, based on this evaluation. In determining the long-term incentive component of the compensation of the Chief Executive Officer and other Section 16 Officers, the Committee will consider, among other relevant factors, the Company’s performance and relative shareholder return, the value of incentive awards to officers of comparable level at comparable companies, and the awards given to such officer in past years;

•	evaluate annually adherence by each Section 16 Officer or other officer to the Code of Business Conduct and Ethics and take such evaluation into account in determining such officer’s compensation levels;

•	evaluate annually adherence by each officer subject to the Code of Ethics for Senior Financial Officers and take such evaluation into account in determining such officer’s compensation levels or parameters as applicable;

•	review and reassess annually the compensation paid to members of the Board for their service on the Board and on committees of the Board and recommend any changes to the Board;

•	authorize all stock option and other equity based awards to employees under the Company’s stock option and equity incentive plans;

•	with respect to the Company’s Annual Incentive Compensation Plan for Executive Officers:

—	establish performance goals and objectives from among those performance goals and objectives that have been approved by the Company’s shareholders for such purposes, for “covered employees” (as that term is defined in the regulations with respect to Section 162(m) of the Internal Revenue Code) within the first ninety (90) days of each fiscal year of the Company;

—	establish bonus opportunity levels for each “covered employee” under the Company’s annual incentive bonus plans;

—	determine and certify at the end of each fiscal year of the Company whether the Company has obtained such performance goals and objectives;

—	determine if the “covered employees” are to receive the incentive bonus compensation based on the performance of the Company relative to such performance goals and objectives, or such lesser amounts as the Committee determines under the terms of the Company’s Annual Incentive Compensation Plan for Executive Officers; and

•	prepare the Committee’s annual report for inclusion in the Company’s proxy statement.

      In the administration of the Company’s equity incentive plan(s), it may be necessary that the Committee, pursuant to authority delegated by the Board:

•	grant stock options, stock awards or other equity-based incentives to individuals eligible for such grants in accordance with procedures and guidelines as may be established by the Board; and

•	amend such stock options or stock awards.

      The Committee shall also make recommendations to the Board with respect to amendments to the Company’s stock option or equity incentive plans and changes in the number of shares reserved for issuance thereunder.

Meetings of the Committee

      The Committee shall meet at least twice in each year and otherwise as may from time to time be deemed necessary by the chairperson of the Committee.

      Meetings may be held in person or by telephonic means at the discretion of the chairperson of the Committee. No Committee member may vote on any matter in which he or she, directly or indirectly, has a material interest.

Compensation Committee Formalities and Charter

      The Compensation Committee shall:

•	review and reassess annually the adequacy of this Compensation Committee Charter and recommend any changes to the Board;

•	report periodically to the Board on the Committee’s activities and findings, including any issues with respect to the compensation of all executive officers, including incentive-compensation plans and equity-based plans, and as required by law or regulations or rules or regulations of the Applicable Exchange;

•	keep appropriate minutes of its meetings and actions taken by it, with the advice of counsel; and

•	assess its performance on a regular basis.

EXHIBIT E

GEVITY HR, INC.

AUDIT COMMITTEE CHARTER

(adopted on November 22, 2002)

Authorization of the Audit Committee

      The Board of Directors (the “Board”) of Gevity HR, Inc. (the “Company”) has established the Audit Committee of the Board to carry out the duties and responsibilities assigned to the Audit Committee under the applicable securities laws and the rules and regulations of the National Association of Securities Dealers, Inc. or any other national securities exchange on which the Company’s common stock is listed (the “Applicable Exchange”).

Members of the Audit Committee

      The Audit Committee shall be comprised of at least three members of the Board. Each member of the Audit Committee must be financially literate. At least one member of the Audit Committee must be a “financial expert” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 (the “Act”) and rules promulgated thereunder and the rules and regulations of the Applicable Exchange, at such time as those rules become effective.

      The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating/ Governance Committee of the Board. The chairperson of the Audit Committee shall be appointed by the Board. All members of the Audit Committee shall be independent of the management of the Company and free of any relationship that, in the judgment of the Board, would interfere with their exercise of independent judgment as Audit Committee members and shall meet the independence requirements of the Applicable Exchange.

Responsibilities and Duties of the Audit Committee

Scope of Responsibility

      The Audit Committee shall be solely and directly responsible for the appointment and dismissal, compensation, and oversight of the Company’s independent auditors, and may not delegate any of such responsibilities to the Board or any other committee thereof or to any others. The Audit Committee shall oversee the performance of services by the independent auditors. The independent auditors shall report directly to the Audit Committee.

      The Audit Committee shall assist the Board in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements and (3) the performance of the Company’s internal audit function by the Company’s internal auditors. The Audit Committee shall also prepare the report of the Audit Committee to be included in the Company’s annual proxy statement.

      The Audit Committee shall assist the Board in fulfilling its oversight responsibilities by (1) reviewing the Company’s financial information that will be filed with the Securities and Exchange Commission (“SEC”) or otherwise provided to its shareholders and to analysts, (2) working with management to establish, subject to the approval of the Board, the Company’s systems of internal controls, (3) reviewing the systems of internal controls and reports of variance from those controls, (4) reviewing all audit processes and results of internal audits, (5) reviewing the Company’s accounting, reporting and financial practices and (6) performing such other tasks as it determines appropriate and consistent with its duties hereunder.

      The responsibilities of a member of the Audit Committee are in addition to his or her responsibilities as a member of the Board. Each member of the Audit Committee will be compensated separately for his or her service on the Audit Committee.

      The Audit Committee does not prepare financial statements on behalf of the Company or perform the Company’s audits, and its members are not the Company’s auditors and do not certify the Company’s financial statements. These functions are performed by the Company’s management and independent auditors.

      In addition to the matters set forth herein, the Audit Committee shall perform such other functions as are required by law, the Company’s Articles of Incorporation or its Bylaws, or requested by the Board.

          Responsibilities and Duties

      The Audit Committee:

•	shall meet at the request of (i) the Chairman of the Audit Committee or any other two members of the Audit Committee, (ii) the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, or (iii) the independent auditors, and shall meet at least once every quarter in regular session, or more frequently as circumstances dictate;

•	shall meet in executive sessions, separately, with each of (i) the Chief Financial Officer, (ii) the independent auditors and (iii) the internal auditors, at least once every quarter;

•	shall recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K;

•	shall review and discuss with management the policies and guidelines for risk assessment and management;

•	may take any other action permitted by applicable laws, rules, and regulations necessary to accomplish any action authorized by this Charter or to further the goals of the Audit Committee as set forth in this Charter; and

•	shall report its actions, budget and expenditures to the Board.

      Meetings may be held in person or by telephonic means at the discretion of the chairperson of the Audit Committee. No Audit Committee member may vote on any matter in which he or she, directly or indirectly, has a material interest.

          Relationships with Independent Auditors

      The Audit Committee shall:

•	solely and directly determine and approve the scope of the annual audit and the interim reviews of the Company’s financial statements, and the associated fees to be paid to the independent auditors (for both audit and permissible non-audit work); and

•	confirm, oversee and monitor the independence of the auditors and the qualifications of the audit partner and reviewing partner to serve as such.

      In its review of the independent auditors, the Audit Committee shall:

•	review the qualifications and experience of senior members of the audit team;

•	ensure that the independent auditors provide the Audit Committee (for their review) with timely reports of (1) all critical accounting policies and practices, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, effects of using such alternatives, and the treatment preferred by the independent auditing firm, and (3) other material written communications between the independent auditor and management; and

•	review the independent auditors’ reports on the adequacy of the Company’s internal controls, including computerized information system controls and security.

      Prior to the release or filing thereof, the Audit Committee shall review documents containing the Company’s financial statements or summaries thereof, including earnings press releases, the interim financial reports and filings with the SEC or other regulators and presentations to rating agencies. The Audit Committee shall specifically review:

•	with the independent auditors and management, their processes for assessment of material misstatements, identification of the notable risk areas, and their response to those risks;

•	with management and the independent auditors, the Company’s annual and quarterly financial statements and related footnotes as well as all of the Company’s filings with the SEC which contain financial statements prior to their filing;

•	with the independent auditors, any additions or changes in auditing or accounting principles suggested by the independent auditors, management, or the internal auditors;

•	the independent auditors’ qualitative judgement about the appropriateness, and not just the acceptability, of accounting principles, use of estimates, basis for determining the amounts of estimates, and financial disclosures;

•	with the independent auditors, any significant difficulties or disputes with management encountered during the course of the audit;

•	any material financial or non-financial arrangements of the Company that do not appear on the financial statements of the Company and risks related thereto;

•	with management and the independent auditors, the effect of regulatory and accounting proposals, initiatives or changes as well as accounting principles and their alternatives that have or could have a significant effect on the Company’s financial statements;

•	any transactions or courses of dealing with parties related to the Company that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, or that are relevant to an understanding of the Company’s financial statements; and

•	any other matters related to the annual Company audit, including those matters that are required to be communicated to the Audit Committee under applicable law and generally accepted auditing standards.

Approval of Services Provided by Independent Auditors

      The Audit Committee shall approve any audit services and any permissible non-audit services prior to the commencement of the services as set forth in the Act, subject to any applicable de minimis exceptions to such preapproval requirement. In making its pre-approval determination, the Audit Committee shall consider whether providing the non-audit services are compatible with maintaining the auditors’ independence. If this pre-approval is delegated to an independent Audit Committee member or members, such member or members shall present a report of his or her decisions at the next scheduled Audit Committee meeting.

Relationships with the Internal Audit Function

      The Audit Committee shall:

•	be solely and directly responsible for the appointment, replacement, reassignment, or dismissal of the Company’s internal auditors;

•	establish procedures to assess the effectiveness and performance of the internal auditors; and

•	take steps that are, in the sole judgment of the Audit Committee, reasonable or necessary to ensure that the internal auditors are independent and the compensation and benefits allocated to the internal auditors are not subject to modification or termination without the consent of the Audit Committee.

Oversight of Corporate Compliance Function

      The Audit Committee shall:

•	establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns or issues regarding the Company’s accounting or auditing matters;

•	review any transactions with related parties and the procedures used to identify related parties;

•	annually review, and confer with the Nominating/ Corporate Governance Committee concerning, the Company’s Code of Business Conduct and Ethics, and recommend to the Board any changes or additions, as needed; and

•	review the Disclosure Committee Charter and recommend to management any changes or additions.

Audit Committee Formalities and Charter

      The Audit Committee shall:

•	review and reassess annually the adequacy of this Audit Committee Charter and recommend any changes to the Board;

•	report periodically to the Board on the Audit Committee’s activities and findings, including any issues regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements insofar as they relate to the duties and responsibilities of the Audit Committee, the performance and independence of the Company’s independent auditors, or the performance and independence of the internal auditors;

•	keep appropriate minutes of its meetings and actions taken by it, with the advice of counsel; and

•	take actions to assess its performance on an annual basis, such as retaining counsel, accountants or other consultants for the purpose of reviewing its performance.

Further Authority of the Audit Committee

      The Audit Committee shall have the power to conduct or authorize investigations into any matters within its scope of responsibilities and duties that it deems reasonably necessary in the discharge thereof. The Audit Committee shall be empowered to retain (and determine the funding for) independent counsel, accountants, and others to assist it in the conduct of any investigation and the Company shall provide such funding without delay.

Continuing Education

      The Company is responsible for providing the Audit Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company and other material as may be requested by the Audit Committee. The Company shall assist the members of the Audit Committee in maintaining appropriate financial literacy.

GEVITY HR, INC.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF THE COMPANY

      The undersigned appoints Peter C. Grabowski and Gregory M. Nichols, and each of them, his or her proxies with full power of substitution, to vote all the shares of common stock of Gevity HR, Inc. that the undersigned may be entitled to vote at the annual meeting of shareholders to be held June 3, 2003, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

      THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS AND FOR PROPOSAL 2 LISTED ON THE REVERSE SIDE AND, AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

ADDRESS CHANGE:

(If you noted any address changes above, please mark corresponding box on other side.)

(Continued and to be signed and dated on reverse side.)

Vote on Directors:

1.	Election of Directors:

Nominees: 01) George B. Beitzel 02) James F. Manning

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Vote on Proposal:

      The issuance by Gevity HR, Inc. of (i) 30,000 shares of a newly-created series of preferred stock to be designated as the “Series A Convertible, Redeemable Preferred Stock” as described in the proxy statement and which will have the terms provided in the Certificate of Designation, a copy of which is attached as Exhibit A to the proxy statement, and (ii) the issuance of shares of common stock upon conversion of the Series A Convertible, Redeemable Preferred Stock in accordance with the terms of the Certificate of Designation.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

For address changes, please check this box and write them on the back where indicated.    ☐

PLEASE SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON. WHEN THERE IS MORE THAN ONE OWNER, EACH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE GIVE YOUR TITLE AS SUCH. IF EXECUTED BY A CORPORATION, THE PROXY SHOULD BE SIGNED BY A DULY AUTHORIZED OFFICER.

Signature [PLEASE SIGN WITHIN BOX]                              Date

Signature (Joint Owners)                                                             Date

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below to obtain and then follow the simple instructions provided to you by the Vote Voice.

VOTE BY MAIL -

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Gevity HR, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.